Exhibit 99.1

EXECUTION COPY

U.S. $465,000,000

CREDIT AGREEMENT

OPEN TEXT CORPORATION

as Term Borrower

- and -

OPEN TEXT CORPORATION AND CERTAIN OF ITS SUBSIDIARIES

as Revolving Credit Borrowers

- and -

THE DOMESTIC GUARANTORS PARTY HERETO

- and -

THE FINANCIAL INSTITUTIONS NAMED HEREIN

as Lenders

- and -

ROYAL BANK OF CANADA

as sole Administrative Agent

- and -

RBC CAPITAL MARKETS

as Sole Lead Arranger and Sole Bookrunner

CREDIT AGREEMENT

Dated as of October 2, 2006

SCHEDULES

Schedules Relating to Accommodations

Schedule 1	-	Form of Borrowing Notice

Schedule 2	-	Form of Interest Rate Election

Schedule 3	-	Form of Drawing Notice

Schedule 4	-	Issue Notice

Schedule 5	-	Notice Periods and Amounts

Schedule 6	-	Applicable Margins/Applicable Facility Fee

Schedule 7	-	Form of Compliance Certificate

Schedule 8	-	Form of Excess Cash Flow Certificate

Forms Schedules/Other Schedules

Schedule 9	-	Assignment and Assumption Agreement

Schedule 10	-	Designated Borrower Request and Assumption Agreement

Schedule 11	-	Designated Borrower Notice

Local Currency Facility Arrangements

Schedule 10	-	Designated Borrowers

Disclosure Schedules

Schedule 6.01	-	Conditions to Arrangement

Schedule A	-	Jurisdiction of Incorporation; Equity Securities; Locations; Etc.

Schedule B	-	Litigation

Schedule C	-	Location of Business

Schedule D	-	Trademarks/Patents, etc.

Schedule E	-	Owned Real Property

Schedule F	-	Subsidiaries

Schedule G	-	Material Permits

Schedule H	-	Material Agreements

Schedule I	-	Environmental Matters

Schedule J	-	Permitted Debt

Schedule K	-	Existing Debt/Liens/Restrictions

Schedule L	-	Intercompany Securities/Instruments

Schedule M	-	Confirmation of Security Interest

ARTICLE 1

INTERPRETATION

Section 1.01 Defined Terms

As used in this Agreement, the following terms have the following meanings:

“ABR” means, on any day, the greater of (i) the rate of interest established by the Administrative Agent from time to time as its prime commercial lending rate for such day for borrowings in U.S. Dollars in the United States, changing effective on the date of announcement of said corporate base rate changes, and (ii) the Federal Funds Rate plus 0.50% per annum. The corporate base rate is not necessarily the lowest rate charged by the Lender acting as the Administrative Agent to its customers.

“ABR Advance” has the meaning specified in the definition of “Advance” herein.

“Accommodation” means (i) an Advance made by a Lender on the occasion of any Borrowing; (ii) the creation and purchase of Bankers’ Acceptances or the purchase of completed Drafts by a Lender or by any other Person on the occasion of any Drawing; (iii) the creation and issue of Documentary Credits by a Documentary Credit Lender; and (iv) the making of a Canadian Swing Line Advance by a Canadian Swing Line Lender (each of which is a “Type” of Accommodation).

“Accommodation Notice” means a Borrowing Notice, a Drawing Notice or an Interest Rate Election, as the case may be.

“Accommodations Outstanding” means, at any time,

(i) under the Canadian Revolving Credit Facility, in relation to (a) all Canadian Revolving Credit Borrowers and all Canadian Revolving Credit Lenders, the amount of all Accommodations outstanding thereunder at such time made to the Canadian Revolving Credit Borrowers by the Canadian Revolving Credit Lenders, and (b) each Canadian Revolving Credit Borrower and each Canadian Revolving Credit Lender, the amount of all Accommodations outstanding at such time made to such Canadian Revolving Credit Borrower by such Canadian Revolving Credit Lender under its Canadian Revolving Credit Commitment;

(ii) under the U.S. Revolving Credit Facility, in relation to (a) all U.S. Revolving Credit Borrowers and all U.S. Revolving Credit Lenders, the amount of all Accommodations outstanding thereunder at such time made to the U.S. Revolving Credit Borrowers by the U.S. Revolving Credit Lenders, and (b) each U.S. Revolving Credit Borrower and each U.S. Revolving Credit Lender, the amount of all Accommodations outstanding at such time made to such U.S. Revolving Credit Borrowers by such U.S. Revolving Credit Lender under its U.S. Revolving Credit Commitment;

(iii) in respect of Documentary Credits, in relation to all Canadian Revolving Credit Borrowers, all U.S. Revolving Credit Borrowers and all Documentary Credit Lenders, the Face Amount of all Documentary Credits outstanding at such time issued by each Documentary Credit Lender to any of the Canadian Revolving Credit Borrowers and U.S. Revolving Credit Borrowers;

(iv) in respect of Canadian Swing Line Advances, in relation to (a) all Canadian Revolving Credit Borrowers and all Canadian Swing Line Lenders, the amount of all Canadian Swing Line Advances outstanding thereunder at such time made to the

Canadian Revolving Credit Borrowers by the Canadian Swing Line Lenders, and (b) each Canadian Revolving Credit Borrower and each Canadian Swing Line Lender, the amount of all Canadian Swing Line Advances outstanding at such time made to such Canadian Revolving Credit Borrower by such Canadian Swing Line Lender under its Canadian Swing Line Commitment; and

(v) under the Term Loan Facility, in relation to (a) the Term Borrower and all Term Loan Lenders, the amount of all Accommodations outstanding thereunder at such time made to the Term Borrower, and (b) the Term Borrower and each Term Loan Lender, the amount of all Accommodations outstanding thereunder at such time made by such Term Loan Lender under its Term Loan Commitment.

In determining Accommodations Outstanding, the aggregate amount thereof shall be determined on the basis of (i) in the case of all Credit Facilities, the aggregate principal amount of all Advances and the Face Amount of all outstanding BA Instruments (if any) which any applicable Lender has purchased or arranged to have purchased; and (ii) in the case of the Canadian Revolving Credit Facility and the U.S. Revolving Credit Facility, an amount equal to the Face Amount of all Documentary Credits for which any of the Canadian Revolving Credit Lenders or the U.S. Revolving Credit Lenders, as applicable, are contingently liable pursuant to Section 5.05(2), (and in respect of each Canadian Revolving Credit Lender and U.S. Revolving Credit Lender, a rateable part of such amount). For purposes of determining amounts of borrowing availability under the Revolving Credit Facility and Section 2.06(1) in light of the Revolving Credit Commitment being expressed in U.S. Dollars, any Accommodation made under the Revolving Credit Facility that is denominated in any currency other than U.S. Dollars (and for purposes of such determinations only) shall be converted into its Equivalent U.S. $ Amount.

“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which any Loan Party directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets, or similar transaction having the same effect as any of the foregoing, (a) acquires any business or all or substantially all of the assets of any Person engaged in any business, (b) acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body, or (c) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body.

“Additional Restructuring and Integration Costs” means restructuring and integration costs of Open Text and its Subsidiaries incurred in respect of, and arising within twelve months of, any Permitted Acquisition in an amount not to exceed 20% of the aggregate purchase price for such Permitted Acquisition; provided that the aggregate amount for all such costs shall not exceed U.S. $30,000,000 in any Financial Year.

“Administrative Agent” means Royal Bank of Canada as Administrative Agent for the Lenders under this Agreement, and any successor appointed pursuant to Section 14.07.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advances” means the advances made by the Lenders pursuant to Article 3 and “Advance” means any one of such Advances. Advances under the Canadian Revolving Credit Facility shall be denominated in Canadian Dollars (a “Canadian Dollar Advance”) or U.S. Dollars (a “U.S. Dollar Advance”) and Advances under the U.S. Revolving Credit Facility shall be U.S. Dollar Advances. Canadian Swing Line Advances shall be Canadian Dollar Advances and U.S. Dollar Advances. Term Loan Advances shall only be U.S. Dollar Advances. A Canadian Dollar Advance may (in accordance with and subject to Articles 2 and 3) be designated as a “Canadian Prime Rate Advance” and a U.S. Dollar Advance may (in accordance with and subject to Articles 2 and 3) be designated as a “LIBOR Advance”, a “U.S. Base Rate Advance” or an “ABR Advance”. Canadian Prime Rate Advances, ABR Advances and U.S. Base Rate Advances are referred to, collectively, as “Floating Rate Advances”. LIBOR Advances are referred to as “Fixed Rate Advances”. Each of a Canadian Prime Rate Advance, a U.S. Base Rate Advance, a LIBOR Advance and an ABR Rate Advance is a “Type” of Advance.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this credit agreement, as amended, restated, supplemented, modified, renewed or replaced.

“Amalco” means the corporation continuing from the Target Amalgamation.

“Annual Business Plan” means, for any Financial Year, reasonably detailed pro-forma balance sheet, statement of operations and statement of cash flows in respect of Open Text and its Subsidiaries, prepared on a consolidated basis in accordance with GAAP (subject to the absence of footnotes), in respect of such Financial Year and each Financial Quarter therein and supported by appropriate explanations, notes and information, all as approved by the board of directors of Open Text.

“Anti-Terrorism Law” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control, the Criminal Code, and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Margins” means, at any time, subject to the next following sentence, the margins in basis points set forth and defined in Schedule 6. In respect of (i) LIBOR Advances, BA Instruments and Documentary Credits the Applicable Margin shall be the margin referred to in the column “LIBOR/BA Instruments and BA Acceptance Fees”; and (ii) ABR Advances, U.S. Base Rate Advances and Canadian Prime Rate Advances, the Applicable Margin shall be the margin referred to in the column “ABR/U.S. Base Rate/Canadian Prime Rate Advances”. Each Applicable Margin shall be adjusted as of the earlier of (i) 3 Business Days after the date the Administrative Agent receives the relevant Compliance Certificate calculating the Consolidated Leverage Ratio; and (ii) the latest date specified in Section 8.01(1)(a) for the delivery of the relevant Compliance Certificate.

“Applicable Percentage” means with respect to any Canadian Revolving Credit Lender, the percentage of the total Canadian Revolving Credit Commitments represented by such Lender’s Canadian Revolving Credit Commitment. If the Canadian Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be the percentage of the total Accommodations Outstanding represented by such Lender’s Accommodations Outstanding.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangement Agreement” means the Arrangement Agreement dated as of August 4, 2006, among Open Text, Bidco and the Target, as amended.

“Arrangement Date” means the date on which Bidco is deemed the legal and beneficial owner of all of the issued and outstanding common shares of the Target pursuant to the Arrangement Agreement.

“Assets” means, with respect to any Person, any property (including real property), assets and undertakings of such Person of every kind and wheresoever situate, whether now owned or hereafter acquired (and, for greater certainty, includes any equity or like interest of any Person in any other Person).

“Assigned Agreement” means each agreement and hedge agreement in which the U.S. Grantors have assigned a security interest to the Administrative Agent pursuant to the terms of the Security and Pledge Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the form of Schedule 9 or any other form approved by the Administrative Agent.

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person and having the force of Law.

“Available Excess Cash Flow” means Excess Cash Flow that is not required to prepay the Term Loan Facility pursuant to Section 2.06.

“BA Equivalent Note” has the meaning specified in Section 4.03(3).

“BA Instruments” means, collectively, Bankers’ Acceptances, Drafts and BA Equivalent Notes and, in the singular, any one of them.

“Bankers’ Acceptance” has the meaning specified in Section 4.01.

“basis point” means 1/100th of one percent.

“Beneficiary” means, in respect of any Documentary Credit, the beneficiary named in such Documentary Credit.

“Benefit Arrangement” means at any time an “employee benefit plan”, within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any Loan Party, but does not include a Canadian Pension Plan or a Canadian Benefit Plan.

“Bidco” means 6575064 Canada Inc., a Canadian corporation and wholly-owned subsidiary of Open Text.

“Borrowers” means collectively, Open Text, Open Text Inc., Designated Borrowers identified in Schedule 10 hereto and Designated Borrowers that become Designated Borrowers pursuant to Section 2.03, and “Borrower” means any one of them.

“Borrower’s Account” means, in respect of each Borrower, (i) in respect of Canadian Dollars, such Borrower’s Canadian Dollar account; and (ii) in respect of U.S. Dollars, such Borrower’s U.S. Dollar account, in each case, the particulars of which shall have been notified to the Administrative Agent by such Borrower at least one Business Day prior to the making of any Accommodation.

“Borrowing” means a borrowing consisting of one or more Advances.

“Borrowing Notice” has the meaning specified in Section 3.02.

“Buildings and Fixtures” means all plants, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situate on the Owned Real Properties and Leased Real Properties.

“Business” means the business of software development, maintenance, support, marketing, distribution, licensing and professional services in connection with the foregoing.

“Business Day” means any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in Toronto, Ontario and, where used in the context of (i) ABR Advances and U.S. Base Rate Advances, and in respect of any payment in U.S. Dollars, is also a day on which banks are not required or authorized to close in New York, New York; and (ii) a LIBOR Advance, is also a day on which banks are not required or authorized to close in New York, New York and dealings are carried on in the London interbank market.

“Canadian Benefit Plan” means any plan, fund, program or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party has any liability with respect to any of its employees or former employees employed in Canada, and includes any Canadian Pension Plan.

“Canadian Dollar Advance” has the meaning specified in the definition of “Advances” herein.

“Canadian Dollars”, and “Cdn. $” each mean lawful money of Canada.

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by any Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec.

“Canadian Prime Rate” means, at any time, the rate of interest per annum equal to the greater of (i) the rate which the principal office of the Administrative Agent in Toronto, Ontario then quotes, publishes and refers to as its “prime rate” and which is its reference rate of interest for loans in Canadian Dollars made in Canada to commercial borrowers; and (ii) the average rate for Canadian Dollar bankers’ acceptances having a term of one month that appears on the Reuters Screen CDOR Page (or such other page as is a replacement page for such bankers’ acceptances) as of 10:00 a.m. (Toronto time) on the date of determination, as reported by the Administrative Agent, plus 1.0% per annum, adjusted automatically with each quoted, published or displayed change in such rate, all without necessity of any notice to any Borrower or any other Person.

“Canadian Prime Rate Advance” has the meaning specified in the definition of “Advances” herein.

“Canadian Revolving Credit Borrower” means Open Text and each Subsidiary of Open Text organized under the laws of Canada or a jurisdiction thereof identified in Schedule 10 hereof and resident of Canada for the purpose of the Income Tax Act (Canada), or any Subsidiary of Open Text that becomes a Borrower under the Canadian Revolving Credit Facility pursuant to Section 2.03 after the Closing Date.

“Canadian Revolving Credit Borrowing” means a group of Canadian Revolving Credit Loans of a single Type and in the same Currency by the Canadian Revolving Credit Lenders, as the case may be, on a single date and, if applicable, as to which a single Interest Period is in effect.

“Canadian Revolving Credit Commitment” means, as to any Canadian Revolving Credit Lender at any time, the obligations of such Lender to make Canadian Revolving Credit Loans, as such may be increased or reduced from time to time.

“Canadian Revolving Credit Facility” means the revolving credit facility made available to each Canadian Revolving Credit Borrower in accordance with Article 2 for the purposes specified in Section 2.04(1).

“Canadian Revolving Credit Lender” means a Lender that has a Canadian Revolving Credit Commitment with respect to which such Lender is a Schedule I Bank, a Schedule II Bank, or a Schedule III Bank, unless such Lender became a party hereto during the continuance of an Event of Default.

“Canadian Revolving Credit Loan” means an Advance under the Canadian Revolving Credit Facility, the issuance of a Documentary Credit or the purchase of Bankers’ Acceptances under the Canadian Revolving Credit Facility and made by a Canadian Revolving Credit Lender for the Account of a Canadian Revolving Credit Borrower.

“Canadian Subsidiary” means a Subsidiary organized, incorporated or otherwise formed under the laws of Canada or any province or territory thereof.

“Canadian Swing Line Advance” means an Advance made by a Canadian Swing Line Lender for the Account of a Canadian Revolving Credit Borrower.

“Canadian Swing Line Commitment” means, as to any Canadian Swing Line Lender at any time, the obligation of such Lender to make Canadian Swing Line Advances, as such may be increased or reduced from time to time.

“Canadian Swing Line Lender” means a Lender that has a Canadian Swing Line Commitment with respect to which such Lender is a Schedule I Bank, a Schedule II Bank, or a Schedule III Bank, unless such Lender became a party hereto during the continuance of an Event of Default.

“Capital Expenditures” means, in respect of any Person, expenditures made by such Person for the purchase, lease or acquisition of Assets (other than current Assets) required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Lease Obligation” of any Person means any obligation of such Person to pay rent or other amounts under a lease of property, real or personal, moveable or immoveable, that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Catch-Up Date” shall have the meaning specified in Subsection 2.06(7).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, or (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority.

“Change of Control” means, (i) any Person (or any two or more Persons acting in concert) acquires legal or beneficial ownership, either directly or indirectly, of more than 35% of the Equity Securities of Open Text entitled to vote for the election of the board of directors of Open Text or such Subsidiary or (ii) a “change of control” occurs under any agreement governing Permitted Debt having a principal amount of not less than $25,000,000.

“Closing Date” means October 2, 2006.

“Collateral” means the Assets of the Loan Parties in respect of which the Administrative Agent or any Lender has a security interest pursuant to a Security Document or in which a security interest is intended to be created in favour of the Administrative Agent or any Lender pursuant to the terms of a Security Document.

“Collateral Account” means the U.S. Grantor’s collateral deposit accounts, if any, opened at the request of the Administrative Agent for the purpose of holding proceeds of Collateral.

“Commitment” means, at any time, in respect of: (i) the Canadian Revolving Credit Facility and the U.S. Revolving Credit Facility, Equivalent U.S. $ Amount $75,000,000, as such amount may be reduced pursuant to the terms hereof (the “Revolving Credit Commitment”); (ii) the Term Loan Facility, U.S. $390,000,000 (the “Term Loan Commitment”); (iii) Documentary Credits, U.S. Amount $35,000,000 (the “Documentary Credit Commitment”); (iv) the Canadian Swing Line Commitments, Equivalent U.S. $ Amount $5,000,000, as such amount may be reduced pursuant to the terms hereof; and provided, for greater certainty, that (A) the commitments in respect of Documentary Credits constitute part of the Revolving Credit Commitment, (B) the Canadian Swing Line Commitment constitutes part of the Canadian Revolving Credit Commitment, and (C) the U.S. Revolving Credit Commitment constitutes part of the Canadian Revolving Credit Commitment. A “Lender’s Canadian Revolving Credit Commitment”, a “Lender’s U.S. Revolving Credit Commitment”, a “Canadian Swing Line Lender’s Commitment”, a “Documentary Credit Lender’s Commitment”, and a “Lender’s Term Loan Commitment” means, at any time, the relevant amount designated as such and set forth opposite such Lender’s name on the signature pages hereof or in the assignment and assumption agreement executed and delivered pursuant to Section 17.01(b)(vi) pursuant to which it shall become a party hereto (as reduced or increased in accordance with the terms hereof).

“Compliance Certificate” means a certificate of Open Text signed on its behalf by its chief executive officer, chief financial officer or any other two senior officers, in the form attached hereto as Schedule 7.

“Consolidated Assets” means, at any time, the assets of Open Text and its Subsidiaries, determined on a consolidated basis as of such time in accordance with GAAP.

“Consolidated Debt” means, at any time, the aggregate amount of all Debt of Open Text and its Subsidiaries, determined on a consolidated basis as of such time.

“Consolidated Debt for Borrowed Money” means, at any time, (i) all Debt of Open Text and its Subsidiaries of the types described in clause (i) of the definition of “Debt” hereunder, determined on a consolidated basis, and (ii) all Synthetic Debt of Open Text and its Subsidiaries as of such time, determined on a consolidated basis.

“Consolidated Depreciation and Amortization Expense” means, for any Measurement Period, depreciation and amortization expense of Open Text and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, in respect of Open Text and its Subsidiaries for any Measurement Period, and without duplication, Consolidated Net Income for such period increased, to the extent deducted in calculating Consolidated Net Income, by the sum of (i) Consolidated Interest Expense for such period; (ii) Consolidated Income Tax Expense for such period; (iii) Consolidated Depreciation and Amortization Expense for such period; (iv) Restructuring and Integration Costs and Additional Restructuring and Integration Costs incurred during such period; (v) stock or stock-option based compensation expenses; (vi) Transaction Costs; and (vii) any non-recurring non-cash items decreasing Consolidated Net Income for such period (such as, for clarification, deferred revenue deducted in acquisition accounting), and decreased by (viii) all cash payments during such period relating to non-cash charges which were added back in determining EBITDA in any prior period (excluding for purposes of this clause (viii) all Restructuring and Integration Costs and Additional Restructuring and Integration Costs, in each case paid in cash during such period), (ix) interest income (except to the extent deducted in determining Consolidated Interest Expense) and (x) any non-recurring non-cash items increasing Consolidated Net Income for such period or which require an accrual of, or reserve for, cash charges for any future period, all as determined at such time in accordance with GAAP.

For purposes of calculating Consolidated EBITDA for any period pursuant to any determination of the Consolidated Interest Coverage Ratio and Consolidated Leverage Ratio, if during such period (or in the case of calculations determined on a pro forma basis, during the period from the last day of such period to and including the date as of which such calculation is made) Open Text or one or more of its Subsidiaries shall have made a Material Disposition or a Material Permitted Acquisition, Consolidated EBITDA for such period shall be calculated after giving effect thereto on a pro forma basis calculated on terms reasonably satisfactory to the Administrative Agent, giving effect to identifiable cost savings documented to the reasonable satisfaction of the Administrative Agent.

“Consolidated Income Tax Expense” means, for any Measurement Period, the aggregate of all Taxes (including deferred Taxes) based on income of Open Text and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for such period.

“Consolidated Interest Expense” means, in respect of Open Text and its Subsidiaries, for any Measurement Period, the sum of, without duplication, (i) all items properly classified as interest expense in accordance with GAAP and (ii) the imputed interest component of any element of Consolidated Debt (such as leases) which would not be classified as interest expense pursuant to (i), all as determined at such time in accordance with GAAP.

“Consolidated Leverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated Debt for Borrowed Money to (b) Consolidated EBITDA, in each case for such period.

“Consolidated Net Income” means, for any Measurement Period, the net income (loss) of Open Text and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have corresponding meanings.

“Credit Documents” means this Agreement, the BA Instruments, the Documentary Credits, the Security Documents, the Eligible Hedging Agreements, the Fee Letter, certificates and written notices executed by any of the Loan Parties and delivered to the Administrative Agent or the Lenders, or both, and all other documents designated by their terms as “Credit Documents” and executed and delivered to the Administrative Agent or the Lenders, or both, by any of the Loan Parties in connection with the Credit Facilities.

“Credit Facilities” means, collectively, the Revolving Credit Facility and the Term Loan Facility, and, in the singular any one of them.

“Debenture” has the meaning specified in Section 2.12(1)(d).

“Debt” of any Person means, at any time, (without duplication), (i) all indebtedness of such Person for borrowed money including borrowings of commodities, bankers’ acceptances, letters of credit or letters of guarantee; (ii) all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other evidence of indebtedness (other than trade payables and other current liabilities incurred in the ordinary course of business); (iii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) (but excluding customary title retention provisions in supply contracts entered into in the ordinary course of business with payment terms not exceeding 120 days and as to which payments are not overdue by more than 30 days); (iv) all indebtedness of another Person secured by an Encumbrance on any properties or assets of such Person (other than Encumbrances being contested in good faith); (v) all Capital Lease Obligations of such Person; (vi) the aggregate amount at which any shares in the capital of such Person which are redeemable or retractable at the option of the holder may be retracted or redeemed for cash or indebtedness of the type described in clause (i) above provided all conditions precedent for such retraction or redemption have been satisfied; (vii) all other obligations of such Person upon which interest charges are customarily paid by such Person; (viii) the net amount of all obligations of such Person (determined on a marked-to-market basis) under Hedging Agreements; (ix) all Synthetic Debt of such Person; and (x) all Debt Guaranteed by such Person.

“Debt Guaranteed” by any Person means the maximum amount which may be outstanding at the relevant time of all Debt which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which such Person has otherwise assured a creditor or other Person against loss; provided that in circumstances in which less than such amount has been guaranteed by such Person, only the guaranteed amount shall be taken into account in determining such Person’s Debt Guaranteed; and provided further that, for clarification, “Debt Guaranteed” does not include comfort letters, keep well agreements and other agreements of similar effect given by such Person in respect of another Person for the purpose of satisfying Law, retaining officers and directors of such other Person or financial audits of such other Person, in each case, in accordance with customary business practices of such Person.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, passage of time, or both, would constitute an Event of Default.

“Designated Borrower” means certain Subsidiaries of the Borrowers listed on Schedule 10 hereto or that may become a party hereto pursuant to Section 2.03.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule B and Schedule I.

“Disposition” means with respect to any Asset of any Person, any direct or indirect sale, lease (where such Person is the lessor of such Asset), assignment, cession, transfer, exchange, conveyance, release or gift of such Asset, including by means of a Sale-Leaseback Transaction, or any reorganization, consolidation, amalgamation or merger of such Person pursuant to which such Asset becomes the property of any other Person; and “Dispose” and “Disposed” have meanings correlative thereto; provided that dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof in the ordinary course of business shall not constitute Dispositions.

“Documentary Credit” means a letter of credit (including a standby letter of credit) or a letter of guarantee issued or to be issued by a Documentary Credit Lender for the account of a Canadian Revolving Credit Borrower or a U.S. Revolving Credit Borrower pursuant to Article 5 and denominated in such currency as may be requested by the applicable Borrower and agreed to by the Documentary Credit Lender (which, in any event, shall include U.S. $, Cdn. $, Pounds Sterling and Euros) as the same may be amended, supplemented, extended or restated from time to time.

“Documentary Credit Borrower” means, as to each Revolving Credit Facility, a Revolving Credit Borrower under such Facility, and may be referred to as a “Canadian Documentary Credit Borrower” or a “U.S. Documentary Credit Borrower”, as applicable.

“Documentary Credit Commitment” means the obligation of a Documentary Credit Lender to issue Documentary Credits under a Revolving Credit Facility, as such obligation may be increased or reduced from time to time in accordance with the provisions of this Agreement.

“Documentary Credit Fee” means the fee in basis points per annum set forth and defined in Schedule 6, or such other fee as may be agreed between a Borrower and a Documentary Credit Lender.

“Documentary Credit Lender” means, in respect of a Canadian Revolving Credit Borrower, any Canadian Revolving Credit Lender or, in respect of a U.S. Revolving Credit Borrower, a U.S. Revolving Credit Lender, in each case, that has a Documentary Credit Commitment.

“Documentary Credit Participation Fee” means the fee in basis points per annum set forth and defined in Schedule 6.

“Domestic Guarantee” means the guarantee of each of the Domestic Guarantors set forth in Article 23 hereof and any additional guarantee of a Domestic Guarantor in respect of the obligations of the Borrowers under the Credit Documents.

“Domestic Guarantor” means each Loan Party organized under the laws of Canada or of a jurisdiction located within Canada or the United States, in each case, in its capacity as a guarantor under the Domestic Guarantee.

“Draft” means, at any time, (i) a bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by a Borrower on a Lender or any other Person and bearing such distinguishing letters and numbers as the Lender or the Person may determine, but which at such time has not been completed as to the payee by the Lender or the Person; or (ii) a depository bill within the meaning of the Depository Bills and Notes Act (Canada).

“Drawing” means (i) the acceptance and purchase of Bankers’ Acceptances by a Lender or by any other Person pursuant to Article 4; or (ii) the purchase of completed Drafts by a Lender or by any other Person pursuant to Article 4.

“Drawing Date” means any Business Day fixed for a Drawing pursuant to Section 4.03.

“Drawing Fee” means, with respect to each Bankers’ Acceptance or Draft drawn by a Borrower and purchased by any Person on any Drawing Date, an amount equal to the Applicable Margin, multiplied by the product of (i) a fraction, the numerator of which is the number of days, inclusive of the first day and exclusive of the last day, in the term of maturity of such Bankers’ Acceptance or Draft, and the denominator of which is 365 (or 366 in the case of a Bankers Acceptance or Draft which matures in a leap year), and (ii) the aggregate face amount of such Bankers’ Acceptance or Draft.

“Drawing Notice” has the meaning specified in Section 4.03(1).

“Drawing Price” means, in respect of each Bankers’ Acceptance or Draft purchased by a Lender or any other Person, the result obtained by multiplying (a) the aggregate Face Amount of such Bankers’ Acceptance or Draft by (b) the amount (rounded up or down to the fifth decimal place with .000005 being rounded up) determined by dividing one by the sum of one plus the product of (x) the Reference Discount Rate, and (y) a fraction the numerator of which is the number of days to maturity of such Bankers’ Acceptance or Draft, inclusive of the first day and exclusive of the last day of such term, and the denominator of which is 365.

“Drawing Proceeds” means, in respect of any Bankers’ Acceptance or Draft purchased by a Lender or any other Person, an amount equal to (i) the Drawing Price in respect of such Bankers’ Acceptance or Draft; minus (ii) the applicable Drawing Fee in respect of such Bankers’ Acceptance or Draft.

“EBITDA” means, as to any Subsidiary of Open Text for any Measurement Period, and without duplication, net income (or loss) of such Subsidiary for such period increased, to the extent deducted in calculating net income (or loss), by the sum of (i) interest expenses of such Subsidiary for such period; (ii) income tax expenses of such Subsidiary for such period; (iii) depreciation and amortization expenses of such Subsidiary for such period; (iv) such Subsidiary’s ratable share of Restructuring and Integration Costs and Additional Restructuring and Integration Costs incurred during such period; (v) stock or stock-option based compensation expenses of such Subsidiary; (vi) such Subsidiary’s ratable share of Transaction Costs; and (vii) any non-recurring non-cash items decreasing net income of such Subsidiary for such period (such as, for clarification, deferred revenue deducted in acquisition accounting), and decreased by (viii) all cash payments made by such Subsidiary during such period relating to non-cash charges which were added back in determining EBITDA in any prior period (excluding for purposes of this clause (viii) such Subsidiary’s ratable share of Restructuring and Integration Costs and Additional Restructuring and Integration Costs, in each case paid in cash during such period), (ix) interest income (except to the extent deducted in determining interest expense) of such Subsidiary and (x) any non-recurring non-cash items increasing net income of such Subsidiary for such period or which require an accrual of, or reserve for, cash charges for any future period, all as determined at such time in accordance with GAAP.

“Eligible Assignee” means any Person (other than a natural person, any Loan Party or any Affiliate of a Loan Party), in respect of which any consent that is required by Section 17.01 has been obtained.

“Eligible Hedging Agreements” means one or more agreements between the Loan Parties and certain of the Lenders or an Affiliate of a Lender (collectively, the “Hedge Lenders”) evidenced by a form of agreement approved by the International Swaps and Derivatives Dealers Association, Inc. (or other form approved by the Administrative Agent) using the full two-way payment method to calculate amounts payable thereunder and evidencing (i) any interest rate hedge (including any interest rate swap, cap or collar); or (ii) any foreign exchange hedge, provided that any such hedging agreements entered into by any Loan Party and any Person at the time that such Person was a Lender hereunder shall continue to be an Eligible Hedging Agreement notwithstanding that such Person ceases, at any time, to be a Lender hereunder.

“Encumbrance” means any hypothec, mortgage, pledge, security interest, encumbrance, lien, charge or any other arrangement (including a deposit arrangement) or condition that in substance secures payment or performance of an obligation of any Loan Party and includes the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement.

“Environmental Laws” means all Laws relating to the environment, occupational health and safety matters or conditions, Hazardous Substances, pollution or protection of the environment, including Laws relating to (i) on site or off-site contamination; (ii) occupational health and safety relating to Hazardous Substances; (iii) chemical substances or products; (iv) Releases of pollutants, contaminants, chemicals or other industrial, toxic or radioactive substances or Hazardous Substances into the environment; and (v) the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances, the clean-up or other remediation thereof, and including, without limitation, the Canadian Environmental Protection Act, 1999, the Fisheries Act, Transportation of Dangerous Goods Act, 1992, the Migratory Birds Protection Act, 1994, the Species at Risk Act, the Hazardous Products Act, the Canada Shipping Act, the Canada Wildlife Act, and the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Environmental Liabilities” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Open Text or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) Open Text’s or any of its Subsidiaries’ generation, use, handling, collection, treatment, storage, transportation, recovery, recycling or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” includes all permits, certificates, approvals, registrations and licences issued by any Governmental Authority to any of the Loan Parties or to the Business pursuant to Environmental Laws and required for the operation of the Business or the use of the Owned Real Properties, Leased Real Properties or other Assets of any of the Loan Parties.

“Equivalent U.S. $ Amount” means, at any relevant time on any day and with respect to any amount denominated in any currency other than U.S. Dollars, the amount of U.S. Dollars which would be required to buy such amount of such other currency at the Bank of Canada noon rate at such time on such day (as quoted or published by the Bank of Canada).

“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital, whether outstanding on the Closing Date or issued after the Closing Date, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Group” shall mean, at any time, the Loan Parties and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any of the Loan Parties, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Escrow Proceeds” has the meaning specified in Section 2.06(7).

“Euros” means the single currency of the participating members of the European Union.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, for any period,

(a) the sum of:

(i) Consolidated Net Income for such period plus

(ii) the aggregate amount of all non-cash charges deducted in arriving at Consolidated Net Income less

(b) the sum of:

(i) the aggregate amount of all non-cash credits included in arriving at Consolidated Net Income plus

(ii) the aggregate amount of Capital Expenditures of Open Text and its Subsidiaries during such period plus

(iii) the aggregate amount of all required permanent principal repayments of long-term debt made during such period (other than pursuant to Section 2.06) plus

(iv) the aggregate principal amount of all optional prepayments of long-term debt (other than long-term debt that is revolving in nature) made during such period pursuant to Section 2.07 plus

(v) the aggregate principal amount of all permanent commitment reductions in the Revolving Credit Facility made during such period solely to the extent such commitment reductions were accompanied by mandatory repayments of the Revolving Credit Facility pursuant to Section 2.07(1) plus

(vi) the aggregate principal amount of all mandatory prepayments of the Term Facility made during such period pursuant to Section 2.06 to the extent that the applicable Net Proceeds were taken into account in calculating Consolidated Net Income for such period plus

(vii) cash used to consummate a Permitted Acquisition to the extent not financed with the proceeds of long-term Debt, issuances of Equity Securities or other proceeds from a financing transaction that would not be included in calculating Consolidated Net Income;

(c) minus increases in working capital for such Financial Year (i.e., the increase, if any, in current assets (excluding cash) minus current liabilities from the beginning to the end of such Financial Year) or plus decreases in working capital for such Financial Year (i.e., the decrease, if any, in current assets (excluding cash) minus current liabilities from the beginning to the end of such Financial Year), excluding changes in working capital resulting from any Permitted Acquisition or Permitted Disposition hereunder;

provided that “Excess Cash Flow” shall not include (x) any amount attributable to the Target and its Subsidiaries prior to the Arrangement Date or (y) any such amount attributable to a Subsidiary of Open Text located outside of Canada and the United States to the extent that (A) the distribution of such amount to a Loan Party is prohibited by Law, is subject to foreign currency controls (and the value thereof would be impaired thereby) or would result in material adverse tax consequence or (B) such amount is reasonably necessary (as certified in writing to the Administrative Agent by a Financial Officer of Open Text or the applicable Subsidiary) to facilitate Open Text’s tax planning strategy

“Excess Cash Flow Certificate” means a certificate signed by a Responsible Officer in the form attached hereto as Schedule 8.

“Excluded Equity Issuance” means the issuance of common Equity Securities or Permitted Preferred Equity of Open Text for purposes of (i) making Permitted Acquisitions and (ii) prepaying Subordinated Debt and Permitted Convertible Debt and making Capital Expenditures, in an aggregate amount for prepayments under this (ii) not to exceed $100,000,000 in any Financial Year, and in each case subject to the terms of this Agreement.

“Excluded Subsidiary” means (i) any non-wholly owned Subsidiary of Open Text (other than IXOS Software AG), (ii) any Immaterial Subsidiary and (iii) any other Subsidiary of Open Text to the extent that the entering into of a Guarantee in respect of the Credit Facilities would give rise to material adverse tax consequences or would be materially restricted or limited or prohibited by Law; provided that, except as set forth in the succeeding proviso, all Excluded Subsidiaries shall not represent, in the aggregate, more than 10% of Consolidated EBITDA, (the “Minimum Percentage”) and Open Text shall be obligated to designate one or more Subsidiaries that would otherwise qualify as Excluded Subsidiaries as Material Subsidiaries in order to comply with the terms of this proviso; provided further that if, as a result of material adverse tax consequences or material restrictions, limitations or prohibitions of Law, the Loan Parties are unable to comply with the foregoing proviso, the Minimum Percentage may be increased to 20% so long as the Loan Parties are using commercially reasonable efforts to comply with the foregoing proviso. Notwithstanding anything to the contrary contained in this definition, prior to the Initial Clean-Up Date, the Target and its Subsidiaries shall be deemed for all purposes of the Credit Documents to be Excluded Subsidiaries; and provided further that, to the extent that the financial results of any Subsidiary of Open Text negatively impact Consolidated EBITDA for any Measurement Period, such Subsidiary shall be disregarded for purposes of the calculations contained in the foregoing two provisos.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of a Loan Party hereunder or under any Credit Document, (a) taxes imposed on or measured by its net income or capital, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or resident or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes or any similar tax imposed by any jurisdiction in which the Lender is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the applicable Borrower under Section 10.03(2) or a Foreign Lender that becomes a party hereto during the continuance of an Event of Default), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 10.02(5), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 10.02(1).

“Existing Credit Facility” means the demand line of credit agreement dated as of February 2, 2006 between Royal Bank of Canada, as Bank, and Open Text, as Borrower, as amended.

“Face Amount” means (i) in respect of a BA Instrument, the amount payable to the holder on its maturity; and (ii) in respect of a Documentary Credit, the maximum amount which the Documentary Credit Lender is contingently liable to pay to the beneficiary thereof.

“Facility Fee” means, in respect of the Canadian Revolving Credit Facility, the applicable fee in basis points per annum set forth and defined in Schedule 6. The Facility Fee shall be adjusted as of the earlier of (i) 3 Business Days after the date the Administrative Agent receives the relevant Compliance Certificate calculating the Consolidated Leverage Ratio; and (ii) the latest date specified in Section 8.01(1)(a) for the delivery of the relevant Compliance Certificate.

“Federal Funds Rate” means for any day, the rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day; provided (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the fee letter dated June 30, 2006, between Open Text and the Lead Arranger.

“Fees” means the fees payable by the Borrowers under this Agreement or under any other Credit Document.

“Final Clean-Up Date” means the date that is 120 days following the Arrangement Date.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Open Text.

“Financial Quarter” means, in respect of any Loan Party, a period of approximately three consecutive months in each Financial Year ending on March 31, June 30, September 30, and December 31, as the case may be, of such year.

“Financial Year” means the financial year of Open Text commencing on or about July 1 of each calendar year and ending on June 30 of such calendar year.

“Fixed Rate Advance” has the meaning specified in the definition of “Advances” herein.

“Floating Rate Advance” has the meaning specified in the definition of “Advances” herein.

“Foreign Guarantee” means the guarantee of each of the Foreign Guarantors, which guarantee shall, in each case, contain substantially the terms set forth in Article 23 hereof with such adjustments as may be reasonably necessary in order to comply with the requirements of Law in the jurisdiction in which such Foreign Guarantor is organized and/or existing, such adjustments to be in form and substance reasonably satisfactory to the Administrative Agent, and any additional guarantee of a Foreign Guarantor in respect of the obligations of the Borrowers under the Credit Documents.

“Foreign Guarantor” means each Loan Party that is not a Domestic Guarantor, in each case in its capacity as a guarantor under a Foreign Guarantee.

“Foreign Lender” means any Lender that is not resident for income tax or withholding tax purposes under the laws of the jurisdiction in which the applicable Borrower is resident for tax purposes on the Closing Date and that is not otherwise considered or deemed in respect of any amount payable to it hereunder or under any Credit Document to be resident for income tax or withholding tax purposes in the jurisdiction in which the applicable Borrower is resident for tax purposes by application of the laws of that jurisdiction. For purposes of this definition Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction and the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means accounting principles generally accepted in the United States applied on a consistent basis; provided, however, that, in the event of any change in GAAP from those applied in the preparation of the financial statements of Open Text most recently delivered on or prior to the Closing Date that would affect the computation of any financial covenant, ratio, accounting definition or requirement set forth in this Agreement or any other Credit Document, if Open Text or the Majority Lenders shall so request, the Administrative Agent, the Majority Lenders and the Borrowers shall negotiate in good faith, each acting reasonably, to amend such financial covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended as provided in the preceding proviso, (a) such ratio or requirement shall continue to be computed in accordance with GAAP without regard to such change therein, and (b) the Loan Parties shall furnish to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement, setting forth a reconciliation between calculations of such financial covenant or requirement made before and after giving effect to such change in GAAP.

“Gauss Acquisition” means the acquisition by Open Text of certain assets of Gauss Interprise AG located in the United States for an aggregate purchase price not to exceed Euro 6,000,000.

“Gordon Baker Road Property” means the real property of the Target located at 405 Gordon Baker Road, North York, Ontario.

“Governmental Authority” means the government of Canada, the United States or any other nation, or of any political subdivision thereof, whether provincial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency.

“Hazardous Substance” means any substance, waste, liquid, gaseous or solid matter, fuel, micro-organism, sound, vibration, ray, heat, odour, radiation, energy, plasma and organic or inorganic matter, alone or in any combination which is regulated under any applicable Environmental Laws as hazardous waste, a hazardous substance, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Law.

“Hedge Lenders” has the meaning specified in the definition of “Eligible Hedging Agreements” herein.

“Hedging Agreements” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments to current or former directors, officers, employees or consultants (in their capacities as such) of Open Text or any of its Subsidiaries shall be a Hedging Agreement.

“Immaterial Subsidiary” means any Subsidiary of Open Text that has less than (i) as at the end of any Measurement Period, U.S. $6,000,000 of EBITDA and (ii) U.S. $15,000,000 of Assets.

“Impermissible Qualification” means, relative to (i) the financial statements or notes thereto of any Person; or (ii) the opinion or report of any independent auditors as to any financial statement or notes thereto, any qualification or exception to such financial statements, notes, opinion or report, as the case may be, which (a) is of a “going concern” or similar nature; or (b) relates to any limited scope of examination of material matters relevant to such financial statement, if such limitation results from the refusal or failure of such Person to grant access to necessary information therefore within the power of such Person to so grant.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Clean-Up Date” means the date that is 60 days following the Arrangement Date.

“Instruments” means (i) a bill, note or cheque within the meaning of the Bills of Exchange Act (Canada) or any other writing that evidences a right to the payment of money and is of a type that in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment, or (ii) a letter of credit and an advice of credit if the letter or advice states that it must be surrendered upon claiming payment thereunder, or (iii) chattel paper or any other writing that evidences both a monetary obligation and a security interest in or a lease of specific goods, or (iv) documents of title or any other writing that purports to be issued by or addressed to a bailee and purports to cover such goods in the bailee’s possession as are identified or fungible portions of an identified mass, and that in the ordinary course of business is treated as establishing that the Person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers, or (v) any document or writing commonly known as an instrument.

“Intellectual Property” means domestic and foreign: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vii) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs; and (viii) any other intellectual property and industrial property.

“Intercompany Instruments” means all Instruments issued by or evidencing an obligation of any Loan Party to another Loan Party or any Subsidiary of a Loan Party to a Loan Party.

“Intercompany Securities” means all Securities issued by any Loan Party to another Loan Party or any Subsidiary of a Loan Party to a Loan Party.

“Interest Period” means, for each LIBOR Advance, a period which commences (i) in the case of the initial Interest Period, on the date the LIBOR Advance is made or converted from another Type of Accommodation, and (ii) in the case of any subsequent Interest Period, on the last day of the immediately preceding Interest Period in respect of a maturing LIBOR Advance, and which ends, in either case, on the day selected by the applicable Borrower in the applicable Borrowing Notice or Election Notice. The duration of each Interest Period shall be 1, 2, 3 or 6 months (or, if available to all Lenders making the applicable LIBOR Advances, 9 or 12 months), unless the last day of a LIBOR Interest Period would otherwise occur on a day other than a Business Day, in which case the last day of such Interest Period shall be extended to occur on the next Business Day, or if such extension would cause the last day of such Interest Period to occur in the next calendar month, the last day of such Interest Period shall occur on the preceding Business Day.

“Interest Rate Election” has the meaning specified in Section 3.03(3).

“Investment Credit” means the amount of any dividends, distributions, returns of capital, repayments of loans or similar payments paid to any Loan Party during the term of this Agreement by any Person in which Investments may be made under Section 8.02(9).

“Investments” means, as applied to any Person (the “investor”), any direct or indirect purchase or other acquisition by the investor of, or a beneficial interest in, Equity Securities of any other Person, including any exchange of Equity Securities for Indebtedness, or any direct or indirect loan, advance (other than advances to directors, officers and employees for moving, travel and entertainment expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the investor to any other Person, including all Indebtedness and accounts receivable owing to the investor from such other Person that did not arise from sales or services rendered to such other Person in the ordinary course of the investor’s business, or any direct or indirect purchase or other acquisition of bonds, notes, debentures or other debt securities of, any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus any amounts (a) realized upon the disposition of assets comprising an Investment (including the value of any liabilities assumed by any Person other than the Borrower or any Subsidiary in connection with such disposition), (b) constituting repayments of Investments that are loans or advances or (c) constituting cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with GAAP, as a return of principal or capital).

“Issue” means an issue of a Documentary Credit by a Documentary Credit Lender pursuant to Article 5.

“Issue Date” has the meaning specified in Section 5.02(1).

“Issue Notice” has the meaning specified in Section 5.02(1).

“Judicial Order” has the meaning specified in Section 5.07(1).

“Laws” means all legally enforceable statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, voluntary restraints, guidelines, or any provisions of the foregoing, including general principles of common and civil law and equity, binding on the Person referred to in the context in which such word is used; and “Law” means any one of the foregoing.

“Lenders” means, collectively, the financial institutions and other Persons set forth on the signature pages hereof as Lenders, and any assignee thereof pursuant to the provisions of this Agreement upon such assignee executing and delivering an assignment and assumption agreement referred to in Section 17.01(2)(f) to each applicable Borrower and the Administrative Agent, or any other Person which becomes a Lender party to this Agreement, and in the singular any one of such Lenders. A Lender which, at any relevant time, has (i) a Canadian Revolving Credit Commitment is sometimes referred to herein as a “Canadian Revolving Credit Lender”; (ii) a U.S. Revolving Credit Commitment is sometimes referred to herein as a “U.S. Revolving Credit Lender”; (iii) a Term Loan Commitment is sometimes referred to herein as an “Term Loan Lender”; (iv) a Documentary Credit Commitment is sometimes referred to herein as a “Documentary Credit Lender”; and (v) a Canadian Swing Line Commitment is sometimes referred to herein as a “Canadian Swing Line Lender”. The Canadian Revolving Credit Lenders and the U.S. Revolving Credit Lenders are sometimes referred to herein as the “Revolving Credit Lenders”.

“LIBOR Advance” has the meaning specified in the definition of “Advances” herein.

“LIBOR Rate” means for any Interest Period with respect to any LIBOR Advance:

(a)	the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the LIBOR 01 screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)	if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)	if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Advance being made, continued or converted by a Borrower and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch to major banks in the offshore U.S. Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Loan Parties” means, collectively, the Borrowers, the Domestic Guarantors and the Foreign Guarantors, and “Loan Party” means any one of them; provided that, upon and following the Target Amalgamation, notwithstanding that Bidco has provided Security, Bidco shall cease to be a Loan Party, subject to the requirement of Amalco to become a Loan Party on the Initial Clean-Up Date.

“Loss” means any loss whatsoever, whether direct or indirect, including expenses, costs, damages, judgments, penalties, fines, charges, claims, demands, liabilities and any and all reasonable legal fees and disbursements, except any such loss representing loss of profit.

“Majority Lenders” means, at any time, Lenders whose Commitments at such time, taken together, are greater than 50% of the aggregate amount of the Commitments at such time.

“Market Values” means, in respect of any Hedging Agreement and on any other interest rate hedge or foreign exchange hedge, on any day, the amount (whether positive or negative) expressed in Canadian Dollars determined by a lender (or non-lender party thereto, if applicable) in good faith at mid-market levels in accordance with its customary practices as of the close of business on such day as though such day were an “Early Termination Date”, each “Transaction” was a “Terminated Transaction” and the lender (or other counterparty, as applicable) was the non-defaulting party in accordance with the payment measure provided for in the applicable ISDA Master Agreement. “Early Termination Date”, “Transaction” and “Terminated Transaction” have the respective meanings ascribed thereto in the applicable ISDA Master Agreement (Multicurrency-Cross Border).

“Material Adverse Effect” means a material adverse effect on: (i) the business, operations, financial condition, liabilities (contingent or otherwise) or properties of Open Text and its Subsidiaries taken as a whole (excluding, at all times prior to the Arrangement Date, the Target and its Subsidiaries); (ii) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Credit Documents; or (iii) the rights or remedies of the Administrative Agent and the Lenders under the Credit Documents, taken as a whole.

“Material Agreements” means those agreements (as amended, supplemented, revised or restated as permitted herein from time to time) of any of the Loan Parties the breach, non-performance or cancellation of which or the failure of which to renew, termination, revocation or lapse would reasonably be expected to have a Material Adverse Effect and which cannot promptly be replaced by all alternative comparable contract with comparable commercial terms, which agreements, if any, as of the Closing Date, are listed on Schedule H (as amended, restated, supplemented or replaced as permitted hereunder).

“Material Disposition” means any Disposition or series of related Dispositions that involves Assets having a fair value, or consideration received for such Assets, in excess of U.S. $10,000,000.

“Material Owned Real Property” means any owned real property (or owned immoveable property, as applicable) of any Loan Party acquired after the Closing Date having a fair value or book value of greater than $2,500,000.

“Material Permits” means the Authorizations, the breach, non-performance, cancellation or non-availability of which or failure of which to renew would reasonably be expected to have a Material Adverse Effect.

“Material Permitted Acquisition” means any Permitted Acquisition which involves consideration in excess of U.S. $10,000,000.

“Material Subsidiary” means any Subsidiary of Open Text other than an Excluded Subsidiary (but including any Subsidiary that has been designated as a Material Subsidiary as provided in the definition of “Excluded Subsidiary”).

“Measurement Period” means, as of any date of determination, the four consecutive Financial Quarters most recently ended; provided that for purposes of determining the Consolidated Interest Coverage Ratio for the first four Financial Quarters ending after the Closing Date, (i) in the case of the first Financial Quarter ending after the Closing Date, “Measurement Period” shall refer to Consolidated Interest Expense of such Financial Quarter multiplied by four, (ii) in the case of the second Financial Quarter ending after the Closing Date, “Measurement Period” shall refer to Consolidated Interest Expense of the two most recently ended Financial Quarters multiplied by two and (iii) in the case of the third Financial Quarter ending after the Closing Date, “Measurement Period” shall refer to Consolidated Interest Expense of the three most recently ended Financial Quarters multiplied by 4/3.

“Minority Gauss Share Purchase” means the purchase of Equity Securities from the minority shareholders of Gauss Interprise AG.

“Minority IXOS Share Purchase” means the purchase of Equity Securities from the minority shareholders of IXOS Software AG.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which any of the Loan Parties or any Loan Party or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) Plan years, has made or had an obligation to make such contributions and excludes any Canadian Benefit Plan.

“Multiple Employer Plan” shall mean a Plan which has two (2) or more contributing sponsors (including the Loan Parties, any Loan Party or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

“Net Proceeds” means any one or more of the following: (i) with respect to any Disposition of Assets by any Loan Party, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note, receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Disposition, less the reasonable fees (including, without limitation, reasonable legal fees), commissions and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Administrative Agent upon request therefor by the Administrative Agent) and Taxes incurred, paid or payable for by any Loan Party in connection with such Disposition; (ii) with respect to the issuance or creation of Debt or Equity Securities, whether private or public, of any Loan Party, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred advance or instalment but only as and when such cash is so received) in connection with such creation or issuance, less the reasonable fees (including without limitation, reasonable legal fees), commissions, printing costs and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Administrative Agent upon request therefor by the Administrative Agent) incurred, paid or payable for by any Loan Party in connection with such creation or issuance; and (iii) with respect to the receipt of proceeds under any insurance policy (other than business interruption and life insurance), the net amount equal to the aggregate amount received in cash in connection with such receipt of insurance proceeds less the reasonable fees (including without limitation reasonable legal fees), costs, deductibles and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Administrative Agent upon request therefor by the Administrative Agent) incurred, paid for or payable by any Loan Party or any of its Subsidiaries in connection with the claim under the insurance policy giving rise to such proceeds; provided that “Net Proceeds” shall not include (x) any such proceeds attributable to the Target and its Subsidiaries prior to the Arrangement Date or (y) any such proceeds attributable to a Subsidiary located outside of Canada and the United States to the extent that (A) the distribution of such proceeds to a Loan Party is prohibited by Law, is subject to foreign currency controls (and the value of such proceeds would be impaired thereby) or would result in material adverse tax consequence or (B) such proceeds are reasonably necessary (as certified in writing to the Administrative Agent by a Financial Officer of Open Text or the applicable Subsidiary) to facilitate Open Text’s tax planning strategy.

“Not Otherwise Applied” means, as to Available Excess Cash Flow, Escrow Proceeds and the proceeds of Excluded Equity Issuances, Permitted Convertible Debt and Subordinated Debt, that (i) such cash is available, without restriction, to the Loan Parties and (ii) has not been applied, and is not committed, under a binding commitment, to be applied, to any other use.

“Obligor” has the meaning specified in Section 8.01(18)(c)(1).

“Open Text” means Open Text Corporation.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Owned Real Properties” means, collectively, the land and premises listed on Schedule E and the Buildings and Fixtures thereon.

“Participant” has the meaning assigned to such term in Section 17.01(5).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Permitted Acquisitions” means:

(a)	the Target Acquisition;

(b)	Acquisitions in connection with the Minority Gauss Share Purchase and Minority IXOS Share Purchase;

(d)	Acquisitions by Open Text or any Material Subsidiary of any of the Subsidiaries of IXOS Software AG or Gauss Interprise AG at fair market value for cash consideration; and

(e)	any other Acquisition by a Loan Party which (A) has a total acquisition cost (including the purchase price and the amount of any assumed indebtedness but excluding out-of-pocket expenses), taken together with all other Acquisitions during the same Financial Year, of less than Equivalent U.S. $ Amount $50,000,000, or (B) in addition to Acquisitions described in clause (A), is made with Available Excess Cash Flow, Escrow Proceeds, the proceeds of Excluded Equity Issuances, Subordinated Debt or Permitted Convertible Debt (to the extent not required to prepay the Term Loan Facility), in each case Not Otherwise Applied, which, in each case, (i) is of a Person carrying on a business which is the same as or related to the business carried on by any Loan Party (or if an asset Acquisition, is of assets used or useful in a business which is the same as or related to the business carried on by any Loan Party); (ii) Open Text has provided a certificate of the Chief Financial Officer containing information in reasonable detail regarding the cost of such Acquisition, the projected earnings of such Acquisition, the financial and acquisition structure of such Acquisition, audited financial statements of the subject of such Acquisition for the previous two years to the extent available, and financial projections, on a quarterly basis, for the succeeding year, and on an annual basis for the year thereafter (or such later period as the Administrative Agent may reasonably request); (iii) the Lenders will have a security interest over the assets to be acquired, subject only to Permitted Exceptions and Permitted Encumbrances (and if such Acquisition is an Acquisition of Equity Securities of any Person, also a full liability guarantee (subject to any limitations imposed by Law on the amount of such liability) and a security interest over the assets of such Person, subject only to Permitted Exceptions and Permitted Encumbrances), or arrangements satisfactory to the Administrative Agent, acting reasonably, shall have been made for the providing of such guarantee and the obtaining of such security interests, as applicable, within a period not to exceed 60 days following the date of such Acquisition; (iv) the Loan Parties have demonstrated that after giving effect to such Acquisition, that they will be in compliance with the financial covenants set forth in Section 8.03 as at the date of such Acquisition, and at all relevant times during the period of 12 months thereafter (calculated on a pro forma basis and based on the projected performance of such Acquisition for such 12 month period); and (v) if such Acquisition is an Acquisition of Equity Securities of any Person, such acquiring Person acquires a percentage (but in any event not less than 50.1%) of the Equity Securities of such Person sufficient to permit such acquiring Person to effect the acquisition of 100% of the Equity Interests of such Person in a subsequent transaction under Law.

“Permitted Convertible Debt” means Debt convertible, at the option of the holder thereof, into Equity Interests of Open Text, so long as (i) no material terms applicable to such Debt (including covenants and events of default) are materially more restrictive (taken as a whole) to such Loan

Party than the terms that are applicable to such Loan Party under the Credit Documents, (ii) such Debt is unsecured and is subordinated in right of payment to the prior payment of all obligations of the Loan Parties under the Credit Documents, (iii) such Indebtedness matures on a date not earlier than six (6) months after the latest Relevant Repayment Date, and does not include any amortization payments prior to such date, (iv) such Debt accrues interest at a rate determined in good faith by the board of directors of the applicable Loan Party to be a market rate of interest for such Debt at the time of issuance thereof, (v) subject to customary payment blockage notice requirements (where appropriate and with reference to the markets from and in which such Debt is being issued or placed), no amount is payable on account of such Debt (whether on account of principal, interest, fees or otherwise) if a Default or Event of Default has occurred and is continuing, either before or immediately after giving effect to the payment, and (vi) the providers of such Debt shall have, to the extent reasonably requested by the Administrative Agent, entered into a subordination agreement with the Administrative Agent in form and substance acceptable to the Administrative Agent, acting reasonably.

“Permitted Debt” means,

(a)	Debt hereunder or under any other Credit Document;

(b)	Debt existing on the Closing Date and set forth in Schedule K;

(c)	intercompany Debt incurred for the purpose of completing the Target Acquisition;

(d)	Debt of the Target and its Subsidiaries existing on the Arrangement Date;

(e)	intercompany Debt permitted by Section 8.02(9)(b) or (c), which Debt shall, if owing to a Loan Party, be pledged, subject to Permitted Exceptions, to the Administrative Agent under the applicable Security Agreement;

(f)	Capital Lease Obligations in an aggregate amount of not more than U.S. $20,000,000 (or the equivalent thereof in any other currency) at any time outstanding;

(g)	Debt secured by Purchase Money Mortgages in an aggregate amount of not more than U.S. $20,000,000 (or the equivalent thereof in any other currency) at any time outstanding;

(h)	Subordinated Debt owing to a Person who is not an Affiliate of Open Text, subject to compliance with the financial covenants set forth in Section 8.03 after giving effect to the incurrence thereof as determined on a pro forma basis;

(i)	Permitted Convertible Debt owing to a Person who is not an Affiliate of Open Text, subject to compliance with the financial covenants set forth in Section 8.03 after giving effect to the incurrence thereof as determined on a pro forma basis;

(j)	unsecured Debt owing by Open Text or any of its Subsidiaries to Gauss Interprise AG or its Subsidiaries in an aggregate amount not to exceed U.S. $6,000,000 at any time;

(k)	(i) Debt Guaranteed of Subsidiaries of Open Text in respect of the obligations of Gauss Interprise AG to pay compensation in an aggregate amount of up to U.S.

$5,000,000 to other holders of shares thereof and (ii) letters of credit in an aggregate face amount of up to $16,000,000 in respect of the offers by Subsidiaries of Open Text to purchase the shares in IXOS Software AG and Gauss Interprise AG not held by such Subsidiaries and the Debt Guaranteed described in the foregoing clause (i);

(l)	Debt owing in connection with the acquisition of real property located at 275 Frank Tompa Drive, Waterloo, Ontario, the lender of record of which at closing of such mortgage debt was Computershare Trust Company of Canada;

(m)	any obligation in respect of judgments that do not result in an Event of Default under Section 9.01(1)(h);

(n)	Refinancing Debt incurred in respect of any of the foregoing;

(o)	Debt consisting of letters of credit and guarantees of local bank guarantees of performance of the obligations of Subsidiaries under leases of facilities of the Loan Parties, in an aggregate amount for all such Debt not to exceed U.S. $15,000,000 at any time;

(p)	Debt consisting of letters of credit issued to support performance obligations (not constituting Debt of the type described in clause (i) of the definition therefor) of Open Text and its Subsidiaries under service agreements or licences in the ordinary course of business; and

(q)	Debt not otherwise permitted above in an aggregate amount not to exceed U.S. $50,000,000 at any time.

“Permitted Dispositions” means (i) any Disposition of Assets between Loan Parties; (ii) Dispositions of inventory in the ordinary course of business; (iii) Dispositions of Assets which are obsolete, redundant or of no material economic value; (iv) Disposition of Assets (other than intellectual property assets) by any Loan Party to IXOS Software AG or Gauss Interprise AG or any of their respective Subsidiaries at fair market value for cash consideration; (v) Dispositions of Assets in each Financial Year to a Person that is not a Loan Party of not more than an amount equal to 5% of Consolidated Assets in the aggregate for all such Dispositions during such Financial Year (determined on the first Business Day of such Financial Year), provided that if, for any Financial Year, the amount specified above exceeds the aggregate amount of applicable Dispositions made by Open Text and its Subsidiaries, as determined on a consolidated basis during such Financial Year, the amount set forth above for the succeeding Financial Year shall be increased by 50% of such excess amount; (vi) Dispositions of Assets in respect of Investments permitted under Section 8.02(9); and (vii) Dispositions resulting from a transaction permitted under Section 8.02(3)(i) through (iv).

“Permitted Encumbrances” means, with respect to any Person, the following:

(a)	Encumbrances for Taxes, rates, assessments or other governmental charges or levies or for employment insurance, pension obligations or other social security obligations, workers’ compensation or vacation pay, the payment of which is not yet due, or for which instalments have been paid based on reasonable estimates pending final assessments, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person if either, in the case of such items being contested, (i) adequate reserves have been maintained in accordance with GAAP or (ii) the applicable Liens are not in the aggregate materially prejudicial to the value of the assets of Open Text or its Subsidiaries taken as a whole;

(b)	undetermined or inchoate Encumbrances, rights of distress and charges incidental to current operations which have not at such time been filed or exercised, or which relate to obligations not due or payable or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person;

(c)	(i) reservations, limitations, provisos and conditions expressed in any original grant from any Governmental Authority or (ii) other grant of real or immovable property, or interests therein, which, in the case of this clause (ii), do not materially affect the use of the affected land for the purpose for which it is used by that Person;

(d)	licences, permits, reservations, covenants, servitudes, easements, rights-of-way and rights in the nature of easements (including, without limiting the generality of the foregoing, licenses, easements, rights-of-way and rights in the nature of easements for sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables) and zoning, land use and building restrictions, by-laws, regulations and ordinances of federal, provincial, regional, state, municipal and other governmental authorities, which do not materially impair the use of the affected land for the purpose for which it is used by that Person;

(e)	title defects, encroachments or irregularities which are of a minor nature and which in the aggregate do not materially impair the use of the affected property for the purpose for which it is used by that Person;

(f)	the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(g)	the Encumbrances resulting from the deposit or pledge of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure workers’ compensation, unemployment insurance, and other social security obligations;

(h)	the Encumbrances resulting from surety or appeal bonds, costs of litigation when required by Law, liens and claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar liens, and public, statutory and other like obligations incurred in the ordinary course of business;

(i)	Encumbrances given to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of that Person in the ordinary course of its business;

(j)	the Encumbrances created by a judgment of a court of competent jurisdiction, as long as the judgment is being contested diligently and in good faith by appropriate proceedings by that Person and does not result in an Event of Default under Section 9.01(1)(h);

(k)	operating leases of vehicles or equipment which are entered into in the ordinary course of the Business;

(l)	Encumbrances securing Purchase Money Mortgages or Capital Lease Obligations permitted hereunder;

(m)	the Encumbrances created by the Security Documents;

(n)	Encumbrances securing indebtedness not in excess of an aggregate principal amount of $30,000,000 (or the equivalent thereof in other currencies) for all Loan Parties and their Subsidiaries relating to Assets acquired in connection with Permitted Acquisitions and Investments permitted under Section 8.02(9)(j), in each case made after the Closing Date by Loan Parties and their Subsidiaries securing debts, liabilities or obligations, in each case not assumed or incurred in contemplation of such Acquisition or Investment;

(o)	subdivision agreements, site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other similar agreements which do not materially impair the use of the real property subject thereto for the purpose for which it is used by that Person;

(p)	the rights of any tenant, occupant or licensee under any lease, occupancy agreement or licence which do not materially impair the use of the real property subject thereto for the purpose for which it is used by that Person;

(q)	the Encumbrances set forth in Schedule K;

(r)	Encumbrances of the Target and its Subsidiaries existing on the Arrangement Date;

(s)	Encumbrances or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided, however, that such Encumbrances or covenants do not materially and adversely affect the use of the lands by the Loan Parties and their Subsidiaries;

(t)	Encumbrances consisting of royalties payable with respect to any asset or property of the Loan Parties and their Subsidiaries, provided that the existence of any such Encumbrance as of the Closing Date on any material property or asset of the applicable Loan Party or Subsidiary shall have been disclosed in writing to the Lenders prior to the Closing Date;

(u)	statutory Encumbrances incurred or pledges or deposits made in favour of a Governmental Authority to secure the performance of obligations of any Loan Party or any of its Subsidiaries under Environmental Laws to which any Loan Party or Subsidiary or any assets of such Loan Party or such Subsidiary is subject, provided that no Event of Default shall have occurred and be continuing;

(v)	Encumbrances arising from the right of distress enjoyed by landlords outside of the Province of Quebec to secure the payment and performance of obligations in respect of leased properties in such provinces or an Encumbrance granted by a Loan Party or a Subsidiary of a Loan Party to a landlord to secure the payment and performance of obligations in respect of leased properties in the Province of Quebec leased from such landlord, provided that such Encumbrances are limited to the assets located at or about such leased properties;

(w)	any and all Encumbrances or title defects that do not materially and adversely interfere with the ordinary conduct of business of a Loan Party or a Subsidiary of a Loan Party and that may be insured against pursuant to one or more title insurance policies available from locally recognized insurance companies;

(x)	Encumbrances in favour of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(y)	Encumbrances in favour of a financial depositary institution arising (i) as a matter of law or (ii) to the extent that no funds are subject to a present and enforceable claim thereunder, under account establishment or maintenance agreements entered into the ordinary course of business, in each case, encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(z)	other Encumbrances expressly consented to in writing by the Majority Lenders;

(aa)	Encumbrances not otherwise permitted above securing obligations in an aggregate amount not to exceed U.S. $30,000,000 at any time; and

(bb)	any extension, renewal or replacement of any of the foregoing.

“Permitted Exceptions” means, as to any Asset of a Loan Party that would otherwise be required to constitute Collateral, in each case as reasonably determined by the Administrative Agent (after consultation with Open Text), that such Asset shall not be required to constitute Collateral if (a) the costs of obtaining or granting of such security interest or other applicable Encumbrance at Law are excessive in relation to the value of the security to be afforded thereby, (b) material adverse tax consequences would result from the grant of such security interest or other applicable Encumbrance at Law therein, or (c) the granting of any Encumbrance or security interest in such Asset would constitute or result in the abandonment, invalidation, unenforceability of, or result in any material breach, termination or material default under, in each case, any Loan Party’s interest in such Asset, or any agreements relating to any Loan Party’s interest therein, as applicable, and in each case to the extent such abandonment, invalidation, unenforceability, material breach, termination or material default is not rendered ineffective or unenforceable against third parties or otherwise ineffective to prevent the granting of a security interest under Law; provided that if the foregoing provisions of clause (c) are applicable, such Asset and the proceeds of such Asset shall be subject to a trust in favour of the Administrative Agent, for the benefit of the Lenders (which trust, for clarification, prior to the security interest which would otherwise be granted in or made with respect to such Asset becoming enforceable, shall not prohibit or limit a Loan Party’s use and dealing with such Asset and proceeds except to the extent provided for herein).

“Permitted Investments” means:

(a)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Government of Canada or of any Canadian province (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the Government of Canada or of such Canadian province), in each case maturing within one year from the date of acquisition thereof;

(b)	investments in commercial paper maturing within 270 days from the date of acquisition thereof and rated, at such date of acquisition, at least “Prime 1” (or the then equivalent grade) by Moody’s or “A” (or the then equivalent grade) by S&P or R-1 Low (or the then equivalent) by DBRS;

(c)	investments in certificates of deposit, banker’s acceptances, commercial paper and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of Canada or of any Canadian province having, at such date of acquisition, a credit rating on its long-term unsecured debt of at least “A-” by S&P;

(d)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Government of the United States of America or any U.S. State or territory (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the Government of the United States of America) or, in the case of any Subsidiary located outside of the United States and Canada, by any member state of the European Union, in each case maturing within one year from the date of acquisition thereof;

(f)	investments in time deposit accounts, term deposit accounts, certificates of deposit, money-market deposits, bankers’ acceptances and obligations maturing not more than 90 days from the date of acquisition thereof issued by any bank or trust company which is organized under the laws of any member state of the European Union, and which bank or trust company has, or the obligations of which bank or trust company are guaranteed by a bank or trust company which has, capital, surplus and undivided profits in excess of U.S. $500,000,000 (or the equivalent thereof in Euros or Sterling) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act) or by DBRS; and

(g)	other investments to the extent permitted under the investment policy of Open Text, which investments shall be reasonably acceptable to the Administrative Agent and not objected to by the Majority Lenders within five Business Days following notice thereof, in reasonable detail, to the Lenders.

“Permitted Preferred Equity” means preferred Equity Interests of Open Text not constituting Debt, containing no material covenants and in respect of which no cash payments are required to be made prior to the date that is six months following the Relevant Repayment Date for the Term Loan Facility.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, and excludes any Canadian Benefit Plan.

“Pledged Deposit Account” means each deposit account as to which a U.S. Grantor has complied with the requirements of Section 8.01(18)(c) of this Agreement.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of the Administrative Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, “PPSA” shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Prohibited Transaction” shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Public Information” means any information, data or materials regarding any Loan Party that is either (a) publicly available or (b) not material with respect to any Loan Party, any of its subsidiaries or any of its securities for purposes of United States or Canadian federal, state or provincial securities laws.

“Purchase Money Mortgage” means, in respect of any Person, any Encumbrance charging property acquired by such Person, which is granted or assumed by such Person, reserved by the transferor (including, Capital Lease Obligations) or which arises by operation of Law in favour of the transferor concurrently with and for the purpose of the acquisition of such property, in each case where (i) the principal amount secured by such Encumbrance is not in excess of the cost to such Person of the property acquired; and (ii) such Encumbrance extends only to the property acquired.

“Reference Discount Rate” means, for any Drawing Date, in respect of any Bankers’ Acceptances or Drafts to be purchased pursuant to Article 4 by (i) a Lender which is a Schedule I chartered bank, the average Bankers’ Acceptance discount rate for the appropriate term as quoted on Reuters Screen CDOR Page in respect of Schedule I chartered banks (or such other page as is a replacement page for such Bankers’ Acceptances) at 10:00 a.m. (Toronto time), and (ii) a Lender which is a Schedule II or Schedule III chartered bank, the lesser of (x) the arithmetic average of the actual discount rate quoted by at least one, but not more than two, of such Lenders for Bankers’ Acceptances having a term to maturity the same as such Bankers’ Acceptances or Drafts and (y) the rate specified in clause (i) plus 0.10%. If the rate specified in clause (i) above is not available as of such time, then the discount rate in respect of such Bankers’ Acceptances and Drafts shall mean the discount rate (calculated on an annual basis) quoted by the Administrative Agent at 10:00 a.m. (Toronto time) as the discount rate at which the Administrative Agent would purchase, on the relevant Drawing Date, its own Bankers’ Acceptances or Drafts having an aggregate Face Amount equal to and with a term to maturity the same as the Bankers’ Acceptances or Drafts to be acquired by the applicable Lenders or other Person on such Drawing Date.

“Refinancing Debt” means, without duplication, Debt that refunds, refinances, extends or all of the proceeds from which are used to repay (in whole or in part) any Permitted Debt but only to the extent that (a) such Refinancing Debt is subordinated to the Debt hereunder at least to the same extent as the Debt being refunded, refinanced or extended, if at all; (b) the principal amount of such Refinancing Debt has a weighted average life to maturity not less than the weighted average life to maturity of the Debt being refunded, refinanced or extended and is scheduled to mature no earlier than the Debt being refunded, refinanced or extended; (c) such Refinancing Debt is in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or, if issued with original issue discount, the aggregate accreted value) of the Debt being refunded, refinanced or extended and the amount of any premium reasonably necessary to accomplish such refinancing, (y) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of pre-existing prepayment provisions on such Debt being refunded, refinanced or extended, and (z) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Debt; and (d) such Refinancing Debt is incurred by the same Person or (i) if such Debt is of a Loan Party, by another Loan Party or (ii) if such Debt is of a Subsidiary of a Loan Party that is not a Loan Party, by a Person that is not a Loan Party.

“Register” has the meaning specified in Section 17.01(3).

“Registered Intellectual Property” means any Intellectual Property in respect of which ownership, title, security interests, charges or encumbrances are registered, recorded or noted with any Governmental Authority pursuant to Law.

“Regulation U” shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates (to the extent that such Affiliates are involved in the transactions provided for under the Credit Documents) and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” when used as a verb includes release, spill, leak, emit, deposit, discharge, leach, migrate or dispose into the environment and the term “Release” when used as a noun has a correlative meaning, but does not include any release, spill, leak, emission, deposit, discharge, leach, migration or disposition pursuant to a valid Environmental Permit or in accordance with Environmental Laws.

“Relevant Repayment Date” means, (i) in respect of Accommodations Outstanding under the Revolving Credit Facility, the fifth anniversary of the Closing Date; and (iii) in respect of the Accommodations Outstanding under the Term Loan Facility, the seventh anniversary of the Closing Date.

“Responsible Officer” means, with respect to any corporation, the chairman, the president, any vice president, the chief executive officer, the chief operating officer or the chief financial officer, and, in respect of financial or accounting matters, any Financial Officer of such corporation; unless otherwise specified, all references herein to a Responsible Officer mean a Responsible Officer of Open Text.

“Restricted Payment” means, with respect to any Person, any payment by such Person (i) of any dividends on any of its Equity Securities, (ii) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any of its Equity Securities or any warrants, options or rights to acquire any such shares, or the making by such Person of any other distribution in respect of any of its Equity Securities, (iii) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Debt of such Person ranking in right of payment subordinate to any liability of such Person under the Credit Documents, (iv) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Debt of such Person to a shareholder of such Person or to an Affiliate of a shareholder of such Person, or (v) of any management, consulting or similar fee or any bonus payment or comparable payment, or by way of gift or other gratuity, to any Affiliate of such Person or to any director or officer thereof (except as permitted pursuant to Section 8.02(8)). For the avoidance of doubt, repayments of (w) intercompany Debt payable on demand that is owing to any Loan Party, (x) intercompany Debt payable on demand that owing by any Subsidiary of Open Text that is not a Loan Party to any other Subsidiary of Open Text that is not a Loan Party, (y) unsecured intercompany Debt payable on demand that is owing to any Subsidiary of Open Text that is not a Loan Party on the Arrangement Date by any Subsidiary of Open Text that is not a Loan Party, but that subsequently becomes a Loan Party, or (z) unsecured intercompany Debt payable on demand that is owing by any Loan Party to any Subsidiary of Open Text that is not a Loan Party in an aggregate amount for all such Debt under this clause (z) not to exceed U.S. $75,000,000 at any time (plus amounts of such unsecured intercompany Debt owing on the Arrangement Date), shall not, together with the interest payable on any such Debt, in any such case, constitute a Restricted Payment, provided that, in the case of the foregoing clauses (y) (upon the obligor Subsidiary becoming a Loan Party) and (z), such Debt shall expressly provide that no payments thereunder shall be made by any Loan Party at any time during the continuance of a Default or an Event of Default or to the extent that a Default or an Event of Default would result therefrom pursuant to customary subordination arrangements, and, provided further that for the purposes of this sentence, the Target and its Subsidiaries shall be Subsidiaries of Open Text.

“Restructuring and Integration Costs” means restructuring and integration costs of Open Text, the Target and their respective Subsidiaries (i) for any Financial Quarter ended prior to the Closing Date, (ii) after the Closing Date through the end of the fourth Financial Quarter ending after the Closing Date in an amount not to exceed U.S. $30,000,000 in the aggregate and (ii) commencing at the beginning of the fifth Financial Quarter ending after the Closing Date through the eighth Financial Quarter ending after the Closing Date in an amount not to exceed U.S. $20,000,000 in the aggregate.

“Revolving Credit Borrower” means a Canadian Revolving Credit Borrower or a U.S. Revolving Credit Borrower.

“Revolving Credit Facilities” means, collectively, the Canadian Revolving Credit Facility and the U.S. Revolving Credit Facility, and individually any one of them, and “Revolving Credit Facility” means any one of such credit facilities.

“Sale-Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement entered into after the Closing Date pursuant to which such Person transfers or causes the transfer of any Assets to another Person and leases such Assets back from such Person as a Capital Lease Obligation.

“Securities” means:

(a)	a document that is (i) issued in bearer, order or registered form, (ii) of a type commonly dealt in upon securities exchanges or markets or commonly recognized in any area in which it is issued or dealt in as a medium for investment, (iii) one of a class or series or by its terms is divisible into a class or series of documents, and (iv) evidence of a share, participation or other interest in property or in any enterprise or is evidence of an obligation of the issuer and includes an uncertificated security; and

(b)	a share, participation or other interest in a Person;

but excludes

(c)	any ULC Shares.

“Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Accommodations.

“Security” has the meaning specified in Section 2.12(1).

“Security Agreement” has the meaning specified in Section 2.12(1)(c).

“Security Documents” means the agreements described in Section 2.12 and any other security granted to the Administrative Agent or the Lenders, or both, including, without limitation, pursuant to Section 8.01(13) or (18), as security for the obligations of any of the Loan Parties under this Agreement and the other Credit Documents.

“Security and Pledge Agreement” means the security and pledge agreement executed by Open Text Inc. on the even date hereof.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Solvent” and “Solvency” mean, (a) with respect to any Person organized under the laws of a jurisdiction located within the United States on a particular date, (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (b) with respect to any other Person on a particular date, that on such date, (i) the aggregate property of such Person is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient, to enable payment of all its obligations, due and accruing due, (ii) such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due, and (iii) such Person is not for any reason unable to meet its obligations as they generally become due. For purposes of the foregoing, the amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means Debt incurred by a Loan Party at any time after the Closing Date, provided that (i) no material terms applicable to such Debt (including covenants and events of default) are materially more restrictive (taken as a whole) to such Loan Party than the terms that are applicable to such Loan Party under the Credit Documents, (ii) such Debt is unsecured and is subordinated in right of payment to the prior payment of all obligations of such Loan Parties under the Credit Documents, (iii) such Indebtedness matures on a date not earlier than six (6) months after the latest Relevant Repayment Date, and does not include any amortization payments prior to such date, (iv) such Debt accrues interest at a rate determined in good faith by the board of directors of the applicable Loan Party to be a market rate of interest for such Debt at the time of issuance thereof, (v) subject to customary payment blockage notice requirements (where appropriate and with reference to the markets from and in which such Debt is being issued or placed), no amount is payable on account of such Debt (whether on account of principal, interest, fees or otherwise) if a Default or Event of Default has occurred and is continuing, either before or immediately after giving effect to the payment, and (vi) the providers of such Subordinated Debt shall have, to the extent reasonably requested by the Administrative Agent, entered into a subordination agreement with the Administrative Agent in form and substance acceptable to the Administrative Agent, acting reasonably.

“Subsidiary” means, at any time, as to any Person, any corporation, company or other Person, if at such time the first mentioned Person owns, directly or indirectly, securities or other ownership interests in such corporation, company or other Person having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such corporation, company or other Person; provided that (a) for purposes of Article 7 (other than Section 7.01(10), (11) and (12) thereof), Sections 8.01, 8.02 (other than subsections (1) through (5), (8), (9) and (14) thereof) and Section 9.01 (other than clause (j) thereof), the term “Subsidiary” shall not include the Target or any of its Subsidiaries at any time prior to the Initial Clean-Up Date and (b) for purposes of Section 7.01(10), (11) and (12), the term “Subsidiary” shall not include the Target or any of its Subsidiaries at any time prior to the Final Clean-Up Date.

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt”, all (i) obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (ii) obligations of such Person in respect of transactions entered into by such Person (other than deposit liabilities), the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of equity contributions or the issuance of equity interests) and (iii) obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (i) or (ii) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).

“Target” means Hummingbird Ltd., a public Canadian company, and, upon and following the Target Amalgamation, Amalco.

“Target Acquisition” means the acquisition by Bidco of all of the issued and outstanding common shares of the Target pursuant to the terms set forth in the Arrangement Agreement.

“Target Amalgamation” means the amalgamation of the Target and Bidco on the Arrangement Date to continue as Hummingbird Ltd.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrower” means Open Text, in such capacity.

“Term Borrowing” means a group of Term Loan Advances of a single Type and in the same Currency made by the Term Loan lenders on a single date and, if applicable, as to which a single Interest Period is in effect.

“Term Loan Advance” means an Advance under the Term Loan Facility.

“Term Loan Commitment” means, as to any Term Loan Lender at any time, the amount set forth opposite such Lender’s name on the signature pages hereto under the caption “Term Commitment”, as such amount may be reduced at or prior to such time in accordance with the provisions of this Agreement.

“Term Loan Facility” means the term loan facility made available to the Term Borrower in accordance with Section 2.03(2).

“Term Loan Lender” means a Lender that has a Term Loan Commitment or Term Loan Advance outstanding.

“Transaction” means the Target Acquisition and the other transactions provided for in the Credit Documents.

“Transaction Costs” means fees, costs and expenses incurred in connection with the Transaction (i) for any Financial Quarter ended prior to the Closing Date and (ii) thereafter for any Measurement Period ending prior to or at the end of the fourth Financial Quarter ending after the Closing Date in an amount not to exceed $30,000,000 in the aggregate.

“Type” has the meaning specified in the definition of “Accommodation” or “Advance”, as the case may be, herein.

“UCC” means the Uniform Commercial Code as in effect in the jurisdiction of organization of any applicable Loan Party.

“UK Security Documents” means that certain Deed of Guarantee and Debenture dated on or about the date of this Agreement between Open Text UK Limited as charging company and Royal Bank of Canada as Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“ULC Shares” means shares in any unlimited company or unlimited liability corporation.

“U.S. Base Rate” means the greater of (i) the rate of interest per annum announced or established by the Administrative Agent in Canada from time to time as the reference rate of interest for borrowings in U.S. Dollars by its corporate borrowers in Canada, changing effective on the date of said corporate base rate change specified in such announcement, and (ii) the Federal Funds Rate plus 0.50% per annum. The corporate base rate is not necessarily the lowest rate charged by the Lender acting as the Administrative Agent to its customers.

“U.S. Base Rate Advance” has the meaning specified in the definition of “Advance” herein.

“U.S. Dollar Advance” has the meaning specified in the definition of “Advance” herein.

“U.S. Dollars” and “U.S. $” mean lawful money of the United States of America.

“U.S. Grantor” means Open Text Inc.

“U.S. Revolving Credit Borrower” means Open Text Inc. and each Subsidiary thereof organized under the laws of a jurisdiction located within the United States identified in Schedule 10 hereto or that becomes a Designated Borrower under the U.S. Revolving Credit Facility pursuant to Section 2.03 after the Closing Date.

“U.S. Revolving Credit Borrowing” means a group of U.S. Revolving Credit Advances of a single Type and in the same Currency made by the U.S. Revolving Credit Lenders, as the case may be, on a single date and, if applicable, as to which a single Interest Period is in effect.

“U.S. Revolving Credit Commitment” as to any U.S. Revolving Credit Lender at any time, the obligation of such Lender to make U.S. Revolving Credit Loans, as such may be increased or reduced from time to time in accordance with the provisions of this Agreement.

“U.S. Revolving Credit Facility” means the revolving credit facility made available to each U.S. Revolving Credit Borrower in accordance with Article 2 for the purposes specified in Section 2.03(1).

“U.S. Revolving Credit Lender” means a Lender that has a U.S. Revolving Credit Commitment.

“U.S. Revolving Credit Loan” means an Advance under the U.S. Revolving Credit Facility or the issuance of a Documentary Credit under the U.S. Revolving Credit Facility and made by a U.S. Revolving Credit Lender for the Account of a U.S. Revolving Credit Borrower.

Section 1.02 Gender and Number

Any reference in the Credit Documents to gender includes all genders, and words importing the singular number only include the plural and vice versa.

Section 1.03 Interpretation not Affected by Headings, etc.

The provisions of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 1.04 Currency

All references in the Credit Documents to dollars or $, unless otherwise specifically indicated, are expressed in U.S. $.

Section 1.05 Certain Phrases, etc.

In any Credit Document (i) (y) the words “including” and “includes” mean “including (or includes) without limitation” and (z) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to (or until) but excluding”.

Section 1.06 Accounting Terms

All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP.

Section 1.07 Non-Business Days

Whenever any payment is stated to be due on a day which is not a Business Day, such payment shall be made (except as herein otherwise expressly provided in respect of any LIBOR Advance) on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or Fees, as the case may be.

Section 1.08 Rateable Portion of Accommodations

References in this Agreement to a Lender’s rateable portion of Advances, Drawings, Drafts and Bankers’ Acceptances or rateable share of payments of principal, interest, Fees or any other amount, shall mean and refer to a rateable portion or share as nearly as may be rateable in the circumstances, as determined in good faith by the Administrative Agent. Each such determination by the Administrative Agent shall be prima facie evidence of such rateable share.

Section 1.09 Incorporation of Schedules

The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.

Section 1.10 Control of Equity Securities

Any reference to “control” when used in the Credit Documents in reference to Equity Securities constituting Collateral shall be interpreted by reference to the Securities Transfer Act (Ontario) (if and when such Law comes into effect), the UCC or other relevant Law in effect in the jurisdiction governing the perfection of a security interest in such Collateral.

ARTICLE 2

CREDIT FACILITY

Section 2.01 Availability

(1)	Each Canadian Revolving Credit Lender individually and not jointly and severally agrees, on the terms and conditions of this Agreement, to make Accommodations rateably to each Canadian Revolving Credit Borrower in accordance with such Lender’s Canadian Revolving Credit Commitment. Each U.S. Revolving Credit Lender individually and not jointly and severally agrees, on the terms and conditions of this Agreement, to make Accommodations rateably to each U.S. Revolving Credit Borrower in accordance with such Lender’s U.S. Revolving Credit Commitment. Each Canadian Swing Line Lender individually, and not jointly and severally, agrees, on the terms and conditions of this Agreement, to make Canadian Swing Line Advances rateably to each Canadian Revolving Credit Borrower in accordance with such Lender’s Canadian Swing Line Commitment. Each Documentary Credit Lender individually and not jointly and severally agrees, on the terms and conditions of this Agreement, to issue Documentary Credits for the account of Canadian Revolving Credit Borrowers or the U.S. Revolving Credit Borrowers, as the case may be, in accordance with such Lender’s Documentary Credit Commitment under the applicable Revolving Credit Facility. Each Term Loan Lender individually and not jointly and severally agrees, on the terms and conditions of this Agreement, to make Accommodations rateably to the Term Borrower in accordance with such Lender’s Term Loan Commitment.

(2)	Accommodations under (i) the Canadian Revolving Credit Facility shall be made available as BA Instruments, Canadian Prime Rate Advances, U.S. Base Rate Advances, Documentary Credits, or LIBOR Advances, (ii) the U.S. Revolving Credit Facility shall be made available as ABR Advances, LIBOR Advances and Documentary Credits, (iii) the Canadian Swing Line Commitment shall be made available as Canadian Prime Rate Advances or U.S. Base Rate Advances and (iv) the Term Loan Facility shall initially be made available as ABR Advances, and may thereafter be available as ABR Advances and LIBOR Advances on the terms set forth herein.

(3)	The failure of any Lender to make an Accommodation shall not relieve any other Lender of its obligation, if any, in connection with any such Accommodation, but no Lender is responsible for any other Lender’s failure in respect of such Accommodation.

Section 2.02 Commitments and Facility Limits

(1)	The Accommodations Outstanding:

(a)	owing to all Canadian Revolving Credit Lenders shall not at any time exceed the Revolving Credit Commitment, and owing to each Canadian Revolving Credit Lender shall not at any time exceed such Lender’s Canadian Revolving Credit Commitment;

(b)	owing to all U.S. Revolving Credit Lenders shall not at any time exceed the Revolving Credit Commitment, and owing to each U.S. Revolving Credit Lender shall not at any time exceed such Lender’s U.S. Revolving Credit Commitment;

(c)	owing to any Canadian Swing Line Lender shall not, at any time, exceed the Canadian Swing Line Commitment of such Canadian Swing Line Lender;

(d)	owing to all Term Loan Lenders shall not, at any time, exceed the Term Loan Commitment, and owing to each Term Loan Lender shall not at any time exceed such Term Loan Lender’s Term Loan Commitment; and

(e)	owing to all Documentary Credit Lenders shall not, at any time, exceed the Documentary Credit Commitment and owing to each Documentary Credit Lender shall not, at any time, exceed such Lender’s Documentary Credit Commitment.

(2)	The Revolving Credit Facilities shall revolve and, except as otherwise provided herein, no payment under the Revolving Credit Facilities shall reduce the Revolving Credit Commitments. Canadian Swing Line Advances shall be available on a revolving basis and, except as otherwise provided herein, no payment of Canadian Swing Line Advances shall reduce the Canadian Swing Line Commitment. The Term Loan Facility shall not revolve and any amount repaid or prepaid, as the case may be, under the Term Loan Facility cannot be reborrowed.

(3)	Accommodations under the Term Loan Facility shall be made available in a single drawing on the Closing Date. The unused portion of the Term Loan Commitment shall be permanently cancelled on the Closing Date and the Term Loan Commitment shall be permanently reduced by the amount by which the Accommodations Outstanding under the Term Loan Facility on such date are less than the Term Loan Commitment on such date.

(4)	A conversion from one Type of Accommodation to another Type of Accommodation shall not constitute a repayment or prepayment.

Section 2.03 Designated Borrowers

(1)	The Subsidiaries listed on Schedule 10 (effective as of the Closing Date), and such other Subsidiaries as may be reasonably acceptable to the Administrative Agent and the Lenders under the applicable Facility or Facilities (subject to the provisions of this subsection 2.03), shall be “Designated Borrowers” hereunder and may receive Loans for their respective accounts on the terms and conditions set forth in this Agreement.

(2)	Open Text may at any time, upon not less than 15 Business Days’ notice to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Subsidiary (an “Applicant Borrower”) to receive Accommodations under the Revolving Credit Facilities by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Schedule 10 (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the Revolving Credit Facilities provided for herein, the Administrative Agent and the Lenders under Revolving Credit Facilities shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information (including, without limitation, all such documents or information required to comply with the Patriot Act), in each case consistent with the documents and information required to be delivered hereunder with respect to the new Borrowers on the

Closing Date (but with such differences as may be appropriate in light of applicable local law), and promissory notes signed by such new Borrowers to the extent any Lenders under the Revolving Credit Facilities so require. If the Administrative Agent and the Revolving Credit Lenders agree that an Applicant Borrower shall be entitled to receive Accommodations hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Schedule 11 (a “Designated Borrower Notice”) to Open Text and the Revolving Credit Facilities Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of such Lenders agrees to permit such Designated Borrower to receive Accommodations hereunder under the Revolving Credit Facilities, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Revolving Credit Borrower for all purposes of this Agreement.

(3)	Each Subsidiary that is or becomes a Designated Borrower pursuant to this subsection 2.03 hereby irrevocably appoints Open Text as its agent for all purposes relevant to this Agreement and each of the other Credit Documents, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any notice, demand, consent, acknowledgment, direction, certification or other communication delivered to Open Text in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(4)	Open Text may from time to time, upon not less than 15 Business Days’ notice from Open Text to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Accommodations payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Accommodations made to it, in each case as of the effective date of such termination, unless, in the case of any outstanding Documentary Credits or BA Instruments, on or prior to such effective date of termination, the applicable Designated Borrower shall have paid to the Administrative Agent for the account of each applicable Lender an amount in same day funds equal to the sum of (x) the amount to be drawn or which may be drawn, as the case may be, by any Beneficiary in the currency in which any Documentary Credit issued by such Lender for the account of such Borrower is payable, plus (y) an amount equal to the Face Amount of all BA Instruments issued by such Lender for the account of such Borrower, in each case, to be held as cash collateral in respect of Designated Borrower’s obligations for such Documentary Credits and BA Instruments; provided that the Administrative Agent may apply any or all of such cash and cash collateral to the payment of any or all of such Designated Borrower’s obligations in respect of such Documentary Credits or BA Instruments as such obligations become due and, pending such application, the Administrative Agent may (but shall not be obligated to) invest the same in an interest bearing account in the Administrative Agent’s name, for the rateable benefit of itself and the applicable Lenders, at such bank or financial institution as the Administrative Agent may, in its discretion, select; provided further that, if such Designated Borrower is also a Domestic Guarantor or a Foreign Guarantor, such termination will not affect such Designated Borrower’s obligations as a Domestic Guarantor under the Domestic Guarantee or as a Foreign Guarantor under its Foreign Guarantee, as applicable. The Administrative Agent will promptly notify the Lenders of any such termination of Designated Borrower’s status.

Section 2.04 Use of Proceeds

(1)	The Revolving Credit Borrowers shall use the proceeds of any Accommodations under the Revolving Credit Facilities to (a) repay outstanding operating loan advances under Open Text’s Existing Credit Facility, (b) to pay fees, costs and expenses related to the Transactions, and (c) to fund working capital and general corporate purposes (including, without limitation, Capital Expenditures, Permitted Acquisitions and Permitted Investments) on a fully revolving basis of the Revolving Credit Borrowers and their Subsidiaries.

(2)	The Term Borrower shall use the proceeds of any borrowing under the Term Loan Facility to (i) finance the Target Acquisition, and (ii) pay fees, costs and expenses related to the Transactions.

(3)	No Canadian Swing Line Advances shall be used for the purpose of funding the repayment of principal of any other Canadian Swing Line Advance.

Section 2.05 Mandatory Repayments and Reductions of Commitments

(1)	The Canadian Revolving Credit Borrowers shall repay (subject to Section 9.01) the Accommodations Outstanding under the Canadian Revolving Credit Facility together with all interest, fees and other amounts owing in connection therewith on the Relevant Repayment Date.

(2)	The U.S. Revolving Credit Borrowers shall repay (subject to Section 9.01) the Accommodations Outstanding under the U.S. Revolving Credit Facility together with all interest, fees and other amounts owing in connection therewith on the Relevant Repayment Date.

(3)	The Canadian Revolving Credit Borrowers shall repay (subject to Section 9.01), with notice to the Administrative Agent of such repayment, each Canadian Swing Line Advance upon the earlier of the seventh day following the making of such Advance and the Relevant Repayment Date in respect of the Canadian Revolving Credit Facility. The Canadian Swing Line Commitment shall be permanently reduced from time to time on the date of each reduction of the Canadian Revolving Credit Facility by the amount, if any, by which the amount of the Canadian Swing Line Commitment exceeds the Canadian Revolving Credit Commitments after giving effect to any such reduction of the Canadian Revolving Credit Facility.

(4)	The Term Borrower shall repay (subject to Section 9.01) the Accommodations Outstanding under the Term Loan Facility in quarterly instalments equal to 0.25% of the aggregate original principal amount of each Borrowing under the Term Loan Facility on the last Business Day of each March, June, September and December, commencing on December 29, 2006, with the balance payable on the Relevant Repayment Date in respect of the Term Loan Facility.

Section 2.06 Mandatory Prepayments/Offers to Prepay

(1)	If, as of the last day of each month or, if an Event of Default has occurred and is continuing, on any day, the Accommodations Outstanding under a Revolving Credit Facility exceed 103% of the applicable Revolving Credit Commitment by reason of exchange rate fluctuations or otherwise, the applicable Revolving Credit Borrower or

Revolving Credit Borrowers shall, on the third Business Day following such day repay Floating Rate Advances or LIBOR Advances in the manner set forth in Section 2.07(1) (but without regard to the minimum amounts specified therein), as the case may be, such that the Accommodations Outstanding under such Revolving Credit Facility, after giving effect thereto, do not exceed the Commitment thereunder.

(2)	An amount equal to the Net Proceeds from any Disposition of any Assets (other than Permitted Dispositions, other than as provided in clause (v) of the definition thereof) in excess of U.S. $20,000,000 (or the equivalent amount in any other currency) in the aggregate in each Financial Year (whether individually or in the aggregate) by any Loan Party shall be applied within 365 days of receipt thereof, except to the extent reinvested in the Business of the Loan Parties prior to the date which is 365 days after receipt thereof, to the prepayment of Accommodations Outstanding under the Term Loan Facility in accordance with Section 2.10 hereof; provided that if, for any Financial Year, the amount specified above exceeds the aggregate amount of applicable Dispositions made by Open Text and its Subsidiaries, as determined on a consolidated basis during such Financial Year, the amount set forth above for the succeeding Financial Year shall be increased by 50% of such excess amount.

(3)	An amount equal to the Net Proceeds of any Debt other than Permitted Debt (but including Permitted Debt under clauses (h) and (i) of the definition therefor to the extent exceeding U.S. $100,000,000 (or the equivalent amount in any other currency) in the aggregate), shall be applied rateably to the prepayment of Accommodations Outstanding under the Term Loan Facility in accordance with Section 2.10 hereof.

(4)	An amount equal to 50% of the Net Proceeds of any Equity Securities issued by any Loan Party or any of their Subsidiaries to any Person, other than to a Loan Party (or to a Subsidiary of a Loan Party that is the parent of such Person) or in respect of any Excluded Equity Issuance, shall be applied rateably to the prepayment of the Accommodations Outstanding under the Term Loan Facility and in accordance with Section 2.10 hereof; provided that in the event that Consolidated Leverage Ratio is not greater than 3.00:1.00, as calculated based on the Financial Statements for the most recently completed Financial Quarter, no prepayments under this clause (4) shall be required.

(5)	In respect of each Financial Year, an amount equal to 50% of Excess Cash Flow for such Financial Year, shall be applied not later than 91 days after the delivery to the Lenders of the Financial Statements specified in Section 8.01(1)(a)(ii) in respect of such Financial Year, to the prepayment of Accommodations Outstanding under the Term Loan Facility in accordance with Section 2.10 hereof; provided that in the event that Consolidated Leverage Ratio is not greater than 3.00:1.00, as calculated based on the Financial Statements for the most recently completed Financial Quarter, no prepayments under this clause (5) shall be required.

(6)	An amount equal to the Net Proceeds of any insurance required to be maintained pursuant to Article 8 (other than business interruption insurance) received by any Loan Party or any of its Subsidiaries on account of each separate loss, damage or injury to any part of the Collateral in excess of $5,000,000 (unless such proceeds or an amount not less than such proceeds shall have been expended or committed by such Loan Party or such Subsidiary for the repair or replacement of such property within 180 days of receipt of such Net Proceeds, shall be applied (or to the extent the Administrative Agent or the Lenders are loss payees under any insurance policy, the Administrative Agent is hereby irrevocably directed to apply such Net Proceeds) rateably to the prepayment of Accommodations Outstanding under the Term Loan Facility in accordance with Section 2.10 hereof.

(7)	Notwithstanding any of the foregoing mandatory prepayment provisions, in the case of the Term Loan Facility, prior to the first business day following the fifth anniversary of the Closing Date (the “Catch-Up Date”), in the event that at any time the sum of (a) the amount of scheduled amortization payments under the Term Loan Facility from the making of the Term Loan Advances until the Catch-Up Date, plus (b) the aggregate amount required to prepay the Term Loan Facility pursuant to clauses (2) through (6) above from the making of the Term Loan Advances until the Catch-Up Date, would exceed 25% of the original aggregate principal amount of the Term Loan Facility advanced on the Closing Date, then no prepayment pursuant to the foregoing clauses (2) through (6) above shall be required with respect to the Term Loan Facility; provided that (x) the Net Proceeds from the Disposition of Assets in excess of U.S. $5,000,000 (or the equivalent amount in any other currency) that are not reinvested in the Business within 365 days after the receipt thereof and are not otherwise required to prepay the Term Loan Facility pursuant to this clause as a result of such limitation shall be offered to the Term Loan Lenders to prepay the Term Loan Facility as set forth in clause (8) below and (y) all other proceeds described in this paragraph that are not required to prepay the Term Loan Facility as the result of such limitation (collectively, “Escrow Proceeds”) shall be required to be held in escrow (in an account maintained by, and under the control of, Open Text or another Loan Party) and restricted in use to the making of Permitted Acquisitions, Investments permitted under Section 8.02(9), Capital Expenditures and to prepay the Term Loan Facility; provided that an amount equal to the aggregate amount of Net Proceeds that were not required to be applied to make mandatory prepayments of the Term Loan Facility due to this application of this paragraph prior to the Catch-Up Date (less any amounts offered to Lenders pursuant to clause (x) above and accepted for application against such Term Loan Facility and the aggregate amount of Escrow Proceeds applied to voluntarily prepay the Term Loan Facility prior to such date) shall be applied to prepay the Term Loan Facility on the Catch-Up Date as set forth above.

(8)	Upon receipt by the Administrative Agent of notice from any Borrower of an offer to prepay the Accommodations Outstanding under the Term Loan Facility pursuant to clause (7) above, the Administrative Agent shall promptly notify each Term Loan Lender of such notice and of the aggregate amount of such prepayment offer. Each Term Loan Lender shall, within 10 days of such notice, notify the Administrative Agent of its intention to accept or decline such prepayment. If the Administrative Agent shall not have received notice from any Term Loan Lender of its intention to accept or decline such prepayment offer, such Term Loan Lender shall be deemed to have declined such prepayment. The Administrative Agent shall notify the applicable Borrower on the tenth day following such notice of the ratable share of such prepayment offer of the accepting Lenders (the “Accepted Amount”), and the applicable Borrower shall prepay the Accommodations Outstanding under the Term Loan Facility in an amount equal to the Accepted Amount within 3 Business Days of receipt of such notice from the Agent.

(9)	The Borrower shall be required to offer to prepay all Accommodations Outstanding upon the occurrence of a Change of Control which offer shall be at 100% of the principal amount of the Accommodations Outstanding, plus, in each case, any accrued and unpaid interest, such prepayment to be applied in accordance with Sections 2.09 and 2.10. Such offer shall be deemed to have been accepted by all Lenders upon acceptance thereof by the Majority Lenders.

Section 2.07 Optional Prepayments and Reductions of Commitments

(1)	The Borrowers may, subject to the provisions of this Agreement, (i) prepay without penalty or bonus Accommodations Outstanding under the Credit Facilities; or (ii) reduce the unutilized portion of the Lenders’ Commitments under either Revolving Credit Facility, in each case, in whole or, subject to the next following sentence, in part, upon the number of Business Days notice to the Administrative Agent specified in Schedule 5 by a notice stating the proposed date and aggregate principal amount of the prepayment or reduction. In such case, the applicable Borrower shall pay to the applicable Lenders in accordance with such notice the amount of such prepayment or the amount by which the Accommodations Outstanding under the Credit Facility exceed the proposed reduced Commitment, as the case may be, together with, in respect of LIBOR Advances, breakage costs related to prepayments not made on the last day of the relevant interest period. Each partial prepayment or reduction shall be in a minimum aggregate principal amount of U.S. $5,000,000 or Cdn. $5,000,000 (with respect to Borrowings in Canadian Dollars) and in an integral multiple of U.S. $1,000,000 or Cdn. $1,000,000 (with respect to Borrowings in Canadian Dollars).

(2)	A Canadian Revolving Credit Borrower may, pursuant to this Section 2.07, prepay the amount of any Drawing under the Canadian Revolving Credit Facility by depositing with the Administrative Agent the Face Amount of such Drawing to be held by the Administrative Agent in an interest bearing account in the name of the applicable Lenders and irrevocably authorizing and directing the Administrative Agent to apply such amount on the maturity date for the relevant Drawing to the repayment of the relevant BA Instrument. Title to the funds held in such account shall pass to the Administrative Agent (for and on behalf of the applicable Lenders) on the date of deposit of such funds with the Administrative Agent and the Canadian Revolving Credit Borrowers hereby acknowledge and agree that they shall have no legal or beneficial interest in such funds after the date of deposit of such funds in such account. Interest on amounts held on deposit by the Administrative Agent (at such rate as determined by the Administrative Agent, acting reasonably) shall be paid to the applicable Borrower on the maturity date for the relevant Drawing.

Section 2.08 Fees

(1)	The Canadian Revolving Credit Borrowers, in respect of the Canadian Revolving Credit Facility, shall pay to the Administrative Agent for the rateable benefit of the Canadian Revolving Credit Lenders, a fee, commencing on the Closing Date to but excluding the latest Relevant Repayment Date in respect of the Canadian Revolving Credit Facility a Facility Fee equal to a percentage per annum based on the Consolidated Leverage Ratio (as set forth in Schedule 6) calculated on the Canadian Revolving Credit Commitments at such time. All Facility Fees will be payable in arrears at the end of each Financial Quarter and upon any termination of any Canadian Revolving Credit Commitment, in each case for the actual number of days elapsed over a 365 or 366 day year, as the case may be.

(2)	Open Text shall pay an annual administrative fee to the Administrative Agent in an amount as agreed to by Open Text and the Administrative Agent.

Section 2.09 Payments under this Agreement

(1)	Unless otherwise expressly provided in this Agreement, the applicable Borrower shall make any payment required to be made by it to the Administrative Agent or any Lender by depositing the amount of the payment in the relevant currency to the relevant Borrower’s Account not later than 10:00 a.m. (Toronto time) on the date the payment is due. The applicable Borrower shall make each such payment (i) in Canadian Dollars, if the Accommodation was originally made in Canadian Dollars; (ii) in U.S. Dollars, if the Accommodation was originally made in U.S. Dollars; and (iii) except as specifically otherwise provided, in the Equivalent U.S. $ Amount, if the Accommodation was originally made in any other currency. In respect of the Canadian Revolving Credit Facility, U.S. Revolving Credit Facility and Term Loan Facility, the Administrative Agent shall distribute to each applicable Lender, promptly on the date of receipt by the Administrative Agent of any payment, an amount equal to the amount then due each such Lender, and if such distribution is not made on that date, the Administrative Agent shall pay interest on the amount for each day, from the date the amount is received by the Administrative Agent until the date of distribution, at the prevailing interbank rate for late payments.

(2)	Unless otherwise expressly provided in this Agreement, the Administrative Agent shall make Accommodations under the Canadian Revolving Credit Facility, the U.S. Revolving Credit Facility and the Term Loan Facility and other payments to the applicable Borrower under this Agreement by crediting the applicable Borrower’s Account (or causing the applicable Borrower’s Account to be credited) with the amount of the payment in the relevant currency not later than 2:00 p.m. (Toronto time) on the date the payment is to be made.

(3)	Each Canadian Swing Line Lender shall make Canadian Swing Line Advances to the applicable Borrower by crediting the applicable Canadian Revolving Credit Borrower’s Account with the amount of such Canadian Swing Line Advance not later than 2:00 p.m. (Toronto time) on the date such Canadian Swing Line Advance is to be made.

(4)	Each Borrower hereby authorizes each Lender, if and to the extent any payment owed to such Lender by such Borrower is not made to the Administrative Agent when due, to charge from time to time any amount due against any or all of such Borrower’s accounts with such Lender upon notice to such Borrower.

Section 2.10 Application of Payments and Prepayments

(1)	Each prepayment pursuant to Section 2.06(2), Section 2.06(3), Section 2.06(4), Section 2.06(5), Section 2.06(6), Section 2.06(7) or, in the case of the Term Loan Facility, Section 2.07(1) on or prior to the sixth anniversary of the Closing Date shall be applied rateably to the repayments pursuant to Section 2.05(4).

(2)	All amounts received by the Administrative Agent from or on behalf of a Borrower and not previously applied pursuant to this Agreement shall be applied by the Administrative Agent as follows (i) first, in reduction of the Borrower’s obligation to pay any unpaid interest and any Fees which are due and owing; (ii) second, in reduction of the Borrower’s obligation to pay any claims or losses referred to in Section 16.01; (iii) third, in reduction of the Borrower’s obligation to pay any amounts due and owing on account of any unpaid principal amount of Advances which are due and owing; (iv) fourth, in reduction of the Borrower’s obligation to pay any other unpaid Accommodations

Outstanding which are due and owing; (v) fifth, in reduction of any other obligation of the Borrower under this Agreement and the other Credit Documents; and (vi) sixth, to the applicable Borrower or such other Persons as may lawfully be entitled to or directed by a Borrower to receive the remainder.

Section 2.11 Computations of Interest and Fees

(1)	All computations of interest shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable pursuant to Section 3.05, and (i) if based on the Canadian Prime Rate, the ABR Rate or the U.S. Base Rate, a year of 365 days or 366 days, as the case may be; or (ii) if based on the LIBOR Rate, on the basis of a year of 360 days.

(2)	All computations of Fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, taking into account the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable.

(3)	For purposes of the Interest Act (Canada), (i) whenever any interest or Fee under this Agreement is calculated using a rate based on a number of days less than a full year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by the number of days comprising such calculation basis; (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(4)	If any provision of this Agreement or of any of the other Credit Documents would obligate a Loan Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Lender under the applicable Credit Document, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Loan Party paying the amount shall be entitled, by notice in writing to such Lender, to obtain reimbursement from such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to any Borrower, Domestic Guarantor or Foreign Guarantor, as the case may be. Any amount or rate of interest referred to in this Section 2.11(4) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Accommodations Outstanding remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the date of this Agreement to the Relevant Repayment Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

Section 2.12 Security

(1)	In each case subject to Permitted Exceptions, by the applicable dates specified below, the Borrowers shall provide or cause to be provided by the Domestic Guarantors and the Foreign Guarantors, as the case may be, to the Administrative Agent, for and on behalf of the Lenders, as continuing collateral security for the present and future indebtedness and liability of the Borrowers, the obligations of the Domestic Guarantors under the Domestic Guarantee and the obligations of the Foreign Guarantors under the Foreign Guarantees, respectively, to the Administrative Agent and the Lenders hereunder and under the other Credit Documents, the following security (the “Security”), in form and substance satisfactory to the Administrative Agent, acting reasonably, together with any relevant reasonably required power of attorney, registrations, filings and other supporting documentation deemed necessary by the Administrative Agent or its counsel to perfect the same or otherwise in respect thereof:

(a)	in the case of each Domestic Guarantor, the Domestic Guarantee under Article 23 hereof, effective as of the date hereof;

(b)	in the case of each Foreign Guarantor, a Foreign Guarantee dated as of the Closing Date;

(c)	general security agreements which for greater certainty shall not include a hypothec with respect to moveable property located in the Province of Quebec dated as of the Closing Date constituting a security interest in all personal property (or moveable property, as applicable) and assets of the Loan Parties (including all contract rights, inventory, accounts, general intangibles, Equity Securities, deposit accounts, trademarks, trade names, other intellectual property, equipment and proceeds of the foregoing), which charge shall be a first ranking and exclusive charge, subject, if and to the extent applicable, to any Permitted Encumbrances (each being a “Security Agreement”), and subject to the grace periods specified in each Security Agreement and in connection with deposit accounts, Section 8.01(18)(c), with respect to items of Collateral that cannot be perfected by the filing of a PPSA or UCC financing statement;

(d)	Subordination and postponement agreement in respect of the loan to be made to 6575064 Canada Inc. or the Borrower by Lender Sub, as defined in, and as contemplated by the Arrangement Agreement;

(e)	within 60 days following the acquisition of any Material Owned Real Property, or, in the case of the Gordon Baker Road Property, by no later than the second anniversary of the Arrangement Date (if a Loan Party then owns such real property), debentures, mortgages, deeds of trust or deeds to secure debt (or immoveable hypothec, as applicable) constituting a charge on such real property (or immoveable property, as applicable) of the Loan Parties (as determined by the Administrative Agent), which charge shall be a first ranking and exclusive charge, subject, if and to the extent applicable, to any Permitted Encumbrances (each being a “Debenture”); and

(f)	within 30 days following the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), in the case of any Loan Party located outside of Canada and the United States, such security agreements, debentures, mortgages, pledge agreements or other agreements or instruments as may be reasonably necessary to grant a security interest in its assets on terms consistent with the Security provided by Loan Parties domiciled in Canada and the United States.

(2)	Subject to Permitted Exceptions, Open Text will from time to time at its expense duly authorize, execute and deliver (or cause the applicable Loan Party to authorize, execute and deliver) to the Administrative Agent such further instruments and documents and take such further action as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits granted or intended to be granted to the Administrative Agent by the Credit Documents and of the rights and remedies therein granted to the Administrative Agent, including the filing of financing statements or other documents under any Law with respect to the Encumbrances created thereby. The Loan Parties acknowledge that the Credit Documents have been prepared on the basis of Law in effect on the Closing Date, and that changes to Law (including as a result of the coming into force of the Securities Transfer Act (Ontario) or any other similar legislation) may require the execution and delivery of different forms of documentation, and accordingly the Administrative Agent shall have the right (acting reasonably) to require that the Credit Documents be amended, supplemented or replaced (and Open Text shall, or shall cause the applicable Loan Party to duly authorize, execute and deliver to the Administrative Agent any such amendment, supplement or replacement reasonably requested by the Administrative Agent with respect to any of the Credit Documents) within 30 days of written request therefor (i) to reflect any change in Law, whether arising as a result of statutory amendments, court decisions or otherwise; (ii) to facilitate the creation and registration of appropriate forms of security in applicable jurisdictions; or (iii) to confer upon the Administrative Agent Encumbrances similar to the Encumbrances created or intended to be created by the Credit Documents.

ARTICLE 3

REVOLVING CREDIT FACILITY AND

TERM LOAN CREDIT FACILITY ADVANCES

Section 3.01 The Advances

(1)	Each Canadian Revolving Credit Lender, U.S. Revolving Credit Lender and Term Loan Lender individually, and not jointly and severally (or solidarily) agrees, on the terms and conditions of this Agreement, and from time to time prior to the Relevant Repayment Date to make Advances to the applicable Borrower on any Business Day.

(2)	Each Canadian Swing Line Lender individually, and not jointly and severally (or solidarily) agrees, on the terms and conditions of this Agreement, and from time to time prior to the Relevant Repayment Date in respect of the Canadian Revolving Credit Facility to make Advances to the Canadian Revolving Credit Borrowers on any Business Day. Upon the making of any Canadian Swing Line Advance by any Canadian Swing Line Lender, each Canadian Revolving Credit Lender shall be deemed to, and hereby irrevocably agrees to, purchase from such Canadian Swing Line Lender a risk participation in such Canadian Swing Line Advance in an amount equal to the product of such Canadian Revolving Credit Lender’s ratable share of the Canadian Revolving Credit Facility times the principal amount of such Canadian Swing Line Advance.

(3)	The Administrative Agent shall give each applicable Lender prompt notice of any Borrowing Notice received from each Borrower and of each applicable Lender’s rateable portion of any Accommodation.

(4)	Each Borrowing shall consist of the same Types of Advances made to the Borrowers on the same day rateably by the relevant Lenders.

Section 3.02 Procedure for Borrowing.

(1)	Except as provided in Sections 3.07 and 5.05(2), each Borrowing under the Canadian Revolving Credit Facility, U.S. Revolving Credit Facility and Term Loan Facility shall be in a minimum amount of (i) U.S.$1,000,000 and in an integral multiple of U.S.$100,000 in the case of Borrowings by way of LIBOR Advances, ABR Advances or U.S. Base Rate Advances; and (ii) Cdn. $1,000,000 and in an integral multiple of Cdn. $100,000 in the case of Canadian Prime Rate Advances and BA Instruments, and in each case shall be made on the number of days prior notice specified in Schedule 5, given not later than 10:00 a.m. (Toronto time), in the case of Canadian Prime Rate Advances, U.S. Base Rate Advances and ABR Advances, and 12:00 p.m. (Toronto time), in all other cases, in each case by the applicable Borrower to the Administrative Agent. Each notice of a Borrowing (a “Borrowing Notice”) shall be in substantially the form of Schedule 1, shall be irrevocable and binding on the applicable Borrower once given by it to the Administrative Agent, and shall specify (i) the requested date of the Borrowing; (ii) the aggregate amount and currency of the Borrowing; (iii) the Credit Facility under which such Advance is requested; (iv) the Type of Advances comprising the Borrowing; and (v) in the case of a LIBOR Advance, the initial Interest Period applicable to such Advance. Upon receipt by the Administrative Agent of funds from the Lenders and fulfilment of the applicable conditions set forth in Article 6, the Administrative Agent will make such funds available to the applicable Borrower in accordance with Article 2.

Section 3.03 Conversions and Elections Regarding Advances

(1)	Each Advance shall initially be the Type of Advance specified in the applicable Borrowing Notice and shall bear interest at the rate applicable to such Type of Advance (determined as provided in Section 3.05) until (i) in the case of a LIBOR Advance the end of the initial Interest Period applicable thereto as specified in the applicable Borrowing Notice, (ii) in the case of a Floating Rate Advance, the date on which the relevant Type of Advance is repaid in full or is changed to another Type of Advance pursuant to and to the extent permitted by Section 3.03(2), or (iii) in the case of any Advance, it is converted to another Type of Advance pursuant to and to the extent permitted by Section 3.03(2).

(2)	The applicable Borrower may, in respect of the relevant Credit Facility, elect to (i) change any Advance (other than a Canadian Swing Line Advance) outstanding thereunder to another Type of Accommodation denominated in the same currency available thereunder in accordance with Section 3.03(3), (x) in the case of a Floating Rate Advance, as of any Business Day or (y) in the case of a LIBOR Advance as of the last day of the Interest Period, applicable to such LIBOR Advance; or (ii) continue any LIBOR Advance for a further Interest Period, beginning on the last day of the then current Interest Period, in accordance with Section 3.03(3).

(3)	Each election to change from one Type of Advance to another Type of Advance under the relevant Credit Facility or to continue a LIBOR Advance for a further Interest Period shall be made on the number of days prior notice specified in Schedule 5 given, in each case, not later than 12:00 p.m. (Toronto time) by the applicable Borrower to the Administrative Agent. Each such notice (an “Interest Rate Election”) shall be given substantially in the form of Schedule 2 and shall be irrevocable and binding upon the applicable Borrower. If the applicable Borrower fails to deliver an Interest Rate Election to the Administrative Agent for any LIBOR Advance as provided in this Section 3.03(3), such LIBOR Advance shall be converted (as of the last day of the applicable Interest Period) to and thereafter shall be outstanding as an ABR Rate Advance, in the case of the Term Loan Facility or the U.S. Revolving Credit Facility, or a U.S. Base Rate Advance, in the case of the Canadian Revolving Credit Facility, in each case in respect of the applicable Borrower. The Borrowers shall not select an Interest Period which conflicts with the definition of Interest Period in Section 1.01 or with the repayment schedule in Section 2.05.

(4)	Upon the occurrence of, and during the continuance of, an Event of Default, the Borrowers shall not have the right to convert Advances into, or to continue, LIBOR Advances, and each LIBOR Advance shall convert to an ABR Rate Advance, in the case of the Term Loan Facility or the U.S. Revolving Credit Facility, or a U.S. Base Rate Advance, in the case of the Canadian Revolving Credit Facility, in each case at the end of the applicable Interest Period.

(5)	Notwithstanding anything to the contrary contained in this Section 3.03, the Term Borrower may not select LIBOR Advances until the earlier of (a) 30 days following the Closing Date and (b) the date on which the Administrative Agent shall have notified the Term Borrower that the primary syndication has been completed.

Section 3.04 Circumstances Requiring Floating Rate Pricing

(1)	If a Lender determines acting reasonably in good faith and notifies Open Text in writing and the Administrative Agent that (i) by reason of circumstances affecting financial markets inside or outside Canada, deposits of U.S. Dollars are unavailable to such Lender; (ii) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided in the definition of LIBOR Rate; (iii) the making or continuation of any LIBOR Advances has been made impracticable (x) by the occurrence of a contingency (other than a mere increase in rates payable by such Lender to fund the Advances or a decrease in the creditworthiness of such Lender) which adversely affects the funding of the applicable Credit Facility at any interest rate computed on the basis of the LIBOR Rate, or (y) by reason of a change since the date of this Agreement in any Law or in the interpretation thereof by any Governmental Authority which affects such Lender or any relevant financial market and which results in the LIBOR Rate no longer representing the effective cost to such Lender of deposits in such market; or (iv) any change to any Law or in the interpretation or application thereof by any Governmental Authority, has made it unlawful for such Lender to make or maintain or to give effect to its obligations in respect of such Advances as contemplated hereby, then,

(a)	the right of a Borrower to select LIBOR Advances, as the case may be, from such Lender shall be suspended until such Lender determines acting reasonably and in good faith that the circumstances causing the suspension no longer exist and such Lender so notifies the Administrative Agent;

(b)	if any affected LIBOR Advance is not yet outstanding, any applicable Borrowing Notice shall be suspended until such Lender acting reasonably and in good faith determines that the circumstances causing such suspension no longer exist and such Lender so notifies the Administrative Agent; and

(c)	if any LIBOR Advance is already outstanding at any time when the right of the applicable Borrower to select LIBOR Advances is suspended, it and all other LIBOR Advances in the same Borrowing with respect to such Lender shall (subject to applicable Borrower having the right to select the relevant Type of Advance at such time) become an ABR Rate Advance, in the case of the Term Loan Facility or the U.S. Revolving Credit Facility, or a U.S. Base Rate Advance, in the case of the Canadian Revolving Credit Facility, in each case on the last day of the then current Interest Period or applicable thereto (or on such earlier date as may be required to comply with any Law).

(2)	The Administrative Agent shall promptly notify Open Text of the suspension of its right to request a LIBOR Advance from such Lender and of the termination of any such suspension. Upon notice from the Administrative Agent of the suspension of the right to request a LIBOR Advance from such Lender, Open Text may (i) either replace such Lender with a substitute Lender or Lenders, in which event such Lender shall execute and deliver an assignment and assumption agreement in favour of such substitute Lender or Lenders pursuant to Section 17.01(2)(f) in respect of the whole of its Commitments; or (ii) prepay all Accommodations Outstanding of such affected Lender and thereupon reduce such affected Lender’s Commitments to nil, all without affecting the Commitments of any other Lenders.

Section 3.05 Interest on Advances

The applicable Borrower shall pay interest on the unpaid principal amount of each Advance made to it, from the date of such Advance until such principal amount is repaid in full, at the following rates per annum:

(1)	Canadian Prime Rate Advances. If and so long as such Advance is a Canadian Prime Rate Advance and subject to clause (5) below, at a rate per annum equal at all times to the Canadian Prime Rate in effect from time to time plus the Applicable Margin, calculated daily and payable in arrears (i) on the first Business Day of each month in each year; and (ii) when such Canadian Prime Rate Advance becomes due and payable in full pursuant to the provisions hereof.

(2)	ABR Advances. If and so long as such Advance is an ABR Advance and subject to clause (5) below, at a rate per annum equal at all times to the ABR Rate in effect from time to time plus the Applicable Margin, calculated daily and payable in arrears (i) on the first Business Day of each month in each year; and (ii) when such ABR Advance becomes due and payable in full pursuant to the provisions hereof.

(3)	U.S. Base Rate Advances. If and so long as such Advance is a U.S. Base Rate Advance and subject to clause (5) below, at a rate per annum equal at all times to the U.S. Base Rate in effect from time to time plus the Applicable Margin, calculated daily and payable in arrears (i) on the first Business Day of each month in each year; and (ii) when such U.S. Base Rate Advance becomes due and payable in full pursuant to the provisions hereof.

(4)	LIBOR Advances. If and so long as such Advance is a LIBOR Advance and subject to clause (5) below, at a rate per annum equal, at all times during each Interest Period for such LIBOR Advance, to the sum of the LIBOR Rate for such Interest Period plus the Applicable Margin payable on the earliest of (i) if the Interest Period is longer than 3 months, every 3 months after the date of the relevant LIBOR Advance; (ii) on the last day of such Interest Period; and (iii) when such LIBOR Advance becomes due and payable in full pursuant to the provisions hereof.

(5)	Default Interest. Upon the occurrence and during the continuance of an Event of Default, subject to Law, the Borrowers shall pay interest on their respective obligations in respect of the Credit Facilities (“Default Interest”) on (i) the unpaid principal amount of each Accommodation Outstanding to each Lender, payable in arrears on the dates referred to in clause (1), (2), (3) or (4) above, as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (1), (2), (3) or (4) above, as applicable, and (ii) the amount of any interest, fee or other amount payable under this Agreement or any other Credit Document to the Administrative Agent or any Lender that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, and, in all other cases, on U.S. Base Rate Advances pursuant to clause (2) above.

Section 3.06 Participations in U.S. Revolving Credit Advances/Documentary Credits

Upon written demand by any U.S. Revolving Credit Lender at any time during the continuance of an Event of Default, with a copy of such demand to the Administrative Agent, each Canadian Revolving Credit Lender shall (a) purchase from such U.S. Revolving Credit Lender, and such U.S. Revolving Credit Lender shall sell to each such Canadian Revolving Credit Lender and assign to each such Canadian Revolving Credit Lender a ratable share of its U.S. Revolving Credit Advances and (b) purchase from such U.S. Revolving Credit Lender a ratable participation in any Documentary Credits issued by such U.S. Revolving Credit Lender, as the case may be, outstanding as of the date of such demand, by making available for the account of its applicable lending office to the Administrative Agent for the account of such U.S. Revolving Credit Lender, by deposit to the Administrative Agent’s account, in same day funds, an amount equal to the portion of the outstanding principal amount (or Face Amount, in the case of Documentary Credits) of such U.S. Revolving Credit Advances to be purchased by assignment or participation as required by the second succeeding sentence, as the case may be, by such Lender. Each U.S. Revolving Credit Borrower hereby agrees to each such sale, assignment and participation. Each Canadian Revolving Credit Lender agrees to purchase its ratable share of outstanding U.S. Revolving Credit Advances (including, without limitation, participations in outstanding Documentary Credits) on (i) the Business Day on which demand therefor is made by the U.S. Revolving Credit Lenders that made such Advances or issued such Documentary Credits; provided that notice of such demand is given not later than 11:00 A.M. (Toronto time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by a U.S. Revolving Credit Lender to any Canadian Revolving Credit Lender of a portion of a U.S. Revolving Credit Advance, such U.S. Revolving Credit Lender represents and warrants to such other Lender that such U.S. Revolving Credit Lender is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such U.S. Revolving Credit Advance, the Credit Documents or any Loan Party. If and to the extent that any Canadian Revolving Credit Lender shall not have so made the amount of such U.S. Revolving Credit Advance available to the Administrative Agent, such Canadian Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such U.S. Revolving Credit Lender until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Canadian Revolving Credit Lender shall pay to the Administrative Agent such amount for the account of such U.S. Revolving Credit Lender on any Business Day, such amount so paid in respect of principal (or Face Amount) shall mean and be a U.S. Revolving Credit Advance made by such Canadian Revolving Credit Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the applicable U.S. Revolving Credit Advance made by such U.S. Revolving Credit Lender shall be reduced by such amount on such Business Day.

Section 3.07 Canadian Swing Line Advances

(1)	Each Canadian Swing Line Advance shall be in a minimum amount of (i) Cdn. $500,000 or U.S. $500,000, as the case may be, and in an integral multiple of Cdn. $100,000 or U.S. $100,000, as applicable, and shall be made upon notice given not later than 10:00 a.m. (Toronto time) by the applicable Canadian Revolving Credit Borrower to the Administrative Agent and the applicable Canadian Swing Line Lender. Each notice of a Canadian Swing Line Advance shall be in substantially the form of Schedule 1, shall be irrevocable and binding on the applicable Canadian Revolving Credit Borrower once given by it to the Administrative Agent and the applicable Canadian Swing Line Lender, and shall specify (i) the date of the Canadian Swing Line Advance, (ii) the amount of the Canadian Swing Line Advance and (iii) the maturity of the Canadian Swing Line Advance (which maturity shall be no later than the seventh day after the requested date of such Canadian Swing Line Advance). Upon fulfilment of the applicable conditions set forth in Article 6, the applicable Canadian Swing Line Lender will, upon notice to the Administrative Agent, make such funds available to the applicable Canadian Revolving Credit Borrower in accordance with Article 2.

(2)	Each Canadian Swing Line Lender may, at any time in its sole and absolute discretion, request on behalf of the applicable Canadian Revolving Credit Borrower (and such Canadian Revolving Credit Borrower hereby irrevocably authorizes each Canadian Swing Line Lender to so request on its behalf), upon notice to the Administrative Agent by such Canadian Swing Line Lender no later than 10 a.m. (Toronto time) on the applicable date, that each Canadian Revolving Credit Lender make a Canadian Prime Rate Advance or a U.S. Base Rate Advance, as applicable, in an amount equal to such Canadian Revolving Credit Lender’s pro rata share of the amount of Canadian Swing Line Advances made by such Canadian Swing Line Lender then outstanding. Such request shall be deemed to be a Borrowing Notice for purposes hereof and shall be made in accordance with the provisions of Section 3.02(1)(a) without regard solely to the minimum amounts specified therein but subject to the satisfaction of the conditions set forth in Section 6.02 (except that the applicable Canadian Revolving Credit Borrower shall not be deemed to have made any representations and warranties).

(3)	If for any reason any Canadian Swing Line Advance cannot be refinanced by a Borrowing as contemplated by Section 3.07(2), the request for Canadian Prime Rate Advances or U.S. Base Rate Advances, as the case may be, submitted by the Canadian Swing Line Lender as set forth in Section 3.07(2) shall be deemed to be a request by such Canadian Swing Line Lender that each of the Canadian Revolving Credit Lenders fund its risk participation in the relevant Canadian Swing Line Advance and each Canadian Revolving Credit Lender’s payment to the Administrative Agent for the account of the Canadian Swing Line Lender pursuant to Section 3.07(2) shall be deemed payment in respect of such participation.

(4)	If and to the extent that any Canadian Revolving Credit Lender shall not have made the amount of its pro rata share of such Canadian Swing Line Advance available to the Administrative Agent in accordance with the provisions of Section 3.07(2), such Canadian Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of the applicable Borrowing Notice delivered by the Canadian Swing Line Lender until the date such amount is paid to the Administrative Agent, for the account of the applicable Canadian Swing Line Lender, at the Federal Funds Effective Rate.

(5)	Each Canadian Revolving Credit Lender’s obligation to make Canadian Prime Rate Advances or U.S. Base Rate Advances, as the case may be, or to purchase and fund risk participations in a Canadian Swing Line Advance pursuant to this Section 3.07 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Canadian Revolving Credit Lender may have against the Canadian Swing Line Lender, the applicable Canadian Revolving Credit Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Canadian Revolving Credit Lender’s obligation to make Canadian Prime Rate Advances and U.S. Base Rate Advances pursuant to this Section 3.07 is subject to satisfaction of the conditions set forth in Section 6.02. No funding of risk participations shall relieve or otherwise impair the obligation of the applicable Canadian Revolving Credit Borrower to repay Canadian Swing Line Advances, together with interest as provided herein.

ARTICLE 4

CANADIAN REVOLVING CREDIT FACILITY - BANKERS’ ACCEPTANCES

Section 4.01 Acceptances and Drafts

(1)	Each Canadian Revolving Credit Lender individually, and not jointly and severally (or solidarily) agrees, on the terms and conditions of this Agreement and from time to time on any Business Day prior to the Relevant Repayment Date (i) in the case of a Lender which is willing and able to accept Drafts, in the form of acceptances (“Bankers’ Acceptances”) by accepting Drafts and to purchase such Bankers’ Acceptances in accordance with Section 4.03(2); and (ii) in the case of a Lender which is unwilling or unable to accept Drafts, to purchase completed Drafts (which have not and will not be accepted by the Lender or any other Lender) in accordance with Section 4.03(2).

(2)	Each Drawing shall be in a minimum amount of Cdn. $1,000,000 and in an integral multiple of Cdn. $100,000 and shall consist of the acceptance and purchase of Bankers’ Acceptances or the purchase of Drafts on the same day, in each case for the Drawing Price, effected or arranged by the applicable Canadian Revolving Credit Lenders in accordance with Section 4.03 and their respective Lender’s Commitment.

(3)	If the Administrative Agent determines that the Bankers’ Acceptances to be accepted and purchased or Drafts to be purchased on any Drawing (upon a conversion or otherwise) will not be accepted and purchased rateably by the applicable Lenders (or any of their respective Participants) in accordance with Sections 4.01(2) and 4.03, then the requested Face Amount of Bankers’ Acceptances and Drafts shall be reduced to such lesser amount as the Administrative Agent determines will permit rateable sharing and the amount by which the requested Face Amount shall have been so reduced shall be converted or continued, as the case may be, as a Canadian Prime Rate Advance under the Canadian Revolving Credit Facility to be made contemporaneously with the Drawing.

Section 4.02 Form of Drafts

Each Draft presented by a Canadian Revolving Credit Borrower shall (i) be in a minimum amount of Cdn. $100,000 and in an integral multiple thereof; (ii) be dated the date of the Drawing, and (iii) mature and be payable by the applicable Borrower (in common with all other Drafts presented in connection with such Drawing) on a Business Day which occurs, at the election of the applicable Borrower, approximately one, two, three or six months after the Drawing Date and on or prior to the Relevant Repayment Date and which will not conflict with the repayment schedule set out in Section 2.05.

Section 4.03 Procedure for Drawing

(1)	Each Drawing shall be made on notice (a “Drawing Notice”) given by the applicable Canadian Revolving Credit Borrower to the Administrative Agent not later than 11:00 a.m. (Toronto time) on the number of days notice specified in Schedule 5. Each Drawing Notice shall be in substantially the form of Schedule 3, shall be irrevocable and binding on the Borrower once given by it to the Administrative Agent and shall specify (i) the Drawing Date; (ii) the aggregate Face Amount of Drafts to be accepted and purchased (or purchased, as the case may be); and (iii) the contract maturity date for the Drafts.

(2)	Not later than 2:00 p.m. (Toronto time) on an applicable Drawing Date, each applicable Canadian Revolving Credit Lender shall complete one or more Drafts in accordance with the Drawing Notice and either (i) accept the Drafts and purchase the Bankers’ Acceptances thereby created for the Drawing Price; or (ii) purchase such Drafts for the Drawing Price, and, in each case, pay to the Administrative Agent the Drawing Proceeds in respect of such Bankers’ Acceptance or Draft, as the case may be. Upon receipt of the Drawing Proceeds and upon fulfilment of the applicable conditions set forth in Article 6, the Administrative Agent shall make funds available to the applicable Canadian Revolving Credit Borrower in accordance with Article 2.

(3)	The applicable Canadian Revolving Credit Borrower shall, at the request of any Canadian Revolving Credit Lender which has purchased a Draft in accordance with Section 4.01(1)(ii), issue one or more non-interest bearing promissory notes (in form and substance acceptable to such Borrower and such Lender) (each a “BA Equivalent Note”) dated as of the same date, payable on the same date and in the same Face Amount as, and in exchange for, such Draft.

(4)	Bankers’ Acceptances purchased by a Canadian Revolving Credit Lender or Participant may be held by it for its own account until the contract maturity date or sold by it at any time prior to that date in any relevant Canadian market in such Person’s sole discretion.

Section 4.04 Presigned Draft Forms

(1)	Subject to paragraph (2) of this Section 4.04, in order to enable the Canadian Revolving Credit Lenders to accept and purchase Bankers’ Acceptances or complete Drafts in the manner specified in this Article 4, the applicable Canadian Revolving Credit Borrower shall deliver each applicable Lender or its Administrative Agent with such number of Drafts as it may reasonably request, duly signed on behalf of such Borrower. Each applicable Canadian Revolving Credit Lender hereby indemnifies each applicable Canadian Revolving Credit Borrower against any loss or improper use thereof by such Lender or its Administrative Agents, will exercise and cause its agents to exercise such care in the custody and safekeeping of Drafts as it would exercise in the custody and safekeeping of similar property owned by it and will, upon request by an applicable Canadian Revolving Credit Borrower, promptly advise such Borrower of the number and designations, if any, of uncompleted Drafts held by it or the Administrative Agent for such Borrower. The signature of any Responsible Officer of an applicable Canadian Revolving Credit Borrower on a Draft may be mechanically reproduced and any BA Instrument bearing a facsimile signature shall be binding upon such Borrower as if it had been manually signed. Even if the individuals whose manual or facsimile signature appears on any BA Instrument no longer hold office at the date of its acceptance by the applicable Canadian Revolving Credit Lender or at any time after such date, any BA Instrument so signed shall be valid and binding upon the applicable Canadian Revolving Credit Borrower. No Canadian Revolving Credit Lender shall be liable for its failure to accept a Draft as required hereby if the cause of such failure is, in whole or in part, due to the failure of a Canadian Revolving Credit Borrower to provide Drafts to such Lender on a timely basis.

(2)	Each applicable Canadian Revolving Credit Borrower hereby irrevocably appoints each applicable Canadian Revolving Credit Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, any BA Instrument necessary to enable each such Lender to make Drawings in the manner specified in this Article 4. All BA Instruments signed or endorsed on an applicable Canadian Revolving Credit

Borrower’s behalf by a Canadian Revolving Credit Lender shall be binding on such Borrower, all as if duly signed or endorsed by such Borrower. Each Canadian Revolving Credit Lender shall (i) maintain a record with respect to any BA Instrument completed in accordance with this Section 4.04(2), voided by it for any reason, accepted and purchased or purchased or, in the case of a BA Instrument, exchanged for another BA Instrument by it pursuant to this Section 4.04, and cancelled at its respective maturity; and (ii) retain such records in the manner and for the statutory periods provided by Laws which apply to such Lender and make such records available to applicable Canadian Revolving Credit Borrowers acting reasonably. On request by an applicable Canadian Revolving Credit Borrower, the applicable Canadian Revolving Credit Lender shall cancel and return to the possession of such Borrower all BA Instruments which have been pre-signed or pre-endorsed on behalf of such Borrower and which are held by such Lender and are not required to make Drawings in accordance with this Article 4 Procedure for Drawing.

Section 4.05 Payment, Conversion or Renewal of BA Instruments

(1)	Upon the maturity of a BA Instrument, an applicable Canadian Revolving Credit Borrower may (i) elect to issue a replacement BA Instrument by giving a Drawing Notice in accordance with Section 4.03(1); (ii) elect to have all or a portion of the Face Amount of the BA Instrument converted to a Canadian Prime Rate Advance by giving a Borrowing Notice in accordance with Section 3.02; or (iii) pay, on or before 1:00 p.m. (Toronto time) on the maturity date for the BA Instrument, an amount in Canadian Dollars equal to the Face Amount of the BA Instrument (notwithstanding that a Lender may be the holder of it at maturity). Any such payment shall satisfy the applicable Canadian Revolving Credit Borrower’s obligations under the BA Instrument to which it relates and (in the case of any Draft accepted by any Lender or Participant) such relevant Canadian Revolving Credit Lender or Participant shall then be solely responsible for the payment of the BA Instrument, and the applicable Canadian Revolving Credit Borrower shall have no obligation with respect to any payment thereunder.

(2)	If a Canadian Revolving Credit Borrower fails to pay any BA Instrument when due or issue a replacement in the Face Amount of such BA Instrument pursuant to Section 4.05(1), the unpaid amount due and payable shall be converted to a Canadian Prime Rate Advance made by the applicable Canadian Revolving Credit Lenders rateably under the applicable Facility and shall bear interest calculated and payable as provided in Article 3. This conversion shall occur as of the due date and without any necessity for applicable Canadian Revolving Credit Borrower to give a Borrowing Notice. The applicable Canadian Revolving Credit Borrower shall have no obligation with respect to any payment under a BA Instrument that is so converted.

Section 4.06 Circumstances Making Bankers’ Acceptances Unavailable

(1)	If, by reason of circumstances affecting the money market generally, determined in good faith by the Administrative Agent acting reasonably and in respect of which the Administrative Agent shall have given notice to the applicable Borrower of the occurrence and particulars thereof, there is no market for Bankers’ Acceptances, (i) the right to request a Drawing shall be suspended until the circumstances causing a suspension no longer exist; and (ii) any Drawing Notice which is outstanding shall be deemed to be a Borrowing Notice requesting a Borrowing comprised of Advances.

(2)	The Administrative Agent shall promptly notify Open Text of the suspension of the right to request a Drawing and of the termination of any such suspension.

ARTICLE 5

CANADIAN REVOLVING CREDIT FACILITY AND U.S. REVOLVING CREDIT FACILITY -

DOCUMENTARY CREDITS

Section 5.01 Documentary Credits

Each Documentary Credit Lender agrees, on the terms and subject to the conditions of this Agreement, to issue Documentary Credits for the account of the Documentary Credit Borrowers from time to time on any Business Day prior to the Relevant Repayment Date in respect of the Canadian Revolving Credit Facility or the U.S. Revolving Credit Facility, as applicable to such Documentary Credit Borrower.

Section 5.02 Issue Notice

(1)	Each Issue shall be made on notice (an “Issue Notice”) given by the applicable Documentary Credit Borrower to the Administrative Agent and the Documentary Credit Lender from which such Documentary Credit Borrower is requesting the issuance of a Documentary Credit not later than 12:00 p.m. (Toronto time) on the number of days notice specified in Schedule 5. The Issue Notice shall be in substantially the form of Schedule 4, shall be irrevocable and binding on the applicable Documentary Credit Borrower once given by it to the Administrative Agent and such Documentary Credit Lender, and shall specify (i) the applicable Revolving Credit Facility, (ii) the requested date of Issue (the “Issue Date”); (iii) the Type of Documentary Credit; (iv) the Face Amount and currency of the Documentary Credit; (v) the expiration date of the Documentary Credit; and (vi) the name and address of the Beneficiary.

(2)	Each applicable Documentary Credit Borrower shall repay, and there shall become due and payable on the Issue Date, the principal amount of any Accommodations Outstanding which are to be converted in whole or in part, to Documentary Credits, and interest and all other amounts payable in respect thereof, all as if such conversion were a prepayment of such Advances pursuant to Article 2.

Section 5.03 Form of Documentary Credits

Each Documentary Credit shall (i) be dated the Issue Date; (ii) have an expiration date on a Business Day which occurs not later than one year, from the Issue Date (provided that any such Documentary Credit may provide for automatic renewal thereof for any stated period or periods of up to one year in duration in the absence of a timely notice of termination by the issuer of such Documentary Credit) (but in any event not later than the Relevant Repayment Date in respect of the Revolving Credit Facility); (iii) comply with the definition of Documentary Credit; and (iv) be on the standard documentary forms required by the issuing Documentary Credit Lender.

Section 5.04 Documentary Credit Reports

Each Documentary Credit Lender shall furnish (i) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Documentary Credits issued by such Documentary Credit Lender during the previous week and drawings during such week under all Documentary Credits issued by such Documentary Credits, (ii) to the Administrative Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of Documentary Credits issued by such Documentary Credit Lender during the preceding month and drawings during such month under all Documentary Credits issued by such Documentary Credit Lender and (iii) to the Administrative Agent and each Canadian Revolving Credit Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate undrawn Face Amount during the preceding calendar quarter of all Documentary Credits issued by such Documentary Credit Lender under the Canadian Revolving Credit Facility.

Section 5.05 Procedure for Issuance of Documentary Credits

(1)	Not later than 12:00 p.m. (local time at the place of Issue) on an applicable Issue Date, the issuing Documentary Credit Lender will complete and issue an appropriate Type of Documentary Credit (i) dated the Issue Date; (ii) in favour of the Beneficiary; (iii) in a Face Amount and currency equal to the amount referred to in Section 5.02(1); and (iv) with the maturity date as specified by the applicable Borrower in its Issue Notice.

(2)	No Documentary Credit shall require payment against a conforming draft to be made thereunder on the same Business Day upon which such draft is presented, if such presentation is made after 10:00 a.m. (Toronto time) on such Business Day.

(3)	Prior to the Issue Date, the applicable Documentary Credit Borrower shall specify a precise description of the documents and the verbatim text of any certificates or the form of any documents to be presented by the Beneficiary which, if presented by the Beneficiary, would require the issuing Documentary Credit Lender to make payment under the Documentary Credit. The issuing Documentary Credit Lender may, before the issue of the Documentary Credit and in consultation with the applicable Documentary Credit Borrower, require changes in any such document or certificate.

Section 5.06 Payments of Amounts Drawn

(1)	Within one Business Day following the date of any drawing under a Documentary Credit, the applicable Documentary Credit Borrower shall pay to such Documentary Credit Lender an amount in same day funds equal to the amount so drawn in the currency in which such Documentary Credit is payable.

(2)	If the applicable Documentary Credit Borrower fails to pay to the applicable Documentary Credit Lender an amount, in same day funds, equal to the amount of such drawing, then (i) such Borrower shall be deemed to have given a Borrowing Notice to the Administrative Agent, requesting an Advance (in the case of a Documentary Credit denominated in U.S. Dollars and issued under the Canadian Revolving Credit Facility, a U.S. Base Rate Advance, in the case of a Documentary Credit denominated in U.S. Dollars and issued under the U.S. Revolving Credit Facility, an ABR Advance or, in the case of a Documentary Credit denominated in Canadian Dollars, a Canadian Prime Rate Advance) under the Canadian Revolving Credit Facility or the U.S. Revolving Credit Facility, as the case may be, in an amount equal to the amount of such drawing; (ii) the Canadian Revolving Credit Lenders shall on the date of such drawing make such Advance, rateably under the Canadian Revolving Credit Facility; (iii) the U.S. Revolving Credit Lenders shall on the date of such drawing make such Advance, rateably under the U.S. Revolving Credit Facility; and (iv) the Administrative Agent shall pay the proceeds thereof to the applicable Documentary Credit Lender as reimbursement for the amount of such drawing.

(3)	With respect to ABR Advances, U.S. Base Rate Advances and Canadian Prime Rate Advances issued pursuant to Section 5.06(2), the interest rate and Applicable Margin for such advances shall be applied until such advances are repaid in full.

(4)	Each applicable Revolving Credit Lender shall be required to make the Advances referred to in Section 5.06(2) notwithstanding (i) the amount of the Advance may not comply with the minimum amount required for Borrowings hereunder; (ii) whether any conditions specified in Article 6 are then satisfied; (iii) whether a Default or Event of Default has occurred and is continuing; (iv) the date of such Advance; (v) any reduction in either of the Canadian Revolving Credit Commitment or U.S. Revolving Credit Commitment; and (vi) whether the Canadian Revolving Credit Commitment or U.S. Revolving Credit Commitment have been, or, after the making of such Advance, will be, exceeded.

Section 5.07 Risk of Documentary Credits

(1)	In determining whether to pay under a Documentary Credit, a Documentary Credit Lender shall be responsible only to determine that the documents and certificates required to be delivered under the Documentary Credit have been delivered and that they comply on their face with the requirements of the Documentary Credit.

(2)	The reimbursement obligation of a Documentary Credit Borrower under any Documentary Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including (i) any lack of validity or enforceability of a Documentary Credit; (ii) the existence of any claim, set off, defence or other right which any Person may have at any time against a Beneficiary, the Documentary Credit Lender or any other Person, whether in connection with the Credit Documents and the transactions contemplated therein or any other transaction (including any underlying transaction between a Documentary Credit Borrower and a Beneficiary); (iii) any certificate or other document presented with a Documentary Credit proving to be forged, fraudulent or invalid or any statement in it being untrue or inaccurate; (iv) the existence of any act or omission or any misuse of, a Documentary Credit or misapplication of proceeds by the Beneficiary, including any fraud in any certificate or other document presented with a Documentary Credit unless, with respect to the foregoing provisions of this Section 5.07(2), before payment of a Documentary Credit, (x) the applicable Documentary Credit Borrower has delivered to the Documentary Credit Lender a written notice of the fraud together with a written request that it refuse to honour such drawing, (y) the fraud by the Beneficiary has been established to the knowledge of the Documentary Credit Lender so as to make the fraud clear or obvious to the Documentary Credit Lender, and (z) in the case of fraud in the underlying transaction between the Documentary Credit Borrower and the Beneficiary, the fraud is of such character as to make the demand for payment by the Beneficiary under the Documentary Credit a fraudulent one; or (v) the existence of a Default or Event of Default.

(3)	The Documentary Credit Lender shall not be responsible for (i) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Documentary Credit or the rights or benefits under it or proceeds of it, in whole or in part, which may prove to be invalid or ineffective for any reason; (ii) errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, telecopy or otherwise; (iii) errors in interpretation of technical terms; (iv) any loss or delay in the transmission of any document required in order to make a drawing; and (v) any consequences arising from causes beyond the control of the Documentary Credit Lender, including the acts or omissions, whether rightful or wrongful, of any Governmental Authority. None of the above shall affect, impair, or prevent the vesting of any of the Documentary Credit Lenders’ rights or powers under this Agreement. Any action taken or omitted by the Documentary Credit Lender under or in connection with any Documentary Credit or the related certificates, if taken or omitted in good faith, shall not put the Documentary Credit Lender under any resulting liability to Open Text or any Documentary Credit Borrower provided that the Documentary Credit Lender acts in accordance with the standards of reasonable care specified in the Uniform Customs and Practice for Documentary Credits (1993 Revision), ICC Publication 500 (or any replacement publication).

Section 5.08 Repayments

(1)	If a Documentary Credit Borrower is required to repay the Accommodations Outstanding pursuant to Article 9, then such Borrower shall pay to the Administrative Agent an amount equal to the Documentary Credit Lender’s contingent liability in respect of (i) any outstanding Documentary Credit; and (ii) any Documentary Credit which is the subject matter of any order, judgment, injunction or other such determination (a “Judicial Order”) restricting payment under and in accordance with such Documentary Credit or extending the Documentary Credit Lender’s liability under such Documentary Credit beyond its stated expiration date.

(2)	The Documentary Credit Lender shall, with respect to any Documentary Credit, upon the later of:

(a)	the date on which any final and non appealable order, judgment or other such determination has been rendered or issued either terminating the applicable Judicial Order or permanently enjoining the Documentary Credit Lender from paying under such Documentary Credit; and

(b)	the earlier of (i) the date on which either (x) the original counterpart of the Documentary Credit is returned to the Documentary Credit Lender for cancellation, or (y) the Documentary Credit Lender is released by the Beneficiary from any further obligations, and (ii) the expiry (to the extent permitted by any Law) of the Documentary Credit, pay to the applicable Documentary Credit Borrower an amount equal to the amount by which the amount paid to the Administrative Agent pursuant to Section 5.08(1) exceeds the amounts paid by the Documentary Credit Lender under the Documentary Credit.

Section 5.09 Fees

(1)	The Documentary Credit Borrowers under each Revolving Credit Facility shall pay to the Administrative Agent, for the account of the Documentary Credit Lenders under such Revolving Credit Facility, a Documentary Credit Fee with respect to each Documentary Credit issued under such Revolving Credit Facility calculated on the basis of the daily average of the undrawn Face Amount of each such Documentary Credit and a year of 365 or 366 days, as the case may be, and payable quarterly in arrears on the first Business Day of each Financial Quarter in respect of the prior Financial Quarter and in the same currency as such Documentary Credit.

(2)	The Documentary Credit Borrowers under each Revolving Credit Facility shall pay to each Documentary Credit Lender under such Revolving Credit Facility its (i) set-up fees, cable charges and other customary miscellaneous charges (as agreed to by the applicable Documentary Credit Borrowers and the applicable Documentary Credit Lender in advance) in respect of the issue of Documentary Credits by it and upon the amendment or transfer of each Documentary Credit and each drawing made thereunder; and (ii) documentary and administrative charges for amending, transferring or drawing under, as the case may be, Documentary Credits of a similar amount, term and risk (as agreed to by the applicable Documentary Credit Borrowers and the applicable Documentary Credit Lender in advance).

(3)	Commencing on the date hereof to the Relevant Repayment Date in respect of the Canadian Revolving Credit Facility, each Canadian Revolving Credit Borrower shall pay to the Administrative Agent for the rateable benefit of the Canadian Revolving Credit Lenders a Documentary Credit Participation Fee on each such Canadian Revolving Credit Lender’s Applicable Percentage of the daily average of the undrawn Face Amount of each Documentary Credit outstanding under the Canadian Revolving Credit Facility as set forth in Schedule 6. All Documentary Credit Fees will be payable quarterly in arrears on the first Business Day of each Financial Quarter in respect of the prior Financial Quarter, and upon any termination of any Commitment under the Canadian Revolving Credit Facility, in each case for the actual number of days elapsed over a year of 365 or 366 days, as applicable.

Section 5.10 Existing Letters of Guarantee

(1)	Notwithstanding the requirements otherwise set forth in this Article 5, on the Closing Date, each letter of guarantee issued and outstanding under the terms of the Existing Credit Facility shall automatically be deemed to be a Documentary Credit under the Canadian Revolving Credit Facility, to be governed by the terms hereof, except as to those provisions contained in any such letter of guarantee as in effect on the Closing Date, if any, that may be inconsistent with the terms hereof.

ARTICLE 6

CONDITIONS OF LENDING

Section 6.01 Conditions Precedent to the Initial Accommodation

The obligation of each Lender to make its initial Accommodation under the Credit Facilities on or after the Closing Date is subject to (i) the applicable conditions precedent in Section 6.02; and (ii) the condition precedent that the Administrative Agent and each Lender, acting reasonably, shall be satisfied with, or the Borrowers shall have delivered to the Administrative Agent, as the case may be, on or before the day of such initial Accommodation, the following in form, substance and dated as of a date satisfactory to the Lenders, acting reasonably, and their counsel and in sufficient quantities for each Lender:

(1)	a certified copy of (i) the charter documents and by-laws (or equivalent governing documents) of each Loan Party; (ii) the resolutions of the board of directors (or any duly authorized committee or other governing body thereof) or of the shareholders, as the case may be, of each Loan Party approving the borrowing and other matters provided for in this Agreement and approving the entering into of all other Credit Documents to which they are a party and the completion of all transactions contemplated thereunder; (iii) all other instruments evidencing necessary corporate, company or partnership action of each Loan Party and of any required Authorization with respect to such matters; and (iv) certifying the names and true signatures of its officers authorized to sign this Agreement and the other Credit Documents manually or by mechanical means;

(2)	a certificate of status, compliance, good standing or like certificate with respect to each Loan Party issued by the appropriate government official in the jurisdiction of its incorporation;

(3)	execution and delivery of this Agreement and the Security Documents required to be delivered on the Closing Date pursuant to Section 2.12;

(4)	evidence of registration in the necessary jurisdictions of the Encumbrances or notice thereof in favour of the Administrative Agent or the Lenders, as required under Law, created by the Security Documents in order to preserve or protect such Encumbrances or other arrangements for effecting such registrations acceptable to the Administrative Agent together with all searches necessary in connection herewith, in each case requested within a reasonable period prior to the Closing Date;

(5)	all Fees and expenses (including the reasonable legal fees and disbursements of Shearman & Sterling LLP and Stikeman Elliott LLP) then payable under the Credit Documents shall have been paid in full in the applicable currency;

(6)	reasonably satisfactory opinions of counsel to the Loan Party in the jurisdiction of incorporation of such Loan Party and in each jurisdiction specified by the Administrative Agent as is relevant to confirm, inter alia, corporate existence, due authorization and execution of all Credit Documents, the validity and perfection of the Encumbrances created by the applicable Credit Documents, and Canadian withholding tax issues (on customary terms);

(7)	satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to Permitted Encumbrances) security interest in the Collateral or that arrangements in respect thereof shall have been made that are reasonably satisfactory to the Administrative Agent, in each case to the extent required by the terms of the Security Documents;

(8)	a certificate of a Responsible Officer of Open Text attesting to the Solvency of (a) each Loan Party organized under the laws of a jurisdiction located within the United States and (b) of Open Text and its Subsidiaries, on a consolidated basis, in each case in form reasonably satisfactory to the Administrative Agent;

(9)	the Administrative Agent shall, acting reasonably, be satisfied with the amount, types and terms and conditions of all insurance maintained by the Loan Parties, and the Lenders shall have received (i) an insurance broker’s letter reasonably satisfactory to the Administrative Agent with respect to the adequacy of insurance maintained, (ii) certificates of insurance naming the Administrative Agent, on behalf of the Lenders, as an additional insured and showing loss payable to the Administrative Agent, as its interests appear, under all insurance policies to be maintained with respect to the properties of the Loan Parties, evidencing that all such policies are subject to the standard mortgage clause approved by the Insurance Bureau of Canada, as applicable, and providing for 30 days prior written notice of any cancellation or termination of any such policies;

(10)	(i) audited consolidated financial statements of Open Text and its Subsidiaries for the three fiscal years ended on or prior to June 30, 2005, (ii) unaudited consolidated financial statements of Open Text and its Subsidiaries for any interim quarterly periods that have ended since the most recent of such audited financial statements, (iii) and pro forma financial statements as to Open Text and its Subsidiaries giving effect to the Transactions (to be based on the twelve-month period ended March 31, 2006), which in each case (1) shall be reasonably satisfactory in form and substance to the Administrative Agent and the Lenders and (2) shall not be materially and adversely inconsistent with the information provided to the Administrative Agent prior to the date of the Commitment Letter;

(11)	forecasts prepared by management of Open Text, each in form reasonably satisfactory to the Administrative Agent and the Lenders, of balance sheets, statements of operations and cash flow statements for each quarter for the first three Financial Quarters following the Closing Date and for each year commencing with the first Financial Year following the Closing Date for the term of the Credit Facilities;

(12)	evidence satisfactory to the Administrative Agent that Consolidated EBITDA for the four consecutive Financial Quarters ended March 31, 2006, on a pro forma basis after giving effect to the Transaction, shall be not less than U.S. $105,000,000;

(13)	evidence satisfactory to the Administrative Agent that the Consolidated Leverage Ratio as at the end of the four consecutive Financial Quarters ended March 31, 2006, on a pro forma basis after giving effect to the Transaction, shall be not greater than 4.00 to 1.00;

(14)	a certificate of a Responsible Officer of Open Text confirming the absence of any action, suit, investigation or proceeding pending or, to the knowledge of Open Text or any of its Subsidiaries, threatened in any court or before any arbitrator or governmental authority that would reasonably be expected to have a Material Adverse Effect;

(15)	the terms and conditions of the Arrangement Agreement shall be reasonably satisfactory to the Lead Arranger (it being understood that the final Arrangement Agreement in the form delivered to the Administrative Agent on August 4, 2006 is satisfactory); and

(16)	the Target Acquisition shall have been consummated substantially in accordance with the terms and conditions of the Arrangement Agreement without, subject to the other provisions of this clause (16), any material modification or waiver thereto (other than (i) clause (q) in Schedule 6.01 hereto and (ii) any extension of the time required to satisfy any such term or condition, all of which exceptions shall be excluded from this clause (17)) unless consented to by the Majority Lenders (such consent not to be unreasonably withheld or delayed). The consent of the Majority Lenders (not to be unreasonably withheld or delayed) to any modification or waiver by the Term Borrower of the conditions set forth in clauses (b), (e), (i), (j), (k), (l) and (n) in Schedule 6.01 hereto only shall be required if such amendment or variation would have a Material Adverse Effect. In addition, if the Term Borrower determines, in its judgment, that any of the conditions set forth in clauses (b), (e), (i), (j), (k), (l) or (n) in Schedule 6.01 hereto is satisfied, and such condition is not otherwise reasonably satisfied but for such determination, and the events or circumstances which cause the failure of such condition to be so otherwise reasonably satisfied would have a Material Adverse Effect, then, in each such applicable case, the Term Borrower’s determination shall be subject to the consent of the Majority Lenders (not to be unreasonably withheld or delayed). Furthermore, if the Term Borrower determines, in its judgment, that any of the conditions set forth in clauses (c), (f), (g) or (h) in Schedule 6.01 hereto is satisfied, and such condition is not otherwise reasonably satisfied but for such determination, then, in each such applicable case, the Term Borrower’s determination shall be subject to the consent of the Majority Lenders (not to be unreasonably withheld or delayed).

Section 6.02 Conditions Precedent to All Accommodations

(1)	The obligation of each Lender to make Accommodations or otherwise give effect to any Accommodation Notice hereunder shall be subject to the conditions precedent that on the date of such Accommodation Notice and Accommodation, and immediately after giving effect thereto and to the application of any proceeds therefrom, (x) the representations and warranties contained in Article 7 are true and correct in all material respects on and as of such date, all as though made on and as of such date except for those changes to the representations and warranties which have been disclosed to and accepted by the Administrative Agent and the Lenders pursuant to Section 18.01 and any representation and warranty which is stated to be made as of a certain date (and then as of such date); and (y) no event or condition has occurred and is continuing, or would result from such Accommodation or giving effect to such Accommodation Notice, which constitutes a Default or an Event of Default.

(2)	Each of the giving of any Accommodation Notice by a Borrower and the acceptance by a Borrower of any Accommodation shall be deemed to constitute a representation and warranty by such Borrower that, on the date of such Accommodation Notice or Accommodation, as the case may be, and after giving effect thereto and to the application of any proceeds therefrom, the statements set forth in Section 6.02(1) are true and correct.

(3)	For the avoidance of doubt, this Section 6.02 shall not apply to conversions or elections in respect of Accommodations under Section 3.03, 3.04 or 4.05.

Section 6.03 No Waiver

The making of an Accommodation or otherwise giving effect to any Accommodation Notice hereunder, without the fulfilment of one or more conditions set forth in Section 6.01 or 6.02, shall not constitute a waiver of any such condition, and the Administrative Agent and the Lenders reserve the right to require fulfilment of such condition in connection with any subsequent Accommodation Notice or Accommodation.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

Section 7.01 Representations and Warranties

The Loan Parties represent and warrant to each Lender, on the Closing Date and on each other date required by Section 6.02, acknowledging and confirming that each Lender is relying thereon without independent inquiry in entering into this Agreement and providing Accommodations hereunder, that:

(1)	Incorporation and Qualification. Each Loan Party and each of its Subsidiaries is duly incorporated or formed, continued or amalgamated as the case may be, and validly existing under the laws of the jurisdiction of its organization (which, as of the Closing Date, is set forth in Schedule A) and each is duly qualified, licensed or registered to carry on business under the Laws applicable to it in all jurisdictions in which the nature of its Assets or business makes such qualification necessary and where failure to be so qualified, licensed, registered or, except in the case of any Loan Party that is not an Immaterial Subsidiary, to be so duly incorporated or formed, continued or amalgamated, would have a Material Adverse Effect.

(2)	Corporate Power. Each Loan Party and each of its Subsidiaries (i) has all requisite corporate or other power and authority to own and operate its properties and Assets and to carry on the Business carried on by it and any other business as now being conducted by it, except to the extent that any failure of the foregoing would not reasonably be expected to have a Material Adverse Effect; and (ii) has all requisite corporate or other power and authority to enter into and perform its obligations under this Agreement and the other Credit Documents to which it is a party.

(3)	Conflict with Other Instruments. The execution and delivery of the Credit Documents by each Loan Party which is a party thereto and the performance by each Loan Party of its respective obligations thereunder and compliance with the terms, conditions and provisions thereof, will not (i) conflict with or result in a breach of any of the terms, conditions or provisions of (t) its constating documents or by-laws, (u) any Law, (v) any material contractual restriction binding on or affecting it or its properties, or (w) any judgment, injunction, determination or award which is binding on it; or (ii) result in, require or permit (x) the imposition of any Encumbrance in, on or with respect to the Assets now owned or hereafter acquired by it (other than pursuant to the Security Documents or which is a Permitted Encumbrance), (y) the acceleration of the maturity of any material Debt binding on or affecting it, or (z) any third party to terminate or acquire any rights materially adverse to the applicable Loan Party under any Material Agreement except where such conflict, result, requirement or permission would not reasonably be expected to have a Material Adverse Effect.

(4)	Authorization, Governmental Approvals, etc. The execution and delivery of each of the Credit Documents by each Loan Party which is a party thereto and the performance by each such Loan Party of its respective obligations hereunder and thereunder have been duly authorized by all necessary corporate, partnership or analogous action and no Authorization, under any Law, and no registration, qualification, designation, declaration or filing with any Governmental Authority, is or was necessary therefor or to perfect the same, except as are in full force and effect, unamended, except for Permitted Exceptions and where failure to obtain or make such Authorization, qualification, designation, declaration or filing with any Governmental Authority would not reasonably be expected to have a Material Adverse Effect.

(5)	Execution and Binding Obligation. This Agreement and the other Credit Documents have been duly executed and delivered by each Loan Party which is a party thereto and constitute legal, valid and binding obligations of such Loan Party, enforceable against it in accordance with their respective terms, subject only to any limitation under Laws relating to (i) bankruptcy, insolvency, reorganization, moratorium or creditors’ rights generally; and (ii) general equitable principles including the discretion that a court may exercise in the granting of equitable remedies.

(6)	Financial Condition; No Material Adverse Effect. Open Text has furnished to the Lenders (i) its consolidated balance sheets, statements of operations and cash flow statements and (ii) the consolidated balance sheets, statements of operations and cash flow statements of Open Text and the Target, each on a consolidated basis, in each case (x) as of and for the Fiscal Years ended 2003, 2004 and 2005, (and reported on by its auditors in the case of the financial statements of Open Text), and (y) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended March 31, 2006, certified by a Responsible Officer. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Open Text and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (y) above. Except as otherwise publicly disclosed prior to the Closing Date, since June 30, 2005, there has been no event, development or circumstance of which any Loan Party is aware that has had or would reasonably be expected to have a Material Adverse Effect. All information (including that disclosed in all financial statements) pertaining to the Loan Parties (other than projections) (the “Information”) that has been or will be made available to the Lenders or the Administrative Agent by Open Text is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. The projections that have been or will be made available to the Lenders or the Administrative Agent by Open Text have been or will be prepared in good faith based upon reasonable assumptions.

(7)	Litigation. Except as disclosed in Schedule B or I, there are no actions, suits or proceedings (including any Tax-related matter) by or before any arbitrator or Governmental Authority or by any elected public official or by any other Person pending against or, to the knowledge of any Loan Party, threatened against or affecting Open Text or any of its Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or any other Credit Document and that is not being contested by the Loan Parties in good faith by appropriate proceedings or that constitutes an Event of Default. Except with respect to the Disclosed Matter(s) and except any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of Open Text or its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit, (ii) to the knowledge of Loan Party has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability, or (iv) knows of any basis for any Environmental Liability.

(8)	Location of Business. As of the Closing Date, the only jurisdictions (or registration districts within such jurisdictions) in which any Loan Party has any place of business or stores any material tangible personal property are as set forth in Schedule C.

(9)	Material Permits. Each Loan Party possesses all Material Permits as may be necessary to properly conduct its respective business. Each such Material Permit is (i) in full force and effect, (ii) not subject to any dispute, and (iii) is not in default, except to the extent that the failure to be in full force and effect, such dispute or such default would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, all Material Permits of the Loan Parties are listed in Schedule G.

(10)	Trademarks, Patents, etc. Other than intellectual property owned by customers of the Loan Parties or licenced by the Loan Parties from third parties, and except as set forth in Schedule D, each Loan Party is the registered and beneficial owner of, with good and marketable title, free of all Encumbrances other than Permitted Encumbrances, to all material patents, patent applications, trade marks, trade mark applications, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, or other analogous rights with respect to the foregoing and other similar property, used in or necessary for the present and planned future conduct of its business, without any conflict with the rights of any other Person, other than as listed on Schedule D, or other than to the extent that the absence of such title or the existence of such conflicts would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, all material patents, trade marks, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, and other similar rights owned by any Loan Party, are described in Schedule D (collectively, the “Intellectual Property Rights”). As of the Closing Date, except as set forth in Schedule D, no claim has been asserted and is pending by any Person with respect to the use by any Loan Party of any intellectual property or challenging or questioning the validity, enforceability or effectiveness of any intellectual property necessary for the conduct of the business of any Loan Party, except for any such claim that would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule D or except as would not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party has the right to use the intellectual property which such Loan Party owns, (ii) all applications and registrations for such intellectual property are current, and (iii) to the knowledge of all Loan Parties, the conduct of each Loan Party’s business does not infringe the intellectual property rights of any other Person.

(11)	Ownership of Property. Each Loan Party owns its Assets, and with respect to any material immovable or real property of the Loan Parties, with good and marketable title thereto (excluding any defects in title that do not materially impair the value of such property to such Loan Party), free and clear of all Encumbrances, except for Permitted Encumbrances. As of the Closing Date, none of the Loan Parties owns any immovable or real property other than the Owned Real Property.

(12)	Leased Properties. As of the Closing Date, each lease of the Loan Parties (other than any lease which is not material to the operations of the Loan Parties taken as a whole) is in good standing in all material respects and all amounts owing thereunder have been paid by the applicable Loan Party except any such amount the payment obligation in respect of which is in bona fide dispute.

(13)	Insurance. All policies of fire, liability, workers’ compensation, casualty, flood, business interruption and other forms of insurance owned or held by each Loan Party are (a)

sufficient for compliance, in all material respects, with all requirements of Law, and (b) provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of such Loan Party. All such material policies are in full force and effect in all material respects, and no notice of cancellation or termination has been received with respect to any such policy, except for any such notice the effect of which would be that the foregoing provisions of this clause (13) would be true and correct in all material respects. None of the Loan Parties maintains any formalized self-insurance or co-insurance program with respect to its assets or operations or material risks with respect thereto, other than as consented to by the Majority Lenders, acting reasonably. As of the Closing Date, the certificates of insurance delivered to the Administrative Agent pursuant to Section 8.01(i) contain accurate descriptions in customary detail for such certificates of all material policies of insurance owned or held by each Loan Party on the Closing Date.

(14)	Compliance with Laws. Except with respect to Disclosed Matters, each Loan Party and each of its Subsidiaries is in compliance with all Laws, except for non-compliance with which would not reasonably be expected to have a Material Adverse Effect.

(15)	No Default. None of the Loan Parties is in default nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Debt of any Loan Party, or under any material agreement or instrument to which any Loan Party is a party or by which any Loan Party is bound, except where such default would not reasonably be expected to have a Material Adverse Effect.

(16)	Subsidiaries, etc. Except as set forth in Schedule F and Permitted Investments, in each case as of the Closing Date, (i) Open Text is the direct or indirect beneficial owner of all of the issued and outstanding shares or partnership interests, as the case may be, of each other Loan Party; (ii) no Person (other than a Loan Party) has any right or option to purchase or otherwise acquire any of the issued and outstanding shares or partnership interests, as the case may be, of any such Loan Party; and (iii) Open Text does not own or hold any shares of, or any other interest in, directly or indirectly, any other Person.

(17)	Existing Encumbrances. There are no existing Encumbrances on or in the Assets of any Loan Party other than Permitted Encumbrances.

(18)	Canadian Benefit Plans. The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) (the “ITA”) and any other Laws which require registration, have been administered in accordance with the ITA and such other Laws and no event has occurred which would reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, no Canadian Pension Plan provides benefits determined on a defined benefit basis. All material obligations of each Loan Party and each of its Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis. As of the Closing Date, there are no outstanding disputes concerning the assets of any of the Benefit Plans which would reasonably be expected to have a Material Adverse Effect. No promises of benefit improvements under any of the Canadian Benefit Plans have been made except where such improvement would not reasonably be expected to have a Material Adverse Effect. All employer and employee payments, contributions or premiums required to be made or paid by each Loan Party or any of its Subsidiaries to the Canadian Benefit Plans have been made on a timely basis in accordance with the terms of such plans and all Laws. There have been no improper withdrawals or applications of the assets of the Canadian Benefit Plans. There has been no partial termination of any Canadian Pension Plan and no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a partial termination of any of the Canadian Pension Plans under Law which could reasonably be expected to have a Material Adverse Effect.

(19)	Material Agreements. As of the Closing Date, none of the Loan Parties is a party or otherwise subject to or bound or affected by any Material Agreement, except as set out in Schedule H. Except as set forth in Schedule H or as otherwise notified to the Administrative Agent in accordance with Section 8.01(c), all Material Agreements are in full force and effect, unamended, and none of the Loan Parties, or to any Loan Party’s knowledge, any other party to any such agreement is in default with respect thereto, except to the extent that any such failure, amendment or default would not reasonably expected to have a Material Adverse Effect.

(20)	Books and Records. To and including the Closing Date, all books and records of each Loan Party and each of its Material Subsidiaries have been fully, properly and accurately kept and completed in accordance with GAAP (to the extent applicable) in all material respects, and there are no inaccuracies or discrepancies of any kind contained or reflected therein that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(21)	Tax Liability. Each Loan Party and each of its Material Subsidiaries has timely filed or caused to be filed all returns in respect of material Taxes and has paid or caused to be paid all material Taxes required to have been paid by it (including all instalments with respect to the current period) and has made adequate provision for material Taxes for the current period (other than Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary has, if required, set aside on its books adequate reserves in accordance with GAAP, or as to which waivers or extensions have granted by the applicable Governmental Authority) and no tax liens have been filed and no claims are being asserted in writing with respect to any such Taxes, except to the extent that (a) any failure to so file or to make such payment would not reasonably be expected to have a Material Adverse Effect or (b) in the case of any such tax liens or claims, such liens or the assertion of such claims do not materially impair the value, validity or the priority of the security interests of the Lenders in the Collateral.

(22)	Environmental Matters. To the knowledge of any Loan Party, except as disclosed to the Lenders in Schedule I, neither any property of any Loan Party or any of its Subsidiaries, nor the operations conducted thereon violate any applicable order of any Governmental Authority or any Environmental Laws, which violation would reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

(23)	Margin Stock. None of the Loan Parties engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Accommodation has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to refund indebtedness originally incurred for such purpose, or for any other purpose, in each case under circumstances which would result in a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.

(24)	Investment Companies; Regulated Entities. None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control”. None of the Loan Parties are subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

(25)	Solvency. (a) As of the Closing Date, each Loan Party organized under the laws of a jurisdiction located within the United States is Solvent and (b) as of any date, the Loan Parties and their Subsidiaries, on a consolidated basis, are Solvent.

(26)	Plans and Benefit Arrangements.

(a)	Each Loan Party is in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of any Loan Party, with respect to any Multiemployer Plan or any Multiple Employer Plan, which could result in any material liability of any Loan Party. Each Loan Party and each member of the ERISA Group has made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, each Loan Party and each member of the ERISA Group (i) has fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

(b)	To the best of each Loan Party’s or member of the ERISA Group’s knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

(c)	No Loan Party or member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan.

(d)	No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

(e)	None of the Loan Parties nor any members of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. No Loan Party and no other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer

Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of each Loan Party or member of the ERISA Group, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

(f)	To the extent that any Benefit Arrangement is insured, the Loan Parties have paid when due all premiums required to be paid for all periods through the Closing Date. To the extent that any Benefit Arrangement is funded other than with insurance, the Loan Parties have made when due all contributions required to be paid for all periods through the Closing Date.

(g)	All Plans, Benefit Arrangements and Multiemployer Plans have been administered in all material respects in accordance with their terms and applicable law.

(27)	Anti-Terrorism Laws. None of the Loan Parties or any Affiliate of any Loan Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibition set forth in any Anti-Terrorism Law.

(28)	Labour Matters. There are no strikes or other labour disputes pending or, to any Loan Parties’ knowledge, threatened against any Loan Party. Hours worked and payments made to the employees of the Loan Parties comply in all material respects with the Fair Labor Standards Act and all other Law dealing with such matters.

(29)	Executive Offices & Collateral Locations. As of the Closing Date, if applicable, the current location in Canada of (i) each chief executive office, principal place of business and domicile (within the meaning of the Civil Code of Quebec) of each Loan Party and their respective Subsidiaries, and (ii) the warehouses and premises at which any Assets or Collateral is located, are as set forth on Schedule A, and none of such locations has changed within two (2) months preceding the Closing Date. Each Loan Party that keeps records in the Province of Quebec, relating to Collateral, keeps duplicate copies thereof at a location outside the Province of Quebec as designated on Schedule A or otherwise disclosed in writing to the Administrative Agent, as applicable.

(30)	Domestic Guarantor Security Matters

(a)	Securities and Instruments.

(i)	All Intercompany Securities and Intercompany Instruments owned by the Domestic Guarantors have been, where applicable, duly and validly issued and acquired and, in the case of the Intercompany Securities and to the knowledge of the applicable Domestic Guarantors, are fully paid and non-assessable. As of the Closing Date, Schedule A sets out, for each class of such Securities listed in the schedule, the percentage amount that such Securities represent of all issued and outstanding Securities of that class.

(ii)	Except as described in the applicable issuer’s constating documents, no transfer restrictions apply to any Intercompany Securities or Intercompany Instruments listed in Schedule L, which, as of the Closing Date, sets forth a complete list of Intercompany Securities and

Intercompany Instruments. The Domestic Guarantors have delivered to the Administrative Agent copies of all shareholder, partnership, limited liability company or trust agreements applicable to each issuer of such Securities and Instruments which are in the Loan Parties’ possession or control.

(iii)	Except as described in the applicable issuer’s constating documents or Schedule A, as of the Closing Date, no Person has or will have any written or oral option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement to acquire any right or interest in any of the Intercompany Securities and Intercompany Instruments owned by the Domestic Guarantors.

(iv)	The Intercompany Instruments owned by the Domestic Guarantors constitute, where applicable, the legal, valid and binding obligation of the obligor of such Instruments, enforceable in accordance with their terms, subject only to any limitation under applicable laws relating to (i) bankruptcy, insolvency, fraudulent conveyance, arrangement, reorganization or creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies.

(v)	The grants of security and deliveries to the Administrative Agent by the Domestic Guarantors in certificated Securities constituting Collateral pursuant to the Security Documents to which such Domestic Guarantors are party create valid and perfected security interests in such certificated Securities, and the proceeds of them. Subject to Permitted Encumbrances, such Securities and the proceeds from them are not subject to any prior Encumbrance or any agreement purporting to grant to any third party an Encumbrance on the property or assets of the Domestic Guarantors which would include the Securities. The Administrative Agent is entitled to all the rights, priorities and benefits afforded by the Personal Property Security Act (Ontario), UCC or other relevant personal property securities legislation as enacted in any relevant jurisdiction (if and as applicable) to perfect security interests in respect of such Collateral.

Section 7.02 Survival of Representations and Warranties

The representations and warranties herein set forth or contained in any certificates or notices delivered to the Administrative Agent and the Lenders pursuant hereto shall not merge in or be prejudiced by and shall survive any Accommodation hereunder and shall continue in full force and effect (as of the date when made or deemed to be made) so long as any amounts are owing by any of the Borrowers to the Lenders hereunder.

ARTICLE 8

COVENANTS OF THE LOAN PARTIES

Section 8.01 Affirmative Covenants

So long as any amount owing hereunder remains unpaid or any Lender has any obligation under this Agreement, and unless consent or waiver is given in accordance with Section 18.01 hereof, each Loan Party shall:

(1)	Reporting Requirements. During the term of this Agreement, prepare (where applicable, in accordance with GAAP) and deliver to the Administrative Agent on behalf of the Lenders, in a form not objected to by the Majority Lenders, acting reasonably:

(a)	Financial Reporting

(i)	as soon as practicable and in any event within 50 days of the end of each Financial Quarter of Open Text (excluding the fourth Financial Quarter), the interim unaudited consolidated financial statements of Open Text as at the end of such Financial Quarter prepared in accordance with GAAP including, without limitation, a balance sheet, statement of income and retained earnings and a statement of changes in financial position in each case as at the end of and for such Financial Quarter and the then elapsed portion of the Financial Year which includes such Financial Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or in the case of the balance sheet, as at the end of) the previous Financial Year, in each case subject to year-end adjustments and the absence of footnotes;

(ii)	as soon as practicable and in any event within 90 days after the end of each Financial Year of Open Text, the annual audited consolidated financial statements of Open Text prepared in accordance with GAAP including, without limitation, a balance sheet, statement of income and retained earnings and a statement of changes in financial position for such Financial Year (which financial statements shall be audited by a nationally recognized accounting firm), setting forth in each case in comparative form the figures for the previous Financial Year;

(iii)	concurrently with the delivery of (a) the financial statements contemplated in (i) and (ii) above, a Compliance Certificate in respect of such Financial Quarter in the form attached hereto as Schedule 7, and (b) in the case of clause (ii) above, an Excess Cash Flow Certificate in respect of such Financial Year in the form attached hereto as Schedule 8;

(iv)	as soon as available and in any event within 90 days after the end of each Financial Year (in each case, approved by the board of directors of Open Text) an Annual Business Plan in respect of Open Text and its Subsidiaries, on a consolidated basis, in each case, for the current Financial Year, provided that a preliminary draft of such plan shall have been delivered to the Administrative Agent not later than 75 days after the end of each Financial Year; and

(v)	the foregoing financial information shall be presented in United States dollars.

Information required to be delivered pursuant to clauses (i) and (ii) above shall be deemed to have been delivered if such information shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov and Open Text shall have notified the Administrative Agent of the availability of such financial information.

(b)	Environmental Reporting. Promptly, and in any event within 30 days of each occurrence, (i) notify the Administrative Agent of any proceeding or order before any Governmental Authority requiring any Loan Party or any of its Subsidiaries to comply with or take action under any Environmental Laws and of any state or affairs on the Owned Real Properties, material leased real properties or the Business which would reasonably be expected to have a Material Adverse Effect if not taken; and (ii) notify the Administrative Agent and the Lenders of any environmental occurrence of which it has knowledge which would reasonably be expected to adversely affect the Loan Parties, in any material respect, that does not require notification under clause (i) above, together with each delivery of financial statements pursuant to Section 8.01(a).

(c)	Additional Reporting Requirements. Deliver to the Administrative Agent (with sufficient copies for each of the Lenders) (i) as soon as possible, and in any event within five days after any Loan Party becomes aware of the occurrence of each Default or Event of Default, a statement of Responsible Officer of such Loan Party or any other officer acceptable to the Administrative Agent setting forth the details of such Default or Event of Default and the action which such Loan Party proposes to take or has taken with respect thereto; (ii) from time to time upon request of the Administrative Agent, acting reasonably, evidence of maintenance of all insurance required to be maintained by Section 8.01(i), including such originals or copies as the Administrative Agent may reasonably request of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments; and (iii) together with the Compliance Certificate to be delivered pursuant to Section 8.01(a)(iii), written notice of any previously undisclosed, (r) Subsidiaries of Open Text, (s) Material Permits which become necessary for the conduct of the Business by the Loan Parties or any material amendment to, or termination of, any previously disclosed Material Permit, (t) pension plans of any Loan Party, (u) Material Agreements of any Loan Party or any material amendment to, termination of or material default under any previously disclosed Material Agreement, (v) any acquisition of real or immovable property by any Loan Party (excluding leases entered into in the ordinary course of business), and (w) any material Intellectual Property Rights; (x) to the extent necessary for perfection of security interests in any material amount of tangible personal property under the PPSA, notice of any new location of such tangible personal property to the extent located in a jurisdiction within Canada as to which no effective PPSA financing statement has been filed in favour of the Administrative Agent over the Assets of the applicable Loan Party; (y) notice of accounts in excess of $1,000,000 (in any Financial Year) owing by any single account debtor if such account debtor is domiciled outside of jurisdictions in which a Loan Party is domiciled as at the Closing Date or, if such domicile changes after the Closing Date, of which the Administrative Agent has been notified pursuant to the terms hereof; and (z) such other information respecting the condition or operations, financial or otherwise, of the business of any of the Loan Parties as the Administrative Agent, on behalf of the Lenders, may from time to time reasonably request.

(2)	Existence; Conduct of Business. Do and cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (subject only to Section 8.02(3)), and except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect, obtain, preserve, renew and keep in full force and effect any and all Material Permits.

(3)	Payment Obligations. Pay and cause each of its Material Subsidiaries to pay all material Tax liabilities and all other obligations that, in the case of such other obligations, if not paid, could reasonably be expected to result in a Material Adverse Effect, in each case, before the same shall become materially delinquent or in material default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has, if required, set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

(4)	Maintenance of Properties. Keep and maintain, and cause each of its Material Subsidiaries to keep and maintain, all real and personal property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(5)	Books and Records; Inspection Rights. Keep, and cause each of its Material Subsidiaries to keep, proper books of record and account in which entries, that are full, true and correct in all material respects, are made of all dealings and transactions in relation to its business and activities. Permit, and cause each of its Subsidiaries to permit, any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants; provided that (a) except during the continuance of an Event of Default, only one such visit, inspection, examination and discussion (which may be by the Administrative Agent and the Lenders, collectively, and not individually) shall be permitted during a Financial Year at the expense of Open Text, to be coordinated through the Administrative Agent upon at least five days’ prior notice, such visit to be limited to the chief executive office of Open Text and such other locations as may be reasonably agreed with Open Text and (b) during the continuance of an Event of Default, visits shall be permitted to locations other than the chief executive office that are reasonably related to the applicable Event of Default at the expense of Open Text.

(6)	Compliance with Laws and Material Contracts. Comply with, and cause each of its Subsidiaries to comply with, all Laws and orders of any Governmental Authority applicable to it or its property and with all Material Agreements, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(7)	Insurance. Maintain, and cause each of its Material Subsidiaries to maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such liabilities, casualties, risks and contingencies and in such types (including business interruption insurance) and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated and in accordance with any requirement of any Governmental Authority. In the case of any fire, accident or other casualty causing loss or damage to any properties of any Loan Party used in generating cash flow or required by Law, all proceeds of such policies shall be used promptly to repair or replace any such damaged properties, and otherwise shall be used as directed by the Administrative Agent to prepay the Accommodation Outstanding in accordance with Section 2.06(6). Each Loan Party will obtain endorsements to the policies pertaining to all physical properties in which the Administrative Agent or the Lenders shall have an Encumbrance under the Credit Documents, naming the Administrative Agent as an additional insured and showing loss payable to the Administrative Agent, as its interests appear, and evidencing that such policies are subject to the standard mortgage clause approved by the Insurance Bureau of Canada (as applicable), and containing provisions that such policies will not be cancelled without 30 days prior written notice having been given by the insurance company to the Administrative Agent.

(8)	Operation and Maintenance of Property. Manage and operate, and cause each of its Material Subsidiaries to manage and operate, its business or cause its business to be managed and operated (i) in accordance with prudent industry practice in all material respects and in compliance in all material respects with the terms and provisions of all Material Permits, and (ii) in compliance with all Laws of the jurisdiction in which such businesses are carried on, and all Laws of every other Governmental Authority from time to time constituted to regulate the ownership, management and operation of such businesses, except where a failure to do so would not reasonably be expected to have a Material Adverse Effect.

(9)	Status of Accounts and Collateral. With respect to the Collateral, report immediately to the Administrative Agent any matters materially adversely affecting the value, enforceability or collectibility of any of the Collateral where such matter would reasonably be expected to have a Material Adverse Effect.

(10)	Credit Policy and Accounts Receivable. Maintain, at all times, written credit policies consistent with good business practices, adhere to such policies to the extent commercially reasonable and collect, and cause each of its Material Subsidiaries to collect, accounts receivable in the ordinary course of business in a commercially reasonable manner.

(11)	Cure Defects. Promptly cure or cause to be cured any defects in the execution and delivery of any of the Credit Documents or any of the other agreements, instruments or documents required to be executed and/or delivered pursuant thereto or any defects in the validity or enforceability of any of the Credit Documents and, at its expense, execute and deliver or cause to be executed and delivered all such agreements, instruments and other documents as the Administrative Agent, acting reasonably, may consider necessary for the foregoing purposes.

(12)	Hedging Requirements. From and after the date that is 30 days following the Closing Date, maintain through the third anniversary of the Closing Date (or such earlier date on which the Term Loan Facility is repaid in full), interest rate hedging arrangements, with counterparties and on terms reasonably acceptable to the Administrative Agent, in respect of 50% of the aggregate actual and projected outstanding principal amount of the Term Loan Facility.

(13)	Additional Loan Parties/Security. In each case subject to Permitted Exceptions, if, at any time on or after the Closing Date, any Loan Party creates or acquires a Subsidiary (other than an Excluded Subsidiary) or in some other fashion becomes the holder of any Equity Securities of a new Subsidiary (other than an Excluded Subsidiary), or, if any Excluded Subsidiary of a Loan Party is designated as, or, in the case of the Target and its Subsidiaries, becomes, a Material Subsidiary:

(a)	The applicable Loan Party will promptly execute and deliver to the Administrative Agent a securities pledge agreement, in form and substance satisfactory to the Administrative Agent acting reasonably, granting a security interest in 100% of the Equity Securities of such new or newly designated Subsidiary owned by such Loan Party;

(b)	To the extent not prohibited or restricted by Law, the applicable Loan Party will cause such new or newly designated Subsidiary to promptly execute and deliver to the Administrative Agent a guarantee and security of the nature contemplated by Section 2.12, all in form and substance satisfactory to the Administrative Agent, acting reasonably and accompanied by customary legal opinions of counsel to such Loan Party or such Subsidiary; and

(c)	In connection with the execution and delivery of any guarantee, pledge agreement, mortgage, security agreement or analogous document pursuant to this Section, the applicable Loan Party will, or will cause the applicable Subsidiary to, deliver to the Administrative Agent such corporate resolutions, certificates, legal opinions and such other related documents, including, in respect of real property, reasonably satisfactory title insurance or a reasonably satisfactory title opinion and surveys, as shall be reasonably requested by the Administrative Agent and consistent with the relevant forms and types thereof delivered on the Closing Date or as shall be otherwise reasonably acceptable to the Administrative Agent. Each guarantee, pledge agreement, mortgage, security agreement and any other analogous document delivered pursuant to this Section shall be deemed to be a Security Document from and after the date of execution thereof.

(14)	Further Assurances. At the reasonable cost and expense of the Borrowers, upon request of the Administrative Agent, duly execute and deliver or cause to be duly executed and delivered to the Administrative Agent such further instruments and do and cause to be done such further acts as may be necessary in the reasonable opinion of the Administrative Agent to carry out more effectually the provisions and purposes of the Credit Documents.

(15)	Material Permits. Maintain and cause each of its Subsidiaries to maintain all Material Permits as may be necessary to properly conduct their respective businesses, the failure of which to maintain would reasonably be expected to have a Material Adverse Effect.

(16)	Debt Rating. Maintain at all times during which the Term Loan Facility is outstanding, on and after the date that is 60 days following the Closing Date, debt ratings for the Credit Facilities from S&P and Moody’s.

(17)	Notices Regarding Plans and Benefit Arrangements.

(a)	Certain Events. Promptly upon, and in any event within 10 Business Days of, becoming aware of the occurrence thereof, provide notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(i)	any reportable event (as defined in Section 4043(c) of ERISA) with respect to any Loan Party or any other member of the ERISA Group (other than any reportable event notice of which to the PBGC has been waived),

(ii)	any Prohibited Transaction which could subject any Loan Party or any other member of the ERISA Group to a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder.

(iii)	any assertion of material withdrawal liability with respect to any Multiemployer Plan,

(iv)	any partial or complete withdrawal from a Multiemployer Plan by any Loan Party or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability.

(v)	any cessation of operations by any Loan Party or any other member of the ERISA Group as described in Section 4062(e) of ERISA,

(vi)	withdrawal by any Loan Party or any other member of the ERISA Group from a Multiple Employer Plan,

(vii)	a failure by any Loan Party or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA,

(viii)	the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

(ix)	any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

(b)	Notices of Involuntary Termination and Annual Reports. Promptly, and in any event within 10 Business Days, after receipt thereof, deliver to the Administrative Agent copies of (a) all notices received by any Loan Party or any other member of the ERISA Group of the PBGC’s intent to terminate any Plan administered or maintained by any Loan Party or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Administrative Agent or any Lender each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by any Loan Party or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of any Loan Party or any other member of the ERISA Group and each Schedule B (Actuarial Information) to the annual report filed by any Loan Party or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

(c)	Notice of Voluntary Termination. Promptly, and in any event within 10 Business Days, upon the filing thereof, deliver to the Administrative Agent copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

(d)	Canadian Benefit Plans. For each existing, or hereafter adopted, Canadian Benefit Plan, Borrowers shall, and shall cause each of their respective Subsidiaries to, in a timely fashion comply with and perform in all respects all of its obligations under and in respect of such Canadian Benefit Plan, including under any funding agreements and all applicable laws (including any applicable fiduciary, funding, investment and administration obligations), except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that all employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Benefit Plan shall be paid or remitted by the Borrowers or their Subsidiaries in a timely fashion in accordance with the terms thereof, any funding agreements and all Laws.

The Borrowers shall deliver to Administrative Agent (i) if requested by Administrative Agent, acting reasonably, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Borrower or any of its Subsidiaries may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; and (iii) notification within thirty (30) days of any increases having a cost to any Borrower or its Subsidiaries in excess of Cdn. $2,500,000 per annum in the aggregate, in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any such plan to which any Borrower or its Subsidiaries were not previously contributing.

(18)	Domestic Guarantor Security Matters

(a)	Securities and Instruments.

(i)	If any Intercompany Securities or Intercompany Instruments owned by a Domestic Guarantor are now or at any time become evidenced, in whole or in part, by uncertificated securities registered or recorded in records maintained by or on behalf of the issuer thereof in the name of a clearing agency or a custodian or of a nominee of either, the applicable Domestic Guarantor will notify the Administrative Agent in writing of such Securities and Instruments and, at the request and option of the Administrative Agent, (i) to the extent applicable under Law, cause an appropriate entry to be made in the records of the clearing agency or custodian (if there is such an agency or Person) or the applicable securities register, as applicable, to record the interest of the Administrative Agent or its nominee (if the Administrative Agent or such nominee is a member of such clearing agency) or otherwise as the Administrative Agent may reasonably direct in such Securities or Instruments created pursuant to the Security Documents or (ii) cause the Administrative Agent to have control over such Securities or Instruments.

(ii)	During the continuance of an Event of Default, if any Securities or Instruments (other than Intercompany Securities or Intercompany Instruments) owned by a Domestic Guarantor are evidenced, in whole or in part, by uncertificated securities registered or recorded in records maintained by or on behalf of the issuer thereof in the name of a clearing agency or a custodian or of a nominee of either, the applicable Domestic Guarantor will notify the Administrative Agent in writing of such Securities and Instruments (unless such notice previously has been given) and, at the request and option of the Administrative Agent, (i) cause an appropriate entry to be made in the records of the clearing agency or custodian, as applicable, to record the interest of the Administrative Agent or its nominee (if the Administrative Agent or such nominee is a member of such clearing agency) or otherwise as the Administrative Agent may reasonably direct in such Securities or Instruments created pursuant to the Security Documents or (ii) cause the Administrative Agent to have control over such Securities or Instruments.

(iii)	None of the Domestic Guarantors will, either before or after an Event of Default, make any entry in the records of a clearing agency or custodian or the applicable securities register to record any security interest of any Person, other than the Administrative Agent or its agent, in any Securities or Instruments owned by a Domestic Guarantor, or will grant control to any Person other than the Administrative Agent or its agent or the agent of a Domestic Guarantor over such Securities or Instruments so long as such Domestic Guarantor is the owner thereof.

(iv)	If any Domestic Guarantor acquires ownership of any Intercompany Securities or Intercompany Instruments, such Domestic Guarantor will notify the Administrative Agent in writing and provide the Administrative Agent with a revised Schedule L recording the acquisition and particulars of such Instruments or Securities within 15 days after such acquisition. Upon request by the Administrative Agent, such Domestic Guarantor will promptly deliver to and deposit with the Administrative Agent, or cause the Administrative Agent to have control over, all such Securities or Instruments as security for the obligations of the applicable Domestic Guarantor pursuant to this Agreement and the other Credit Documents to which such Domestic Guarantor is party.

(v)	Forthwith upon the occurrence of an Event of Default that is continuing, each Domestic Guarantor will provide the Administrative Agent with a list of all Securities and Instruments (other than Intercompany Securities or Intercompany Instruments) held by it, and will notify the Administrative Agent of the acquisition by it of any additional Securities and Instruments (other than Intercompany Securities or Intercompany Instruments). Upon request by the Administrative Agent during the continuance of an Event of Default, each Domestic Guarantor will promptly deliver to and deposit with the Administrative Agent, or cause the Administrative Agent to have control over, all Securities or Instruments (other than Intercompany Securities or Intercompany Instruments) owned or held by such Domestic Guarantor, as security for the obligations of the applicable Domestic Guarantor pursuant to this Agreement and the other Credit Documents to which such Domestic Guarantor is party.

(vi)	Each Domestic Guarantor will ensure that no Person other than itself, its agent or another Person on its behalf, or the Administrative Agent or its agent has possession of any certificated Securities or certificated Instruments owned by such Domestic Guarantor.

(vii)	Each Domestic Guarantor will, with respect to any Securities or Instruments owned by it, at the request of the Administrative Agent (but, in the case of Securities or Instruments that are not Intercompany Securities or Intercompany Instruments, such request shall only be made during the continuance of a Event of Default) (i) cause the transfer of such Securities or Instruments to the Administrative Agent (or its nominee (if the Administrative Agent or such nominee is a member of such clearing agency) or otherwise as the Administrative Agent may reasonably direct) to be recorded in the records of a clearing agency or custodian, if and as applicable under Law, or on the applicable securities register or (ii) duly endorse such Securities or Instruments for transfer in blank or register them in the name of the Administrative Agent or its nominee or otherwise as the Administrative Agent may reasonably direct, (iii) immediately deliver to the Administrative Agent any and all consents or other documents which may be necessary to effect the transfer of such Securities or Instruments to the Administrative Agent or any third party and (iv) deliver to or otherwise cause the Administrative Agent to have control over such Securities or Instruments.

(b)	Intellectual Property. Promptly following the request of the Administrative Agent, each Domestic Guarantor will furnish the Administrative Agent in writing the description of all material Registered Intellectual Property or applications for material Registered Intellectual Property of such Domestic Guarantor. In addition, such Domestic Guarantor will deliver to the Administrative Agent a copy of the certificate of or other document evidencing registration of, or application for, such Registered Intellectual Property with a Confirmation of Security Interest in the form of Schedule M, or such other form as may be necessary or appropriate under applicable Law, in respect of such Registered Intellectual Property confirming the grant of security in such Registered Intellectual Property to the Administrative Agent and promptly make all such filings, registrations and recordings as are necessary or appropriate to preserve, protect and perfect the Security Interest granted to the Administrative Agent in such Registered Intellectual Property.

(c)	Maintaining the Account Collateral. So long as any Accommodation or any other obligation secured by the Pledge and Security Agreement (other than contingent indemnification claims as to which no demand has been made, “Unmatured Surviving Obligations”) of any Loan Party under any Credit Document shall remain unpaid or shall be outstanding, any Eligible Hedging Agreement shall be in effect or any Lender Party shall have any Commitment:

(i)	Commencing on the date that is 60 days following the Closing Date (or such later date as the Administrative Agent may reasonably agree), the U.S. Grantor will maintain deposit accounts only with the financial institution acting as Administrative Agent hereunder or with a bank (a “Pledged Account Bank”) that has agreed with the U.S. Grantor and the Administrative Agent to comply with instructions originated by the Administrative Agent directing the disposition of funds in such deposit account without the further consent of such U.S. Grantor , such agreement in form and substance reasonably satisfactory to the Administrative Agent and the U.S. Grantor (a “Deposit Account Control Agreement”); provided, however, that this Section 8.01(18)(c) shall only apply to accounts maintained in the United States and shall not apply to deposit accounts (A) used solely as a tax or payroll account, escrow account, trust account, petty cash account or flexible spending account, in each case maintained in the ordinary course of business or (B) or other deposit accounts to the extent that the aggregate amount on deposit with all such other deposit accounts does not exceed $2,500,000 at any time.

(ii)	The U.S. Grantor will promptly, within 75 days following the Closing Date (or such later date as the Administrative Agent may reasonably agree), instruct each Person obligated at any time to make any payment to such U.S. Grantor for any reason (an “Obligor”) to make such payment to a Pledged Deposit Account or the Collateral Account, except that such U.S. Grantor shall not be under such obligation with respect to Persons (i) making payments to a Pledged Deposit Account or Collateral Account as of the date hereof, (ii) making payments to such U.S. Grantor of less than $250,000 a year in the aggregate, or (iii) making payments to accounts not purported to be subject to the security of the Guaranteed Parties in accordance with this Agreement, if any.

(iii)	The Administrative Agent may, at any time during the continuance of an Event of Default and without notice to, or consent from, the U.S. Grantor, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts, the Collateral Account to satisfy the guaranteed obligations under the Security and Pledge Agreement and other Credit Documents.

(iv)	Upon any termination by a U.S. Grantor of any Pledged Deposit Account, such U.S. Grantor will promptly (i) to the extent transferred within the United States, transfer all funds and property held in such terminated Pledged Deposit Account to another Pledged Deposit Account or the Collateral Account and (ii) notify all Obligors that were making payments to such Pledged Deposit Account, to the extent future payments continue to be made within the United States, to make all future payments to another Pledged Deposit Account or the Collateral Account, in each case so that the Administrative Agent shall have a continuously perfected security interest in such Account Collateral, funds and property.

(d)	Collections on Assigned Agreements and Instruments. Except as otherwise provided in this Section 8.01(18)(d), each U.S. Grantor will continue to collect, at its own expense, all amounts due or to become due such U.S. Grantor under the Assigned Agreements, Receivables and Related Contracts (each such term being used herein as defined in the Security and Pledge Agreement). In connection with such collections, such U.S. Grantor may take (and, at the Administrative Agent’s direction upon the occurrence and during the continuance of an Event of Default, will take) such action as such U.S. Grantor or the Administrative Agent may deem necessary or advisable to enforce collection of the Assigned Agreements, Receivables and Related Contracts; provided, however, that the Administrative Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to such U.S. Grantor of its intention to do so, to notify the Obligors under any Assigned Agreements, or Instruments of the assignment of such Assigned Agreements and Instruments to the Administrative Agent and to direct such Obligors to make payment of all amounts due or to become due to such U.S. Grantor thereunder directly to the Administrative Agent and, upon such notification and at the expense of such U.S. Grantor, to enforce collection of any such Assigned Agreements and Instruments to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such U.S. Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements and Instruments, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by any U.S. Grantor of the notice from the Administrative Agent referred to in the proviso to the preceding sentence upon the occurrence and during the continuance of an Event of Default, (i) all amounts and proceeds (including, without limitation, instruments) received by such U.S. Grantor in respect of the Assigned Agreements and Instruments of such U.S. Grantor shall be deemed to be received in trust for the benefit of the Administrative Agent hereunder, shall be segregated from other funds of such U.S. Grantor and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary indorsement) to be deposited in the Collateral Account and either (A) released to such U.S. Grantor on the terms set forth in Section 5 of the Security and Pledge Agreement so long as no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided in Section 13(b) of the Security and Pledge Agreement and (ii) upon notice from the Administrative Agent in connection with the enforcement of its rights and remedies under the Credit Documents, such U.S. Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Instrument, release wholly or partly any Obligor thereof or allow any credit or discount thereon. No U.S. Grantor will permit or consent to the subordination of its right to payment under any of the Assigned Agreements or Instruments to any other indebtedness or obligations of the Obligor thereof.

(e)	Commercial Tort Claims. Each U.S. Grantor will promptly give notice to the Administrative Agent of any commercial tort claim of such U.S. Grantor that may arise after the date hereof with an anticipated recovery of at least $500,000 and will immediately execute or otherwise authenticate a supplement to the Security and Pledge Agreement, and otherwise take all action reasonably necessary to subject such commercial tort claim to the first priority (subject to Permitted Encumbrances) security interest created under such Security Document.

(19)	Financial Assistance. Each Loan Party shall comply, in each case in all material respects, with sections 151 to 158 (inclusive) of the Companies Act 1985 of England and Wales (if applicable) and all other applicable laws and regulations relating to financial assistance by a company for the acquisition or subscription for shares or relating to protection of shareholders’ capital in other applicable jurisdictions, including in relation to the execution and performance of the Credit Documents and the payment of amounts due under the Credit Documents.

Section 8.02 Negative Covenants

So long as any amount owing hereunder remains unpaid or any Lender has any obligation under this Agreement, and unless consent or waiver is given in accordance with Section 18.01 hereof, no Loan Party shall:

(1)	Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than Permitted Debt.

(2)	Encumbrances. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Encumbrance on any of its or their, as the case may be, respective Assets, other than Permitted Encumbrances.

(3)	Fundamental Changes. Except as contemplated by the Target Acquisition and otherwise pursuant to this Agreement, merge into or amalgamate or consolidate with, or permit any of its Material Subsidiaries to merge into, amalgamate or consolidate with, any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or any of the Equity Securities of any of the Loan Parties (in each case, whether now owned or hereafter acquired), or liquidate, dissolve or be wound up, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Loan Party may merge into, or amalgamate or consolidate with, any other Loan Party, (ii) any Loan Party may sell, transfer, lease or otherwise dispose of its assets to any other Loan Party, (iii) any Loan Party (other than Open Text) or any of its wholly-owned Subsidiaries may be wound up into any Loan Party if such Loan Party determines in good faith that such winding up is in the best interests of such Loan Party and the Administrative Agent, acting reasonably, determines in good faith that such winding up is not disadvantageous in any material respect to the Lenders, and (iv) and any wholly-owned Subsidiary of any Loan Party may merge into, or amalgamate or consolidate with, any Loan Party, so long as, except in the case of the Target Amalgamation, the surviving or continuing entity is a Loan Party; provided that any amalgamation pursuant to Section 8.02(3)(iv) shall not be permitted unless the amalgamated corporation confirms to the Administrative Agent in writing that the amalgamated corporation is liable, by operation of law or otherwise, for the obligations of such Loan Party and under this Agreement.

(4)	Carry on Business. Engage in any business or permit any of its Subsidiaries to engage in any business, other than the Business and businesses reasonably related thereto.

(5)	Disposal of Assets Generally. Dispose of, or permit any of its Subsidiaries to Dispose of, any Assets to any Person, other than Permitted Dispositions, so long as (other than in respect of a Permitted Disposition described in clause (ii) of the definition thereof) no Event of Default has occurred and is continuing or would result therefrom.

(6)	Transactions with Affiliates. Dispose of, or permit any of its Subsidiaries to Dispose of any Assets to, or purchase, lease or otherwise acquire any Assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not more restrictive to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Loan Parties not involving any other Affiliate, (c) any Restricted Payments permitted by Section 8.02(8) or any intercompany Debt and interest thereon expressly excluded from the definition of Restricted Payment and (d) as otherwise permitted pursuant to this Agreement and the Credit Documents. Except as otherwise permitted pursuant to the terms of this Agreement and the other Credit Documents, no Loan Party will enter into any transaction or series of transactions, or permit any of its Subsidiaries to enter into any transaction or series of transactions, with Affiliates of the Loan Parties which involve an outflow of money or other property from the Loan Parties to an Affiliate of the Loan Parties, including repayment of Debt, or payment of management fees, affiliation fees, administration fees, compensation, salaries, asset purchase payments or any other type of fees or payments similar in nature, other than on terms and conditions substantially as favourable to the Loan Parties as would be obtainable by the Loan Parties in a reasonably comparable arm’s-length transaction with a Person other than an Affiliate of the Loan Parties. The foregoing restrictions shall not apply to: (i) the payment of reasonable and customary fees to directors of Open Text who are not employees of Open Text, (ii) any other transaction with any employee, officer or director of the Loan Parties pursuant to employee profit sharing and/or benefit plans and compensation and non-competition arrangements in amounts customary for corporations similarly situated to the Loan Parties and entered into in the ordinary course of business and approved by the board of directors of the applicable Loan Party (or, as to the Target and its Subsidiaries, (A) entered into prior to the Arrangement Date and not materially less favourable, taken as a whole, to the Target and its Subsidiaries, taken as a whole with all such transactions, than is customary for corporations similarly situated or (B) publicly disclosed prior to the Arrangement Date), or (iii) any reimbursement of reasonable out-of-pocket costs incurred by an Affiliate of Open Text on behalf of or for the account of Open Text or any of the Loan Parties.

(7)	Restrictive Agreements. Directly or indirectly enter into, incur or permit to exist, or permit any of its Subsidiaries to directly or indirectly enter into, incur or permit to exist, any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or such Subsidiary to create, incur or permit to exist any Encumbrance upon any of its Assets, (b) the ability of such Loan Party or such Subsidiary to pay dividends or other distributions with respect to any Equity Securities or with respect to, or measured by, its profits or to make or repay loans or advances to any Loan Party or to provide a guarantee of any Debt of any Loan Party, (c) the ability of any Loan Party or any of its Subsidiaries to make any loan or advance to the Loan Parties, or (d) the ability of any Loan Party or any of its Subsidiaries to sell, lease or transfer any of its property to any other Loan Party; provided that the foregoing shall not apply to (i) restrictions and conditions existing on the Closing Date identified on Schedule K (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), to (ii) customary restrictions and conditions contained in agreements relating to the sale of a Loan Party any of its Subsidiaries pending such sale and such restrictions and conditions apply only to the Loan Party or such Subsidiary that is to be sold and such sale is permitted hereunder; (iii) restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt; (iv) restrictions or conditions in respect of agreements to which the Target or any of its Subsidiaries is a party on the Arrangement Date; and (v) customary provisions in leases and other ordinary course contracts restricting the assignment or pledge thereof.

(8)	Restricted Payments. Declare, make or pay or agree to declare, make or pay, or permit any of its Subsidiaries to declare, make or pay, or agree to declare, make or pay, directly or indirectly, any Restricted Payment, except (a) the declaration and payment of dividends with respect to the Equity Securities of Open Text payable solely in additional Equity Securities, (b) Restricted Payments by any Subsidiary of a Loan Party to its parent entity or entities (so long as, in the case of a non-wholly-owned Subsidiary, such Restricted Payments are made at least ratably to the applicable parent which is a Loan Party), (c) regularly scheduled payments in respect of Permitted Debt, (d) Restricted Payments by Open Text pursuant to and in accordance with stock option plans, profit sharing plans, employment agreements and/or other benefit plans for the directors or officers of Open Text and its Subsidiaries, provided that the aggregate amount of cash payments made by the Loan Parties in any Financial Year pursuant to all such stock option plans, profit sharing plans and other compensation benefit plans shall not exceed reasonable commercial amounts, (e) Restricted Payments by the Loan Parties, in an aggregate amount not to exceed in any Financial Year (i) in the case of any dividends or distributions, 30% of Consolidated Net Income for such Financial Year, (ii) in the case of any prepayments of Subordinated Debt or Permitted Convertible Debt, U.S. $50,000,000 (exclusive of amounts of Subordinated Debt or Permitted Convertible Debt refinanced with the proceeds of Permitted Subordinated Debt or Permitted Convertible Debt, as the case may be, to the extent otherwise permitted under this Agreement) and (iii) in the case of any repurchase of capital stock of Open Text, U.S. $75,000,000, in each case to the extent made with the proceeds of Available Excess Cash Flow and the proceeds of Excluded Equity Issuances, Permitted Convertible Debt and Subordinated Debt, and in each case that are not required to prepay the Accommodations Outstanding pursuant to Section 2.06 hereof and Not Otherwise Applied, so long as, after giving effect thereto, (x) the Loan Parties would be in compliance with the financial covenants set forth in Section 8.03 on a pro forma basis and (y) no Default or Event of Default has occurred and is continuing or would result therefrom, and (f) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, payments of Debt permitted under this Agreement owing to IXOS Software AG or Gauss Interprise AG (other than Debt owing by Open Text in respect of the Gauss Acquisition), other than Debt incurred in connection with a reorganization, restructuring or similar transaction.

(9)	Investments. Purchase, hold or acquire, or permit any other Loan Party to purchase, hold or acquire (including pursuant to any amalgamation with any Person that was not a wholly-owned Subsidiary prior to such amalgamation), any Equity Securities, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person, except:

(a)	investments by a Loan Party in the Equity Securities of any other Loan Party;

(b)	loans or advances made by any Loan Party to any other Loan Party;

(c)	at any time that no Default or Event of Default has occurred and is continuing, or would result therefrom, investments by a Loan Party in the Equity Securities of an Excluded Subsidiary or loans or advances made by a Loan Party to an Excluded Subsidiary (other than investments, loans or advances existing as of the Closing Date), provided that the aggregate amount outstanding of all such investments, loans or advances made by all Loan Parties does not at any time exceed U.S. $75,000,000 at any time (plus trade payables and amounts paid on account of services rendered, in each case, in the ordinary course of business), such amount to be determined net of Investment Credits received from Excluded Subsidiaries;

(d)	Permitted Debt;

(e)	Investments of the Target and its Subsidiaries existing on the Arrangement Date;

(f)	Investments acquired pursuant to a Permitted Acquisition;

(g)	Investments existing on the Closing Date in the Equity Securities listed on Schedule F and any security into which such Equity Securities or such converted security may be converted from time to time;

(h)	Investments consisting of the repurchase of shares of Open Text to the extent permitted under Section 8.02(8);

(i)	Permitted Investments; and

(j)	at any time that no Default or Event of Default has occurred and is continuing, or would result therefrom, other Investments in any Person engaged in the same or related line of business that are not otherwise permitted hereunder not to exceed U.S. $50,000,000 at any time, such amount to be determined net of Investment Credits received from all such Persons.

(10)	Acquisitions. Make any Acquisition, or permit any of its Subsidiaries to make any Acquisition, other than, and provided no Default or Event of Default has occurred and is continuing, or would result therefrom, a Permitted Acquisition.

(11)	Subsidiaries. Create, or permit any of its Subsidiaries to create, any Subsidiary unless, except as otherwise provided for in this Agreement, such Subsidiary is a wholly-owned Subsidiary.

(12)	Lease-Backs. Except as otherwise provided for in this Agreement, and except for any Sale-Leaseback entered into on market terms in respect of the Gordon Baker Road Property, enter into, or permit any of its Subsidiaries to enter into, any arrangement, directly or indirectly, with any Person whereby any such Loan Party or such Subsidiary shall sell or transfer any property, whether now owned or hereafter acquired, and whereby any such Loan Party or such Subsidiary shall then or thereafter rent or lease as lessee such property or any part thereof or other property which such Loan Party intends to use for substantially the same purpose or purposes as the property sold or transferred.

(13)	Canadian Pension Plan Compliance. (a) Terminate, or permit any of its Subsidiaries to terminate, any Canadian Pension Plan in a manner, or take any other action with respect to any Canadian Pension Plan, which would reasonably be expected to have a Material Adverse Effect, (b) fail to make, or permit any permit any of its Subsidiaries to fail to make, full payment when due of all amounts which, under the provisions of any Canadian Pension Plan, agreement relating thereto or Law, Open Text or any other Loan Party is required to pay as contributions thereto, (c) contribute to or assume an obligation to contribute to, or permit any Loan Party (other than any Loan Party acquired as a result of a Permitted Acquisition) to contribute to or assume an obligation to contribute to, any defined benefit pension plan or “multi-employer pension plan” as such terms are defined in the Pension Benefits Act (Ontario), or (d) acquire, or permit any Loan Party to acquire, an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to any defined benefit pension plan or “multi-employer pension plan” as such terms are defined in the Pension Benefits Act (Ontario); provided that, Open Text or any other Loan Party may acquire an interest in any such Person if such Person is acquired as a Permitted Acquisition and neither Open Text nor any of the Loan Parties has any legal liability to perform such Person’s obligations or assume such Person’s liabilities.

(14)	Capital Expenditures. Make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by Open Text and its Subsidiaries, as determined on a consolidated basis in any Financial Year to exceed $30,000,000 (the “Base Amount”), provided that if, for any Financial Year set forth above, the Base Amount exceeds the aggregate amount of Capital Expenditures made by Open Text and its Subsidiaries, as determined on a consolidated basis during such Financial Year (the amount of such excess being the “Excess Amount”), each Borrower and its Subsidiaries shall be entitled to make additional Capital Expenditures in the immediately succeeding Financial Year in an amount equal to the lesser of (i) the Excess Amount and (ii) 50% of the Base Amount; provided further that the foregoing limitations shall not prohibit the ability of the Loan Parties to make Capital Expenditures with the proceeds of Available Excess Cash Flow, Escrow Proceeds and the proceeds of Excluded Equity Issuances that are not required to prepay the Accommodations Outstanding pursuant to Section 2.06 hereof and, in each case, Not Otherwise Applied.

(15)	Amendments. Allow (i) any amendments to its or any of its Subsidiaries’ constating documents or by-laws (or other governing documents) which are adverse in any material respect to the Lenders’ interests hereunder or the Encumbrances arising under or created by the Security Documents; or (ii) any amendments to, or grant any waivers in respect of Material Agreements or any guarantee or security in respect thereof in a manner that would materially and adversely affect the Lenders’ interests, taken as a whole, under the Credit Documents.

(16)	Change of Auditors. Change its auditors other than to a nationally recognized accounting firm.

(17)	Plan and Benefit Arrangements. Not and not permit any of its Subsidiaries to:

(a)	fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan;

(b)	request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

(c)	engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Effect;

(d)	fail to make when due any contribution to any Multiemployer Plan that any Loan Party or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto, except where any such failure is likely to result in a material liability of a Loan Party;

(e)	withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in a material liability of any Loan Party;

(f)	terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a material liability to any Loan Party;

(g)	make any amendment to any Plan with respect to which security is required under Section 307 or ERISA; or

(h)	fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely to result in a Material Adverse Effect.

(18)	Speculative Transactions. Engage in, or permit any Material Subsidiary to enter into any interest rate, currency rate, commodity hedge or similar agreement, understanding or obligation, except in the normal course of business and not for speculative purposes.

(19)	General Partner. Become or permit any other Loan Party to become a general partner in any partnership, except of a Loan Party or otherwise if reasonably determined by such Loan Party to be advantageous in respect of its tax planning strategy.

(20)	Change of Corporate Name or Location. Change or permit any of their Subsidiaries that are Loan Parties to change (a) its incorporated name, or if not a corporation, its name as it appears in official filings in the jurisdiction of its organization, (b) change its chief executive office, principal place of business, domicile (within the meaning of the Civil Code of Quebec) (unless such change is within the same jurisdiction), (c) change the type of entity that it is, (d) change its jurisdiction of incorporation or organization, and (d) in the case of any Loan Party organized under the laws of a jurisdiction within the United States, change its organizational identification number, in each case without at least fifteen (15) days prior written notice to Administrative Agent and after Administrative Agent’s written acknowledgement (not to be unreasonably delayed) that any reasonable action requested by Administrative Agent in connection therewith, subject to Permitted Exceptions, including to continue the perfection and, in the case of the Province of

Quebec, publication, of any Encumbrances in favour of Administrative Agent in any Collateral, has been completed or taken. Without limiting the foregoing, Open Text shall not, nor shall it permit any of its Canadian Subsidiaries that are Loan Parties to, change its name, identity or corporate or organizational structure in any manner that might make any financing statement filed in connection herewith or any other Credit Document materially misleading within the meaning of section 46(4) of the PPSA (or any comparable provision then in effect) except upon prior written notice to Administrative Agent, and subject to the taking of any reasonable action requested by Administrative Agent (such request not to be unreasonably delayed) in connection therewith, including to continue the perfection or, in the case of the Province of Quebec, publication, of any Encumbrances in favour of Administrative Agent in any Collateral, has been completed or taken.

(21)	Share Capital. Except in a transaction otherwise permitted under this Agreement, permit any of its Subsidiaries to issue any shares, or any options, warrants or securities convertible into shares, to the extent that such issuance would result in a reduction in the ownership percentage of such Loan Party in such Subsidiary.

Section 8.03 Financial Covenants

(1)	So long as any amount owing hereunder remains unpaid or any Lender has any obligations under this Agreement, and unless consent is given in accordance with Section 18.01 hereof, Open Text shall:

(a)	Consolidated Leverage Ratio. Maintain, as at the end of each Financial Quarter during each period specified below for the Measurement Period then ended, a Consolidated Leverage Ratio of not greater than the ratio specified for such period:

Period	Consolidated Leverage Ratio
Closing Date through December 31, 2006	4.50:1.00
March 31, 2007	4.25:1.00
June 30, 2007	4.10:1.00
September 30, 2007	4.00:1.00
December 31, 2007	3.75:1.00
March 31, 2008	3.50:1.00
June 30, 2008	3.25:1.00
September 3, 2008 and thereafter	3.00:1.00

(b)	Consolidated Interest Coverage Ratio. Not permit, as at the end of each Financial Quarter during each period specified below for the Measurement Period then ended, the Consolidated Interest Rate Coverage Ratio to be less than 3.00:1.00.

ARTICLE 9

EVENTS OF DEFAULT

Section 9.01 Events of Default

(1)	If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)	a Borrower shall fail to pay any principal amount of the Accommodations Outstanding when such amount becomes due and payable;

(b)	a Borrower shall fail to pay any interest or Fees when the same become due and payable hereunder and such failure shall remain unremedied for three Business Days;

(c)	any representation or warranty made or deemed to be made by Open Text or any other Loan Party in this Agreement or any other Credit Document to which it is a party shall prove to have been incorrect in any material respect when made or deemed to be made;

(d)	Open Text shall fail to perform, observe or comply with any of the covenants contained in Sections 8.01(1)(a), (b) or (c), (2) or (5), 8.02 or 8.03;

(e)	Open Text or any other Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Credit Document to which it is a party (other than a covenant or agreement whose breach or default in performance is elsewhere in this Section 9.01 specifically dealt with) and such failure shall remain unremedied for 30 days;

(f)	a Loan Party or any of its Subsidiaries shall fail to pay the principal of or premium or interest on any Debt (excluding any Debt hereunder) which is outstanding in an aggregate principal amount exceeding U.S.$25,000,000 (or the equivalent amount in any other currency), when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist, and shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to any such Debt, if the effect of such event is to accelerate, or permit the acceleration of such Debt; or any such Debt shall be declared to be due and payable in accordance with its terms prior to the stated maturity thereof;

(g)	any writ of execution or similar process is enforced or levied upon material Assets having a value of U.S.$25,000,000 (or the equivalent amount in any other currency) or more, net of any amounts covered by an enforceable contract of insurance, of any Loan Party and remains undischarged, unvacated and unstayed for a period (for each action) of 60 days and, in any event, later than five Business Days prior to the date of any proposed sale thereunder, provided that, during such period, such process is in good faith disputed by such Loan Party;

(h)	any judgment or order for the payment of money in excess of U.S.$25,000,000 (or the equivalent amount in any other currency), net of any amounts available for the satisfaction of such judgment or order pursuant to an enforceable contract of insurance, shall be rendered against any Loan Party or any of its Subsidiaries and the same shall remain undischarged, unvacated, unstayed and unbonded pending appeal for a period of 60 consecutive days from the entry thereof;

(i)	any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that would be reasonably likely to have a Material Adverse Effect, and the same shall remain undischarged, unvacated, unstayed and unbonded pending appeal for a period of 60 consecutive days during which execution shall not be stayed;

(j)	any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries) (i) fails to generally pay its debts as such debts become due; (ii) admits in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; (iii) institutes or has instituted against it any proceeding seeking (w) the possession, foreclosure, seizure, retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the Assets of any Loan Party, (x) to adjudicate it a bankrupt or insolvent, (y) any liquidation, winding-up, reorganization (in each case, other than as specifically permitted hereunder), arrangement (other than as specifically permitted hereunder), adjustment, protection, relief or composition of it or its debts under any Law relating to bankruptcy, insolvency, reorganization, incorporation law or relief of debtors including any plan of compromise or arrangement or other similar corporate proceeding involving or affecting its creditors, or (z) the entry of an order for relief or the appointment of a receiver, trustee, interim receiver, receiver and manger, liquidator, custodian, sequestrate or other similar official for it or for any substantial part of its Assets, and in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, interim receiver, receiver and manger, liquidator, custodian, sequestrate or other similar official for it or for any substantial part of its Assets) shall occur; or (iv) takes any corporate action to authorize any of the foregoing actions;

(k)	any Impermissible Qualification of the audited financial statements required to be delivered pursuant to Section 8.01(1);

(l)	any of the Credit Documents executed and delivered by any Loan Party shall cease to be in full force and effect, and in each case, such failure shall remain unremedied for 10 Business Days following notice thereof by the Administrative Agent to the applicable Loan Party;

(m)	the validity of any of the Credit Documents or the applicability thereof to the Accommodations or any other obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of any Loan Party; or

(n)	any Material Permit shall be modified, revoked or cancelled by the issuing party or other Governmental Authority having jurisdiction, the effect of which has a Material Adverse Effect;

then, the Administrative Agent may, and shall at the request of the Majority Lenders, by written notice to the Borrowers (i) terminate the Lenders’ obligations to make further Accommodations under the Credit Facilities; and (ii) (at the same time or at any time after such termination) declare the principal amount of all outstanding Advances, an amount equal to the Face Amount of each Bankers’ Acceptance, purchased Draft and issued Documentary Credit and all interest and Fees accrued thereon and all other amounts payable under this Agreement in respect of the Credit Facilities to be immediately due and payable, without presentment, demand, protest or further notice of any kind (except as required by law), all of which are hereby expressly waived by the Borrowers; provided that, upon the occurrence of an Event of Default under clause (j) above, the Lender’s obligations to make further Accommodations under the Credit Facilities shall automatically terminate and all outstanding Advances, an amount equal to the Face Amount of each Bankers’ Acceptance, purchased Draft and issued Documentary Credit and all interest and Fees accrued thereon and all other amounts payable under this Agreement in respect of the Credit Facilities shall become immediately due and payable, with any presentment, demand, protest or notice of any kind from the Administrative Agent or any Lender.

Section 9.02 Remedies Upon Demand and Default

(1)	Upon a declaration that the Accommodations Outstanding under the Credit Facilities are immediately due and payable pursuant to Section 9.01, the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders, commence such legal action or proceedings as it, in its sole discretion, may deem expedient, including the commencement of enforcement proceedings under the Security Documents or any other security granted by Open Text or any other Loan Party to the Administrative Agent or the Lenders, or both, all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any of the Assets, or any other action or notice (except as required by Law), all of which the Loan Parties hereby expressly waive.

(2)	The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Credit Documents are cumulative and are in addition to and not in substitution for any other rights or remedies. Nothing contained herein or in the Security Documents or any other security hereafter held by the Administrative Agent and the Lenders, with respect to the indebtedness or liability of the Borrowers or any other Loan Party to the Administrative Agent and the Lenders, or any part thereof, nor any act or omission of the Administrative Agent or the Lenders with respect to the Security Documents, the Collateral or such other security, shall in any way prejudice or affect the rights, remedies and powers of the Administrative Agent and the Lenders hereunder or under the Security Documents or such Collateral.

ARTICLE 10

YIELD PROTECTION

Section 10.01 Increased Costs.

(1)	Increased Costs Generally. If any Change in Law shall:

(a)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b)	subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Accommodations made by it, or change the basis of taxation of payments to such Lender in respect thereof, except for (i) Indemnified Taxes or Other Taxes covered by Section 10.02 and (ii) the imposition, or any change in the rate, of any Excluded Tax payable by such Lender; or

(c)	impose on any Lender or the London applicable interbank market any other condition, cost or expense affecting this Agreement or Accommodations made by such Lender;

(2)	and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Accommodation (or of maintaining its obligation to make any such Accommodation), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then upon request of such Lender the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(3)	Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Accommodations made by such Lender, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of its holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

(4)	Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (1) or (2) of this Section (“Additional Compensation”), including a description of the event by reason of which it believes it is entitled to such compensation, and supplying reasonable supporting evidence (including, in the event of a Change of Law, a photocopy of the Law evidencing such change) and reasonable detail of the basis of calculation of the amount or amounts, and delivered to the applicable Borrower shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. In the event the Lender subsequently recovers all or part of the Additional Compensation paid by the applicable Borrower, it shall promptly repay an equal amount to the applicable Borrower. The obligation to pay such Additional Compensation for subsequent periods will continue until the earlier of termination of the Accommodation or the Commitment affected by the Change in Law, change in capital requirement or the lapse or cessation of the Change in Law giving rise to the initial Additional Compensation. A Lender shall make reasonable efforts to limit the incidence of any such Additional Compensation and seek recovery for the account of the applicable Borrower upon such Borrower’s request at such Borrower’s expense, provided such Lender in its reasonable determination suffers no appreciable economic, legal, regulatory or other disadvantage. Notwithstanding the foregoing provisions, a Lender shall only be entitled to rely upon the provisions of this Section 10.01 if and for so long as it is not treating the applicable Borrower in any materially different or in any less favourable manner than is applicable to any other customers of such Lender, where such other customers are bound by similar provisions to the foregoing provisions of this Section 10.01.

(5)	Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, except that the applicable Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 10.02 Taxes

(1)	Payments Subject to Taxes. If any Loan Party, the Administrative Agent or any Lender is required by Law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of any payment by or on account of any obligation of a Loan Party hereunder or under any other Credit Document, then (i) the sum payable shall be increased by that Loan Party when payable as necessary so that after making or allowing for all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments been required, (ii) the Loan Party shall make any such deductions required to be made by it under Law and (iii) the Loan Party shall timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with Law.

(2)	Payment of Other Taxes by the Borrowers. Without limiting the provisions of paragraph (1) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Law.

(3)	Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent and each Lender, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental

Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. In the event the Lender subsequently recovers by obtaining a refund, credit or otherwise, all or part of the payment made under this Section paid by the applicable Borrower, it shall promptly repay an equal amount to the applicable Borrower. A Lender shall make reasonable efforts to limit the incidence of any payments under this Section and seek recovery for the account of the applicable Borrower upon such Borrower’s request at such Borrower’s expense, provided such Lender in its reasonable determination suffers no appreciable economic, legal, regulatory or other disadvantage and further provided that nothing in this Section shall require a Lender to disclose any Tax returns of such Lender or any other Tax information which such Lender deems to be confidential.

(4)	Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(5)	Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall, at the request of the applicable Borrower, deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, (a) any Lender, if requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by the applicable Borrower or the Administrative Agent as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements, and (b) any Canadian Revolving Credit Lender that ceases to be a Schedule I Bank, Schedule II Bank or Schedule III Bank shall within five days thereof notify the Canadian Revolving Credit Borrowers and the Administrative Agent in writing. Except in the case of any Canadian Revolving Credit Lender that became a Lender during the occurrence of an Event of Default or that has delivered a notice to the Canadian Revolving Credit Borrowers and the Administrative Agent pursuant to clause (b) of the preceding sentence, each Canadian Revolving Credit Lender hereby certifies to the Canadian Revolving Credit Borrowers that it is a Schedule I Bank, a Schedule II Bank or a Schedule III Bank, as the case may be. Except in the case of any Canadian Revolving Credit Lender that became a Lender during the occurrence of an Event of Default, any Canadian Revolving Credit Lender that ceases to be a Schedule I Bank, a Schedule II Bank or a Schedule III Bank, other than as a result of a change in Law, shall not be entitled to the benefits of Sections 10.02(1) and 10.02(4) above in respect of Canadian withholding taxes that arise solely as a result of the loss of such status.

Without limiting the generality of the foregoing, in the event that the applicable Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the applicable Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Borrower to determine the withholding or deduction required to be made.

Section 10.03 Mitigation Obligations: Replacement of Lenders

(1)	Designation of a Different Lending Office. If any Lender requests compensation under Section 10.01, or requires the applicable Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.02, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Accommodations hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender (with the prior consent of the applicable Borrower), such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 10.01 or 10.02, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(2)	Replacement of Lenders. If any Lender requests compensation under Section 10.01, if the applicable Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.02, if any Lender’s obligations are suspended pursuant to Section 10.04 or if any Lender defaults in its obligation to fund Accommodations hereunder, then the applicable Borrower may either, at its sole expense and effort, upon 10 days’ notice to such Lender and the Administrative Agent: (i) repay all outstanding amounts due to such affected Lender (or such portion which has not been acquired pursuant to clause (ii) below) and thereupon such Commitment of the affected Lender shall be permanently cancelled and the aggregate Commitment shall be permanently reduced by the same amount and the Commitment of each of the other Lenders shall remain the same; or (ii) require such

Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 17), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)	the applicable Borrower pays the Administrative Agent the assignment fee specified in Section 17.01(b)(vi);

(b)	the assigning Lender receives payment of an amount equal to the outstanding principal of its Accommodations Outstanding and participations in disbursements under Documentary Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(c)	in the case of any such assignment resulting from a claim for compensation under Section 10.01 or payments required to be made pursuant to Section 10.02, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)	such assignment does not conflict with Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply.

Section 10.04 Illegality

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make or maintain any Accommodations, or to determine or charge interest rates based upon any particular rate (other than any applicable default rate to the extent the same is not chargeable under Law), then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if conversion would avoid the activity that is unlawful, convert any Accommodations, or take any necessary steps with respect to any Documentary Credit in order to avoid the activity that is unlawful. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

ARTICLE 11

RIGHT OF SETOFF.

Section 11.01 Right of Setoff.

If an Event of Default has occurred and is continuing, each of the Lenders and each of their respective Affiliates is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of the applicable Borrower, any Domestic Guarantor or any Foreign Guarantor now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender has made any demand under this Agreement or any other Credit Document and although such obligations of the Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff, consolidation of accounts and bankers’ lien) that the Lenders or their respective Affiliates may have. Each Lender agrees to promptly notify the applicable Borrower and the Administrative Agent after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application. If any Affiliate of a Lender exercises any rights under this Section 11.01, it shall share the benefit received in accordance with Section 12.01 as if the benefit had been received by the Lender of which it is an Affiliate.

ARTICLE 12

SHARING OF PAYMENTS BY LENDERS

Section 12.01 Sharing of Payments by Lenders

(1)	If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains any payment or other reduction that might result in such Lender receiving payment or other reduction of a proportion of the aggregate amount of its Accommodations and accrued interest thereon or other obligations hereunder greater than its pro rata share thereof as provided herein, then the Lender receiving such payment or other reduction shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Accommodations Outstanding and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders rateably in accordance with the aggregate amount of principal of and accrued interest on their respective Accommodations Outstanding and other amounts owing them, provided that:

(a)	if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest,

(b)	the provisions of this Section shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Accommodations or participations in disbursements under Documentary Credit to any assignee or participant, other than to any Loan Party or any Affiliate of a Loan Party (as to which the provisions of this Section shall apply);

(c)	the provisions of this Section shall not be construed to apply to (w) any payment made while no Event of Default has occurred and is continuing in respect of obligations of the applicable Borrower to such Lender that do not arise under or in connection with the Credit Documents, (x) any payment made in respect of an obligation that is secured by a Permitted Encumbrance or that is otherwise entitled to priority over the applicable Borrower’s obligations under or in connection with the Credit Documents, (y) any reduction arising from an amount owing to a Loan Party upon the termination of derivatives entered into between the Loan Party and such Lender, or (z) any payment to which such Lender is entitled as a result of any form of credit protection obtained by such Lender; and

(d)	notwithstanding the foregoing, in the absence of an Event of Default, (i) Canadian Revolving Credit Lenders shall only be obligated to purchase participations in accordance with the foregoing of Accommodations Outstanding under the Canadian Revolving Credit Facility and (ii) U.S. Revolving Credit Lenders and Term Loan Lenders shall not be obligated to purchase participations in accordance with the foregoing of Accommodations Outstanding under the Canadian Revolving Credit Facility.

(2)	The Loan Parties consent to the foregoing and agree, to the extent they may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim and similar rights of Lenders with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

ARTICLE 13

ADMINISTRATIVE AGENT’S CLAWBACK

Section 13.01 Administrative Agent’s Clawback

(1)	Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any advance of funds that such Lender will not make available to the Administrative Agent such Lender’s share of such advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with the provisions of this Agreement concerning funding by Lenders and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable advance available to the Administrative Agent, then the applicable Lender shall pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Accommodation included in such advance. If the Lender does not do so forthwith, the applicable Borrower shall pay to the Administrative Agent forthwith on written demand such corresponding amount with interest thereon at the interest rate applicable to the advance in question. Any payment by the applicable Borrower shall be without prejudice to any claim the applicable Borrower may have against a Lender that has failed to make such payment to the Administrative Agent.

(2)	Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute the amount due to the Lenders. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation.

ARTICLE 14

AGENCY

Section 14.01 Appointment and Authority

(1)	Each of the Lenders hereby irrevocably appoints the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

(2)	Without prejudice to the foregoing, each Lender, for itself and for all present and future Affiliates of such Lender that are Hedge Lenders, hereby irrevocably appoints and authorizes the Administrative Agent (and any successor acting as Administrative Agent) to act as the person holding the power of attorney (fondé de pouvoir) (in such capacity “Attorney”) of the Lenders and Hedge Lenders as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties which are conferred upon the Attorney under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Lender, for itself and for all present and future Affiliates of such Lender that are Hedge Lenders, hereby irrevocably appoints and authorizes the Administrative Agent (and any successor acting as Administrative Agent) (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Lenders and Hedge Lenders to hold and to be the sole registered holder of any bond which may be issued under or secured by any hypothec, the whole notwithstanding Section 32 of the Act respecting the special powers of legal persons (Quebec) or any other applicable law. In this respect: (i) the Custodian shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by any pledge of any such bond and owing to each Lender and Hedge Lender, and (ii) each Lender and Hedge Lender will be entitled to the benefits of any charged property covered by any hypothec and will participate in the proceeds of realization of any such charged property, the whole in accordance with the terms hereof.

Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time. Any person who becomes a Lender shall be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Custodian in such capacity.

(3)	UK Security Trust. With respect to the security interests granted under the UK Security Documents:

(a)	each Lender appoints the Administrative Agent to act as its trustee and representative in connection with this Agreement and authorises the Administrative Agent to exercise such rights, powers and discretions as are specifically delegated to the Administrative Agent by the terms hereof together with all rights, powers and discretions as are necessary to give effect to the trusts hereby created;

(b)	in the event of any inconsistency between the provisions of this Section 14.02 and any other provision of Article 14 of this Agreement, this Section 14.02 shall prevail with respect to any issue arising under or in connection with the UK Security Documents;

(c)	the Administrative Agent declares that it shall hold the benefit of the UK Security Documents on trust for the Lenders on the terms contained in this Agreement and in the UK Security Documents;

(d)	the rights, powers and discretions conferred upon the Administrative Agent by this Agreement shall be supplemental to the Trustee Act 1925 (UK) and the Trustee Act 2000 (UK) and in addition to any which may be vested in the Administrative Agent by general law or otherwise;

(e)	in acting as trustee for the Lenders, the Administrative Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments and any information received by any other division or department of the Administrative Agent may be treated as confidential and shall not be regarded as having been given to the Administrative Agent’s trustee division;

(f)	Section 1 of the Trustee Act 2000 (UK) shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 (UK) or the Trustee Act 2000 (UK) and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000 (UK), the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act;

(g)	if (a) all of the Secured Liabilities (as defined in the UK Security Documents) and all other obligations secured by the UK Security Documents have been fully and finally discharged (other than contingent obligations which survive payment in full of the Outstanding Accommodations and termination or expiration of the Lender’s Commitments) and (b) none of the Lenders is under any commitment, obligation or liability (whether actual or contingent) to make advances or provide other financial accommodation to any Loan Party under the Credit Documents, the trusts set out in this Agreement shall be wound up. At that time the Administrative Agent shall release, without recourse or warranty, all of the Encumbrances created under the UK Security Documents then held by it and the rights of the Administrative Agent under this Agreement; and

(h)	the perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of eighty years from the date of this Agreement.

Section 14.02 Rights as a Lender

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Affiliate thereof as if such Person were not the Administrative Agent and without any duty to account to the Lenders.

Section 14.03 Exculpatory Provisions

(1)	The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)	shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents), but the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Law; and

(c)	shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.

(2)	The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith is necessary, under the provisions of the Majority Documents) or (ii) in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing the Default is given to the Administrative Agent by any Loan Party or a Lender.

(3)	Except as otherwise expressly specified in this Agreement, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 14.04 Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Accommodation that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Accommodation or the issuance of such Documentary Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 14.05 Indemnification of Administrative Agent

Each Lender severally agrees to indemnify the Administrative Agent and hold it harmless (to the extent not reimbursed by the Borrowers) from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel, which may be incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Credit Documents or the transactions therein contemplated. However, no Lender shall be liable for any portion of such losses, claims, damages, liabilities and related expenses resulting from the Administrative Agent’s gross negligence or wilful misconduct.

Section 14.06 Delegation of Duties

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-Administrative Agents appointed by the Administrative Agent from among the Lenders (including the Person serving as Administrative Agent) and their respective Affiliates. The Administrative Agent and any such sub-Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The provisions of this Article and other provisions of this Agreement for the benefit of the Administrative Agent shall apply to any such sub-Administrative Agent and to the Related Parties of the Administrative Agent and any such sub-Administrative Agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 14.07 Replacement of Administrative Agent

(1)	The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the prior consent of Open Text, to appoint a successor, which shall be a Lender having a Revolving Credit Commitment and having an office in Toronto, Ontario or an Affiliate of any such Lender with an office in Toronto. The Administrative Agent may also be removed at any time by the Majority Lenders upon 30 days’ notice to the Administrative Agent and Open Text as long as the Majority Lenders, with the prior consent of the Borrower, appoint and obtain the acceptance of a successor within such 30 days, which shall be a Revolving Credit Lender having an office in Toronto, or an Affiliate of any such Lender with an office in Toronto.

(2)	If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the prior consent of Open Text (such consent not to be unreasonably withheld or delayed), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications specified in Section 14.07(1), provided that if the Administrative Agent shall notify Open Text and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in the preceding paragraph.

(3)	Upon a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Administrative Agent, and the former Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided in the preceding paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the termination of the service of the former Administrative Agent, the provisions of this Article 14 and of Article 16 shall continue in effect for the benefit of such former Administrative Agent, its sub-Administrative Agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Administrative Agent was acting as Administrative Agent.

Section 14.08 Non-Reliance on Administrative Agent and Other Lenders

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 14.09 Collective Action of the Lenders

Each of the Lenders hereby acknowledges that to the extent permitted by Law, any collateral security and the remedies provided under the Credit Documents to the Lenders are for the benefit of the Lenders (including the Hedge Lenders) collectively and acting together and not severally and further acknowledges that its rights hereunder and under any collateral security are to be exercised not severally, but by the Administrative Agent upon the decision of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents). Accordingly, notwithstanding any of the provisions contained herein or in any collateral security, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including, without limitation, any declaration of default hereunder or thereunder but that any such action shall be taken only by the Administrative Agent with the prior written agreement of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents). Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given, it shall co-operate fully with the Administrative Agent to the extent requested by the Administrative Agent. Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Administrative Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Administrative Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders.

Section 14.10 No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Lead Arranger, Syndication Agent or holders of similar titles, if any, specified in this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE 15

NOTICES: EFFECTIVENESS; ELECTRONIC COMMUNICATION

Section 15.01 Notices, etc.

(1)	Notices Generally. Except as provided in paragraph (2) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the addresses or telecopier numbers specified elsewhere in this Agreement or, if to a Lender, to it at its address or telecopier number specified in the Register or, if to a Loan Party other than Open Text, in care of Open Text.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a Business Day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (2).

(2)	Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including Intralinks) pursuant to procedures approved by the Administrative Agent and, in the case of the use of any web platform (such as Intralinks) reasonably acceptable to Open Text, provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Each Loan Party hereby acknowledges and agrees that Lenders may only wish to receive, whether through the electronic communication or otherwise, Public Information with respect to any Loan Party or any of its Subsidiaries and each Loan Party further agrees that it will identify and conspicuously mark any information, data or materials delivered to the Administrative Agent, whether pursuant to the terms of any Loan Document or otherwise, that consists solely of Public Information as “PUBLIC”

(3)	Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE 16

EXPENSES; INDEMNITY: DAMAGE WAIVER

Section 16.01 Expenses; Indemnity: Damage Waiver

(1)	Costs and Expenses. Each Loan Party shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent (limited to one U.S. counsel, one Canadian counsel and appropriate local counsel), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents, including its rights under this Section, or in connection with the Accommodations issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Accommodations.

(2)	Indemnification by the Loan Parties. Subject to the limitations contained in Section 16.01(1), each Loan Party shall indemnify, jointly and severally, each of the Administrative Agent, the Lead Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (subject to any applicable limitation set forth in Section 10.02 with respect to Taxes), including the reasonable costs and fees of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (ii) any Accommodation or the use or proposed use of the proceeds therefrom (including any refusal by the Documentary Credit Lender to honour a demand for payment under a Documentary Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Documentary Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Loan Party, or any Environmental Liabilities related in any way to any Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Loan Party and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(3)	Reimbursement by Lenders. To the extent that a Borrower for any reason fails to indefeasibly pay any amount required under paragraph (1) or (2) of this Section to be paid by it to the Administrative Agent (or any sub-Administrative Agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-Administrative Agent) or such Related Party, such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-Administrative Agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-Administrative Agent) in connection with such capacity.

(4)	Waiver of Consequential Damages, Etc. To the fullest extent permitted by Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, any Accommodation or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(5)	Payments. All amounts due under this Section shall be payable promptly after demand therefor. A certificate of the Administrative Agent or a Lender setting forth the amount or amounts owing to the Administrative Agent, Lender or a sub-Administrative Agent or Related Party, as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error.

ARTICLE 17

SUCCESSORS AND ASSIGNS

Section 17.01 Successors and Assigns

(1)	Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Majority Lenders and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (2) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (4) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (5) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (4) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(2)	Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Accommodations Outstanding at the time owing to it); provided that:

(a)	except if an Event of Default has occurred and is continuing or in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Accommodations Outstanding at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment being assigned (which for this purpose includes Accommodations Outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Accommodations Outstanding of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of the Term Loan Facility, or $5,000,000, in the case of any assignment in respect of a Revolving Credit Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent to a lower amount (each such consent not to be unreasonably withheld or delayed);

(b)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Accommodations Outstanding or the Commitment assigned, except that this clause (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate credits on a non-pro rata basis;

(c)	any assignment of a Revolving Credit Commitment must be approved by the Documentary Credit Lenders (such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself already a Lender with a Revolving Credit Commitment;

(d)	any assignment must be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) unless the proposed assignee is itself already a Lender, an Affiliate of a Lender or an Approved Fund;

(e)	any assignment must be approved by each applicable Borrower (such approval not to be unreasonably withheld or delayed) unless the proposed assignee is itself already a Lender with the same type of Commitment or an Affiliate of a Lender or an Approved Fund or if an Event of Default has occurred and is continuing; and

(f)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of U.S.$3,500 (other than in the case of multiple contemporaneous assignments by a Lender to affiliate funds or Approved Funds, in which case only one such fee shall be payable), which fee shall not be for the account of the Loan Parties, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (3) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement with respect to the interest assigned and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the other Credit Documents, including any collateral security, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article 10 and Article 16, and shall continue to be liable for any breach of this Agreement by such Lender, with respect to facts and circumstances occurring prior to the effective date of such assignment. Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Accommodation to the Borrower.

(3)	Register. The Administrative Agent shall maintain at one of its offices in Toronto, Ontario or Montréal, Québec a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Accommodations Outstanding owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(4)	Limitations upon Assignee Rights. Except in the case of an assignment made during the continuance of an Event of Default, no assignee shall be entitled to receive any greater payment under Section 10.01 and 10.02 than the applicable Lender would have been entitled to receive with respect to the Commitments and Accommodations assigned to such assignee, unless such assignment is made with each applicable Borrower’s prior written consent.

(5)	Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Loan Party or any Affiliate of a Loan Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Accommodations Outstanding owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (2) of Section 18.01 that directly affects such Participant. Any payment by a Participant to a Lender in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrower or a new Accommodation to the Borrower.

Subject to paragraph (6) of this Section, and to the extent permitted by Law, each Participant shall be entitled to the benefits of Article 10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (2) of this Section, provided such Participant agrees to be subject to Article 12 as though it were a Lender.

(6)	Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 10.01 and 10.02, and in respect of any breakage costs payable hereunder, than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with each applicable Borrower’s prior written consent.

(7)	Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, but no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

ARTICLE 18

AMENDMENTS AND WAIVERS

Section 18.01

(1)	Subject to subsections (2) and (3), no acceptance, amendment or waiver of any provision of any of the Credit Documents, nor consent to any departure by the Borrowers or any other Person from such provisions, shall be effective unless in writing and approved by the Majority Lenders. Any acceptance, amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

(2)	Only written acceptances, amendments, waivers or consents signed by all affected Lenders shall (i) increase a Lender’s Commitment or subject any Lender to any additional obligation; (ii) reduce the principal or amount of, or interest on, directly or indirectly, any Accommodation Outstanding or any Fees; (iii) postpone any date fixed for any payment of principal of, or interest on, any Accommodation Outstanding or any Fees; (iv) change the percentage of the Commitments or the number or percentage of Lenders required for the Lenders, or any of them, or the Administrative Agent to take any action; (v) other than in connection with a Disposition permitted hereunder, permit any termination of any of the guarantees required hereunder or the Security Documents or release any of the guarantees or the Collateral subject to the Security Documents; (vi) change the definition of Majority Lenders; (vii) amend Section 2.10; (viii) amend this Section 18.01(2); or (ix) amend the definition of “Interest Period” so as to permit intervals in excess of six months without regard to the availability of all affected Lenders.

(3)	Only written acceptances, amendments, waivers or consents signed by the Administrative Agent, in addition to the Majority Lenders, shall affect the rights or duties of the Administrative Agent under the Credit Documents.

(4)	Only written acceptances, amendments, waivers or consents signed by the Documentary Credit Lenders or Canadian Swing Line Lenders, as the case may be, in addition to the Majority Lenders, shall affect the rights or duties of such Lenders in their capacities as Documentary Credit Lenders or Canadian Swing Line Lenders, respectively, under the Credit Documents.

(5)	In the event that any Lender (a “Non-Consenting Lender”) fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Credit Document that requires the unanimous approval of all of the Lenders or the approval of all of the Lenders directly affected thereby, in each case in accordance with the terms of this Section, the Borrowers shall be permitted to replace such Non-Consenting Lender with a replacement financial institution satisfactory to the Administrative Agent, so long as the consent of the Majority Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (i) such replacement does not conflict with any Law, (ii) the replacement financial institution shall purchase, at par, all Accommodations and other amounts owing to the Non-Consenting Lender pursuant to the Credit Documents on or prior to the date of replacement, (iii) the replacement financial institution shall approve the proposed amendment, modification, termination, waiver or consent, (iv) the Borrowers shall be liable to the Non-Consenting Lender for any breakage costs if any LIBOR Advance owing to the Non-Consenting Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the Non-Consenting Lender shall be obligated to make such replacement in accordance with the provisions of Section 17.01 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to in Section 17(b)(vi)), (vi) until such time as such replacement shall be consummated, the Borrowers shall pay to the Non-Consenting Lender all additional amounts (if any) required pursuant to Article 10, as the case may be, (vii) the Borrowers shall provide at least three (3) Business Days’ prior notice to the Non-Consenting Lender, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the Non-Consenting Lender. In the event any Non-Consenting Lender fails to execute the agreements required under Section 17.01 in connection with an assignment pursuant to this Section, the Borrowers may, upon two (2) Business Days’ prior notice to the Non-Consenting Lender, execute such agreements on behalf of the Non-Consenting Lender, and each such Lender hereby grants to the Borrowers (and to any of them) an irrevocable power of attorney (which shall be coupled with an interest) for such purpose.

Section 18.02. Judgment Currency.

(1)	If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to a Lender in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Lender could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by Law, on the day on which the judgment is paid or satisfied.

(2)	The obligations of the Borrowers in respect of any sum due in the Original Currency from it to any Lender under any of the Credit Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Other Currency, the Lender may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrowers agree, as a separate obligation and notwithstanding the judgment, to indemnify the Lender, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender shall remit such excess to the applicable Borrower.

Section 18.03. Releases.

Upon the Disposition of any item of Collateral of any Loan Party in accordance with the terms of the Credit Documents, the Administrative Agent will, at the applicable Loan Party’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Encumbrances granted under the Collateral Documents in accordance with the terms of the Credit Documents, and, in the case of any Disposition involving the sale of any Domestic Guarantor or any Foreign Guarantor (to the extent permitted by the Credit Documents), a release of such Loan Party from its obligations under the Domestic Guarantee or its Foreign Guarantee, as the case may be.

ARTICLE 19

GOVERNING LAW; JURISDICTION; ETC.

Section 19.01 Governing Law; Jurisdiction; Etc.

(1)	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in that Province.

(2)	Submission to Jurisdiction. Each Loan Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Province of Ontario, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Loan Party or its properties in the courts of any jurisdiction.

(3)	Waiver of Venue. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (2) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defence of an inconvenient forum to the maintenance of such action or proceeding in any such court.

ARTICLE 20

WAIVER OF JURY TRIAL

Section 20.01 Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

ARTICLE 21

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

Section 21.01 Counterparts; Integration; Effectiveness; Electronic Execution

(1)	Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(2)	Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Law, including Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

ARTICLE 22

TREATMENT OF CERTAIN INFORMATION: CONFIDENTIALITY

Section 22.01 Treatment of Certain Information: Confidentiality

(1)	Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, Administrative Agents, advisors and representatives (in each of the foregoing cases, to the extent necessary to administer or enforce this Agreement and the other Credit Documents) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Laws or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative, credit-linked note or similar transaction relating to any Borrower and its obligations, (g) (i) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding the Loan Parties and the Accommodations is solely for purposes of evaluating an investment in such Securitization and who agrees to otherwise be bound by the provisions of this clause (1), (ii) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization and who agrees to otherwise be bound by the provisions of this clause (1); (iii) to a nationally recognized rating agency that requires access to information regarding the Loan Parties, the Accommodations and Credit Documents in connection with ratings issued with respect to a securitization facility collateralized, in part, by the Accommodations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall agree to keep such Information confidential on the terms set forth in this clause (1)); (h) with the prior written consent of the applicable Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section by such Person or actually known to such Person or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than a Loan Party. If the Administrative Agent or any Lender is requested or required to disclose any Information (other than by any bank examiner) pursuant to or as required by Laws or by a subpoena or similar legal process, the Administrative Agent or such Lender, as applicable, shall use its reasonable commercial efforts to provide the applicable Borrower with notice of such requests or obligation in sufficient time so that the applicable Borrower may seek an appropriate protective order or waive the Administrative Agent’s, or such Lender’s, as applicable, compliance with the provisions of this Section, and the Administrative Agent and such Lender, as applicable, shall, to the extent reasonable, co-operate with the applicable Borrower in such Borrower obtaining any such protective order.

(2)	For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to such receipt. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information in accordance with its internal policies. In addition, the Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers.

(3)	In addition, and notwithstanding anything herein to the contrary, the Administrative Agent may provide to Loan Pricing Corporation and/or other recognized trade publishers information concerning the Borrowers and the Credit Facilities established herein of the nature customarily provided to Loan Pricing Corporation and/or other recognized trade publishers of such information for general circulation in the loan market.

(4)	Each Lender that is subject to the requirements of the USA Patriot Act (referred to in the definition of Anti-Terrorism Laws) hereby notifies the Borrowers that pursuant to the requirements of the Act, its is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

ARTICLE 23

DOMESTIC GUARANTEE

Section 23.01 Domestic Guarantee.

To induce the Administrative Agent and the Lenders to execute and deliver this Agreement and to make or maintain the Accommodations, and in consideration thereof, each Domestic Guarantor hereby, jointly and severally, and irrevocably and unconditionally, guarantees to the Administrative Agent and the Lenders (the Administrative Agent and the Lenders are collectively, the “Guaranteed Parties” and each a “Guaranteed Party”), due and punctual payment and performance to the Guaranteed Parties upon written demand made in accordance with the terms of this Agreement of all debts, liabilities and obligations of or owing by each Borrower to any Guaranteed Party at any time and from time to time, present and future, direct and indirect, absolute and contingent, matured or not, arising from this Agreement or any other Credit Document, and all amendments, restatements, replacements, renewals, extensions, or supplements and continuations thereof, and whether any Borrower is bound alone or with another or others, and whether as principal or surety, and including without limitation, all liabilities of each Borrower arising as a consequence of its failure to pay or fulfil any of such debts, liabilities and obligations (collectively, the “Guaranteed Obligations”).

Each Domestic Guarantor which is incorporated or formed under the laws of a jurisdiction located within the United States, and by its acceptance of this Guarantee, the Administrative Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guarantee and the Obligations of such Domestic Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of U.S. bankruptcy laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guarantee and the Guaranteed Obligations of such Domestic Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the Lenders and such Domestic Guarantors hereby irrevocably agree that the Guaranteed Obligations of such Domestic Guarantor under this Guarantee at any time shall be limited to the maximum amount as will not result in the Guaranteed Obligations of such Domestic Guarantor under this Guarantee constituting a fraudulent transfer or conveyance.

Each Domestic Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guarantee or any other guarantee, such Domestic Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Domestic Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Administrative Agent and the Lenders under or in respect of the Credit Documents.

Section 23.02 Indemnity.

In addition to the guarantee specified in Section 23.01, each Domestic Guarantor agrees to, jointly and severally, indemnify and save each Guaranteed Party harmless from and against all costs, losses, expenses and damages it may suffer as a result or consequence of any Borrower’s default in the performance of any of the Guaranteed Obligations, any of the Guaranteed Obligations being or becoming void, voidable or unenforceable or ineffective against any Borrower, or any inability by any Guaranteed Party to recover the ultimate balance due or remaining unpaid to such Guaranteed Party in respect of the Guaranteed Obligations, including without limitation, reasonable legal fees incurred by or on behalf of any Guaranteed Party resulting from any action instituted on the basis of this Guarantee, provided that such indemnity shall not, as to any Guaranteed Party, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or wilful misconduct of such Guaranteed Party.

Section 23.03 Payment and Performance.

(1)	If any Borrower fails or refuses to punctually make any payment or perform its Guaranteed Obligations, each Domestic Guarantor shall unconditionally render any such payment or performance upon demand in accordance with the terms of this Guarantee.

(2)	Nothing but payment and satisfaction in full of the Guaranteed Obligations shall release any Domestic Guarantor from its obligations under this Guarantee, except for the disposition of such Domestic Guarantor in a transaction permitted by this Agreement.

Section 23.04 Continuing Obligation.

The only condition (and no other document, proof or action other than as specifically provided in this Guarantee is) necessary as a condition of each Domestic Guarantor honouring its obligations under this Guarantee shall be a written demand by the Administrative Agent following the occurrence of an Event of Default which is continuing. This Guarantee shall be a continuing guarantee, shall cover all the Guaranteed Obligations, and shall apply to and secure any ultimate balance due or remaining unpaid to any Guaranteed Party. This Guarantee shall continue to be binding regardless of:

(1)	whether any other person or persons (an “Additional Guarantor”) shall become in any other way responsible to any Guaranteed Party for, or in respect of all or any part of the Guaranteed Obligations;

(2)	whether any such Additional Guarantor shall cease to be so liable;

(3)	the enforceability, validity, perfection or effect of perfection or non-perfection of any security interest securing the Guaranteed Obligations, or the validity or enforceability of any of the Guaranteed Obligations; or

(4)	whether any payment of any of the Guaranteed Obligations has been made and where such payment is rescinded or must otherwise be returned upon the occurrence of any action or event, including the insolvency or bankruptcy of any Loan Party or otherwise, all as though such payment had not been made.

Section 23.05 Guarantee Unaffected.

This Guarantee shall not be determined or affected, or the Guaranteed Parties’ rights under this Guarantee prejudiced by, the termination of any Guaranteed Obligations by operation of law or otherwise, including without limitation, the bankruptcy, insolvency, dissolution or liquidation of any Loan Party, any change in the name, business, powers, capital structure, constitution, objects, organization, directors or management of any Loan Party, with respect to transactions occurring either before or after such change. This Guarantee is to extend to the liabilities of the person or persons for the time being and from time to time carrying on the business now carried on by any Loan Party, notwithstanding any reorganization of any Loan Party or any Additional Guarantor or the amalgamation of any Loan Party or any Additional Guarantor with one or more other corporations (in this case, this Guarantee shall extend to the liabilities of the resulting corporation and the terms “Domestic Guarantor”, and “Additional Guarantor” shall include such resulting corporation) or any sale or disposal of any Loan Party’s or the Additional Guarantor’s business in whole or in part to one or more other persons and all of such liabilities shall be included in the Guaranteed Obligations. Each Domestic Guarantor agrees that the manner in which the Guaranteed Parties may now or subsequently deal with any other Loan Party or any Additional Guarantor or any security (or any collateral subject to the security) or other guarantee in respect of the Guaranteed Obligations shall have no effect on any Domestic Guarantor’s continuing liability under this Guarantee and such Domestic Guarantor irrevocably waives any rights it may have in respect of any of the above.

Section 23.06 Waivers.

Each Domestic Guarantor waives each of the following, to the fullest extent permitted by law:

(1)	any defence based upon:

(a)	the unenforceability or invalidity of all or any part of the Guaranteed Obligations, or any security or other guarantee for the Guaranteed Obligations or any failure of any Guaranteed Party to take proper care or act in a commercially reasonable manner in respect of any security for the Guaranteed Obligations or any collateral subject to the security, including in respect of any disposition of the Collateral or any set-off of any Loan Party’s bank deposits against the Guaranteed Obligations;

(b)	any act or omission of a Loan Party or any other person, including the Guaranteed Parties, that directly or indirectly results in the discharge or release of a Loan Party or any other person or any of the Guaranteed Obligations or any security for the Guaranteed Obligations; or

(c)	any Guaranteed Party’s present or future method of dealing with any Loan Party, any Additional Guarantor or any security (or any collateral subject to the security) or other guarantee for the Guaranteed Obligations;

(2)	any right (whether now or hereafter existing) to require any Guaranteed Party, as a condition to the enforcement of this Guarantee including, without limitation, any indemnity provided for herein:

(a)	to accelerate any of the Guaranteed Obligations or proceed and exhaust any recourse against a Loan Party or any other person;

(b)	to realize on any security that it holds;

(c)	to marshall the assets of such Domestic Guarantor or any other Loan Party; or

(d)	to pursue any other remedy that such Domestic Guarantor may not be able to pursue itself and that might limit or reduce such Domestic Guarantor’s burden;

(3)	presentment, demand, protest and notice of any kind including, without limitation, notices of default and notice of acceptance of this Guarantee;

(4)	all suretyship defences and rights of every nature otherwise available under Ontario law and the laws of any other jurisdiction; and

(5)	all other rights and defences (legal or equitable) the assertion or exercise of which would in any way diminish the liability of such Domestic Guarantor under this Guarantee.

Section 23.07 Guaranteed Parties’ Right to Act.

Each Guaranteed Party has the right to deal with any Domestic Guarantor, the documents creating or evidencing the Guaranteed Obligations and the security (or any collateral subject to the security) now or subsequently held by any Guaranteed Party (including without limitation, all modifications, extensions, replacements, amendments, renewals, restatements, and supplements to such documents or security) as such Guaranteed Party may see fit, without notice to any Domestic Guarantor or any Additional Guarantor and without in any way affecting, relieving, limiting or lessening such Domestic Guarantor’s or any Additional Guarantor’s liability under this Guarantee. Without limitation, each Guaranteed Party may:

(1)	grant time, renewals, extensions, indulgences, releases and discharges to any Domestic Guarantor;

(2)	take new or additional security (including without limitation, other guarantees) from any Domestic Guarantor;

(3)	discharge or partially discharge any or all existing security;

(4)	elect not to take security from any Domestic Guarantor or not to perfect security;

(5)	cease or refrain from, or continuing to, giving credit or making loans or advances to any Domestic Guarantor;

(6)	accept partial payment or performance from any Domestic Guarantor or otherwise waive compliance by any Domestic Guarantor with the terms of any of the documents or security;

(7)	assign any such document or security to any person or persons;

(8)	deal or dispose in any manner (whether commercially reasonably or not) with any security (or any collateral subject to the security) or other guarantee for the Guaranteed Obligations; or

(9)	apply all dividends, compositions and moneys at any time received from any Domestic Guarantor or others or from the security upon such part of the Guaranteed Obligations as each Guaranteed Party deems appropriate.

Section 23.08 Assignment and Postponement.

All indebtedness and liability, present and future, of each Loan Party to each Domestic Guarantor are hereby assigned to the Administrative Agent on behalf and for the benefit of the Guaranteed Parties and postponed to the Guaranteed Obligations, and, following the occurrence of an Event of Default that is continuing, all monies received by any Domestic Guarantor in respect thereof shall be received in trust for the Guaranteed Parties and forthwith upon receipt thereof shall be paid over to the Administrative Agent on behalf and for the rateable benefit of the Guaranteed Parties; provided that, for the avoidance of doubt, absent the continuance of an Event of Default, this Section 23.08 shall not prohibit or restrict payments and repayments by or to any Domestic Guarantor to the extent otherwise permitted by this Agreement.

Section 23.09 Action or Inaction.

Except as otherwise provided at Law, no action or omission on the part of any Guaranteed Party in exercising or failing to exercise its rights under this Section or in connection with or arising from all or part of the Guaranteed Obligations shall make any Guaranteed Party liable to any Domestic Guarantor for any loss occasioned to such Domestic Guarantor. No loss of or in respect of any securities received by any Guaranteed Party from any other Loan Party or others, whether occasioned by any Guaranteed Party’s fault or otherwise, shall in any way affect, relieve, limit or lessen any Domestic Guarantor’s liability under this Guarantee.

Section 23.10 Guaranteed Parties’ Rights.

The rights and remedies provided in this Section are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

Section 23.11 Demand.

The Administrative Agent may make demand in writing to any Domestic Guarantor at any time and from time to time after the occurrence of and during the continuance of an Event of Default, each such written demand to be accepted by such Domestic Guarantor as complete and satisfactory evidence of the amount of the Guaranteed Obligations to be paid by such Domestic Guarantor absent manifest error. Each Domestic Guarantor shall pay to the Administrative Agent such amount or amounts payable under this Guarantee immediately upon such written demand.

Section 23.12 No Representations.

Each Domestic Guarantor acknowledges that this Guarantee has been delivered free of any conditions and that there are no representations which have been made to such Domestic Guarantor affecting such Domestic Guarantor’s liability under this Guarantee except as may be specifically embodied in this Guarantee and agrees that this Guarantee is in addition to and not in substitution for any other guarantee(s) held or which may subsequently be held by or for the benefit of any Guaranteed Party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized officers as of the date first above written.

OPEN TEXT CORPORATION, as Canadian Revolving Credit Borrower and as Term Borrower		OPEN TEXT INC., as U.S. Revolving Credit Borrower

By:		By:
Name:		Name:
Title:	Authorized Signing Officer	Title:	Authorized Signing Officer

By:		By:
Name:		Name:
Title:	Authorized Signing Officer	Title:	Authorized Signing Officer

(signatures continued on the next following page)

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

(signatures continued on the next following page)

ROYAL BANK OF CANADA, as U.S. Lender

By:
Name:
Title:

By:
Name:
Title:

ROYAL BANK OF CANADA, as Canadian Lender

By:
Name:
Title:

By:
Name:
Title:

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